UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

(Rule 14a - 101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Parker Drilling Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders and Proxy Statement
May 10, 2016

Your broker cannot vote your shares for the election of Directors and certain other matters without your instructions. If you do not provide voting instructions, your shares will not be voted or counted in the election of Directors and certain other matters.  We urge you to vote.

PARKER DRILLING COMPANY
5 Greenway Plaza, Suite 100
Houston, TX 77046
March 31, 2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

On behalf of your Board of Directors and management, we are pleased to invite you to attend the Annual Meeting of Stockholders (“Annual Meeting”) of Parker Drilling Company, a Delaware corporation, which will be held on Tuesday, May 10, 2016, at 9:00 a.m., Central Daylight Time, at the Doubletree by Hilton Hotel Houston – Greenway Plaza, 6 East Greenway Plaza, Houston, Texas, 77046, for the following purposes:

(1)	to elect the three nominees named in the accompanying Proxy Statement as Class II Directors for a three-year term;

(2)	to consider and act upon a proposal to approve the Parker Drilling Company 2010 Long-Term Incentive Plan (as Amended and Restated as of May 10, 2016);

(3)	to approve, on a non-binding advisory basis, the compensation of our named executive officers;

(4)
to consider and act upon a proposal for the ratification of the selection made by our Audit Committee appointing KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2016; and

(5)	to transact such other business as may properly come before the meeting and any reconvened meeting following any adjournment or postponement thereof.

We will also report our 2015 performance and answer your questions. You will have the opportunity to meet some Directors and officers of the Company. In addition, a representative of KPMG, our independent registered public accounting firm, will be present and available to answer appropriate questions.

The record date for the determination of the stockholders entitled to vote at the Annual Meeting (“Record Date”) is fixed as of the close of business on March 14, 2016.

A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder and for any purpose relevant to the Annual Meeting, both at the Annual Meeting on May 10, 2016 and at 5 Greenway Plaza, Suite 100, Houston, Texas 77046 during ordinary business hours for ten days prior to the Annual Meeting.

We are furnishing proxy materials to our stockholders using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish proxy materials over the Internet. As a result, on March 31, 2016, we are mailing a Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) to many of our stockholders instead of a paper copy of the accompanying Proxy Statement and our 2015 Annual Report. The E-Proxy Notice contains instructions on how to access our 2016 Proxy Statement and 2015 Annual Report over the Internet. The E-Proxy Notice also provides instructions on how you can request a paper copy of proxy materials, including the 2016 Proxy Statement, our 2015 Annual Report and a form of proxy card. All stockholders who do not receive an E-Proxy Notice, including the stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail, which paper copies will be mailed on or about March 31, 2016, unless these stockholders have previously requested delivery of proxy materials electronically. If you received your proxy materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to the 2016 Proxy Statement and the 2015 Annual Report on the Internet.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, please vote by proxy as soon as possible. You may vote by proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card. If you do attend the meeting and desire to vote in person, you may do so even though you have previously voted by proxy.

Thank you for your ongoing support and continued interest in Parker Drilling Company. We look forward to seeing you at the Annual Meeting. If you cannot attend the Annual Meeting, please log on to our website at www.parkerdrilling.com as we will post copies of a Press Release and Form 8-K announcing the voting results of the Annual Meeting shortly thereafter.

By order of the Board of Directors,

/s/ Jon-Al Duplantier

Jon-Al Duplantier
Secretary

TABLE OF CONTENTS

PARKER DRILLING COMPANY
5 GREENWAY PLAZA, SUITE 100
HOUSTON, TEXAS 77046
PROXY STATEMENT

About Our Annual Meeting

Why am I receiving these materials?
The Board of Directors (“Board”) of Parker Drilling Company (“Parker,” the “Company,” “we,” “us” or “our”) has made these proxy materials available to you over the Internet or delivered paper copies of these materials to you by mail in connection with our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) which will take place on May 10, 2016 at 9:00 a.m., Central Daylight Time, at the Doubletree by Hilton Hotel Houston – Greenway Plaza, 6 East Greenway Plaza, Houston, Texas 77046. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under rules promulgated by the U.S. Securities and Exchange Commission (“SEC”). This information is intended to assist you in voting your shares.

Who may attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a Parker stockholder as of the close of business on March 14, 2016, or hold a valid proxy to vote at the Annual Meeting. Your E-Proxy Notice or your proxy card that you received, if you requested paper copies of your proxy materials, is your invitation to attend the Annual Meeting. If you plan to attend the Annual Meeting, you may either vote your proxy prior to the meeting or bring your E-Proxy Notice or proxy card and vote at the Annual Meeting as explained below. In the event you plan on attending the Annual Meeting in person, your proxy card must be presented to gain entry into the meeting.
No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.

What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

-	the election of three Class II Directors (“Proposal 1”);

-	the proposal to approve the Parker Drilling Company 2010 Long-Term Incentive Plan (as Amended and Restated as of May 10, 2016) (“Proposal 2”);

-	an advisory vote on the compensation of our named executive officers (“Proposal 3”); and

-	the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year 2016 (“Proposal 4”).
We will also consider other business that properly comes before the Annual Meeting, although the Company is not aware of any such business at this time.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?
We are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the E-Proxy Notice will have the opportunity to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to receive proxy materials in printed form by mail or access them electronically on an ongoing basis.

Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?
We are providing an E-Proxy Notice of the availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where the proxy materials are available and a link to the proxy voting website.
In addition, we are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside the United States, with paper copies of the proxy materials instead of an E-Proxy Notice about the Internet availability of the proxy materials.

How can I access the proxy materials over the Internet?
Your proxy card or E-Proxy Notice about the Internet availability of the proxy materials will contain instructions on how to:
-    view our proxy materials for the Annual Meeting on the Internet; and
-    instruct us to send our future proxy materials to you electronically by e-mail.
Our proxy materials are also available on our website at www.parkerdrilling.com.
Additionally, your proxy card or E-Proxy Notice will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?
Holders of the Company’s common stock (“Common Stock”) at the close of business on the Record Date of March 14, 2016, are entitled to vote their shares at the Annual Meeting. On the Record Date, there were 123,209,973 shares of Common Stock issued and outstanding.
Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (a) shares held directly in your name as the stockholder of record, including shares acquired through the Parker Drilling Company 401(k) Retirement Savings Plan (“401(k) Plan”), and (b) shares held by you as the beneficial owner (or “street name”) through a broker, trustee or other nominee such as a bank.
If you own shares in Parker’s 401(k) Plan and do not vote, the trustee of the 401(k) Plan will vote your 401(k) Plan shares in the same proportion as shares for which instructions were received from other participants in the 401(k) Plan.

How can I vote my shares in person at the Annual Meeting?
We will distribute written ballots to any stockholder of record who wants to vote in person at the Annual Meeting. However, if you are the beneficial owner of shares held in street name, you must request and obtain a legal proxy, executed in your favor, from the broker, trustee, nominee or other holder of record, and present such legal proxy at the Annual Meeting, in order to vote at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote your proxy as described below so that your vote will be counted if you later decide to not attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:
Vote By Internet
Stockholders who have received an E-Proxy Notice of the availability of the proxy materials on the Internet may submit proxies over the Internet by following the instructions on the E-Proxy Notice. Stockholders who have received notice of the availability of the proxy materials by e-mail may submit proxies over the Internet by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card.
Vote by Telephone
You may vote using a telephone by following the “Vote by Telephone” instructions on your proxy card or E-Proxy Notice. You must have the control number that appears on your proxy card or in your E-Proxy Notice available when voting. If you vote by telephone, you do not have to mail in your proxy card.
Vote by Mail
If you received a paper copy of a proxy card by mail you may submit your proxy by completing, signing and dating your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

How will my shares be voted if I vote by proxy?
Your shares will be voted:
-     as you instruct; and
-     according to the best judgment of Gary G. Rich and Jon-Al Duplantier on any other business that properly comes before the Annual Meeting.

Will my shares be voted if I do not vote by proxy?
If you are a stockholder of record and do not mark your voting instructions on your proxy card, your shares will be voted:
-    FOR the election of the three nominees for Class II Director;
-     FOR the approval of the Parker Drilling Company 2010 Long-Term Incentive Plan (as Amended and Restated as of May 10, 2016);
-    FOR the approval of the compensation of our named executive officers;
-    FOR the proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for 2016; and
-    according to the best judgment of Gary G. Rich and Jon-Al Duplantier on any other business that properly comes before the Annual Meeting.
If you hold your shares through a bank or brokerage account, and you do not instruct your broker – in accordance with the broker’s instructions or by the deadlines provided by your broker – how to vote prior to the Annual Meeting, your shares will not be voted on any matter other than the ratification of the appointment of the Company’s independent registered public accounting firm for 2016 (a “broker non-vote”). A broker non-vote occurs when a broker submits a proxy with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Your broker will not have discretion to vote on non-routine matters absent direction from you, including the election of Directors, the approval of the Parker Drilling Company 2010 Long-Term Incentive Plan (as Amended and Restated as of May 10, 2016), and the non-binding advisory vote on executive compensation.

What is the deadline for voting my shares?
If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting.
If you are a beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

How does the Board recommend that I vote?
Our Board recommends that you vote your shares “FOR” each of the nominees for Class II Director, “FOR” the approval of the Parker Drilling Company 2010 Long-Term Incentive Plan (as Amended and Restated as of May 10, 2016), “FOR” the approval of the compensation of our named executive officers, and “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year 2016.

Can I change my vote?
If you are a stockholder of record, you can revoke your proxy and change your vote at any time before the proxy is exercised by:
-    timely delivery of written notice to the Secretary of the Company at the Company’s principal executive offices at 5 Greenway Plaza, Suite 100, Houston, Texas 77046;
-    a later-dated vote by telephone or on the Internet, or timely delivery of a valid, later-dated proxy; or
-    voting by ballot at the Annual Meeting.
For shares you hold as beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee, nominee or other record holder; or, if you have obtained a legal proxy from your broker, trustee, or nominee giving you the right to vote your shares, you can change your vote by attending the Annual Meeting and voting in person.

What happens if additional matters are presented at the Annual Meeting?
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant your proxy, the persons named as proxy holders, Gary G. Rich and Jon-Al Duplantier, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for Class II Director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board. We know of no reason why any of the nominees will be unavailable or unable to serve.
The chairman of the Annual Meeting may refuse to allow the transaction of any business with respect to which advance notice was not provided in accordance with the Company’s By-laws as set forth under “Stockholder Proposals” on page 6 of this Proxy Statement, or to acknowledge the nomination of any person other than as provided under “Nomination of Director Candidates” on page 6 of this Proxy Statement.

What constitutes a quorum?
The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to approve each of the proposals?

A plurality of the votes cast is required for the election of Directors. This means that the Director nominee receiving the highest number of votes cast for a particular position on the Board is elected for that position.

Abstentions, withheld votes and broker non-votes will have no effect on the election of Directors. Cumulative voting is not permitted.
The affirmative vote of a majority of the shares of Common Stock casting a vote on the proposal is required to approve the Parker Drilling Company 2010 Long-Term Incentive Plan (as Amended and Restated as of May 10, 2016) (hereinafter, the “the 2016 Amended Plan”).
The affirmative vote of a majority of the shares of Common Stock casting a vote on the proposal is required to approve, on an advisory basis, the compensation of our named executive officers although such vote will not be binding on us.
The affirmative vote of a majority of the shares of Common Stock casting a vote on the proposal is required to ratify the appointment of KPMG as the independent registered public accounting firm for the Company for 2016.
You may vote “for” or “against” approval of the 2016 Amended Plan, approval of the compensation of our executive officers, and ratification of the appointment KPMG as our independent registered public accounting firm for 2016, or you may “abstain” from voting. Abstentions will not be counted in tabulating the number of votes cast on proposals submitted to stockholders and, therefore, will have no effect on the outcome of the votes. If you hold your shares in a brokerage or other street name account, your broker will not vote your shares for Proposals 1, 2, or 3 without your instruction.

Where can I find the voting results of the Annual Meeting?
We will announce voting results at the Annual Meeting. We will also publish these results in a Current Report on Form 8-K which will be filed with the SEC. A copy of the report will be available in the Investor Relations section of our website at www.parkerdrilling.com and through the SEC’s electronic data system at www.sec.gov. You can obtain a paper copy by contacting our Investor Relations Department at (281) 406-2310 or the SEC at (202) 942-8090 for the location of the nearest public reference room.

Who can help answer my questions?
If you have any questions about the Annual Meeting or how to vote or revoke your proxy, please contact:
Wells Fargo Bank, N.A.
Shareowner Services
P. O. Box 64854
St. Paul, MN 55164-0854
Toll free: (800) 468-9716
Phone: (651) 450-4064

What should I do if I receive more than one set of voting materials?
You may receive more than one E-Proxy Notice, more than one e-mail or more than one paper copy of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate E-Proxy Notice, a separate e-mail or separate proxy card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one E-Proxy Notice, more than one e-mail and more than one proxy card. To vote all your shares by proxy, you must complete, sign, date and return each proxy card that you receive and vote over the Internet the shares represented by each E-Proxy Notice and e-mail that you receive (unless you have requested and received a proxy card for the shares represented by one or more of those E-Proxy Notices or e-mails). If you would like to combine various accounts of your household into one for purposes of proxy solicitation and voting, please contact our stock transfer agent at (800) 468-9716 and instruct the shareowner services representative to do so.

How may I obtain a separate set of voting materials?
If you share an address with another stockholder, only one set of proxy materials (including our 2015 Annual Report and 2016 Proxy Statement) is being delivered to this address, unless you have provided contrary instructions to us. If you wish to receive a separate set of proxy materials now or in the future, you may write or call to request a separate copy of these materials from our transfer agent at:

Wells Fargo Bank, N.A.
Shareowner Services
P. O. Box 64854
St. Paul, MN 55164-0854
Toll free: (800) 468-9716
Phone: (651) 450-4064

Who will bear the cost of soliciting votes for the Annual Meeting?
The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the E-Proxy Notices and these proxy materials and soliciting votes. If you choose to vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of the E-Proxy Notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our Directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have also hired Mediant Communications, Inc. to assist us in the distribution of proxy materials described above. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for the costs of forwarding proxy and solicitation materials to stockholders.

How can I get a list of stockholders?
The names of stockholders of record entitled to vote will be available at the Annual Meeting. You may also review the list of names of stockholders of record for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 8:00 a.m. and 4:30 p.m., Central Daylight Time, at our principal executive offices at 5 Greenway Plaza, Suite 100, Houston, Texas, 77046.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as Directors?
You may submit proposals, including Director nominations, for consideration at future stockholder meetings.
Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in the Proxy Statement for the annual meeting next year, the written proposal must be received by the Secretary of the Company at our principal executive offices at 5 Greenway Plaza, Suite 100, Houston, Texas 77046 no later than Thursday, December 1, 2016 (this is 120 days prior to March 31, 2017, the one year anniversary of the date of this Proxy Statement) and otherwise comply with our By-laws.
For a stockholder proposal that is not intended to be included in Parker’s Proxy Statement, the stockholder must provide the information required by our By-laws and give timely notice to our corporate Secretary, which, in general, requires that the notice be received by the Secretary of the Company no less than 90 days and no more than 120 days in advance of next year’s annual meeting. If less than 100 days’ notice or prior public disclosure of the date of next year’s annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of next year’s annual meeting is mailed or such public disclosure is made.
In order for a stockholder proposal to be considered at the annual meeting, the stockholder making such proposal (or on whose behalf such proposal is submitted) must be a stockholder of the Company (a) on the date of the proposal, (b) on the record date for the annual meeting at which the proposal will be considered, and (c) on the date of the annual meeting at which the proposal will be considered.
Nomination of Director Candidates: You may propose Director candidates for consideration by the Corporate Governance Committee by submitting the candidate’s name and other relevant information to the Presiding

Director of the Company’s Board at the principal executive offices set forth above. In order to allow time for review of the candidates’ credentials, please submit candidates to the Presiding Director by December 31, 2016. Our procedure for selection of Director candidates is described below under “Selection of Nominees as Director Candidates.”
In addition, the By-laws of Parker permit stockholders to nominate Directors for election at the Annual Meeting. To nominate a Director, the stockholder must deliver the information required by the By-laws of Parker and by Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the stockholder must give notice to the corporate Secretary of Parker no less than 90 days and no more than 120 days in advance of next year’s annual meeting. If less than 100 days’ notice or prior public disclosure of the date of next year’s annual meeting is given or made to stockholders, a nomination by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of next year’s annual meeting is mailed or such public disclosure is made.
In order for a Director nomination by a stockholder to be considered at the annual meeting, the stockholder making such nomination (or on whose behalf such nomination is submitted) must be a stockholder of the Company (a) on the date of the proposal, (b) on the record date for the annual meeting at which the proposal will be considered, and (c) on the date of the annual meeting at which the proposal will be considered.

How may I obtain the Company’s 2015 Annual Report on Form 10-K?
A copy of our 2015 Annual Report on Form 10-K is enclosed. It is part of our Annual Report to Stockholders.
Stockholders may request another free copy of the 2015 Annual Report on Form 10-K from our principal executive office address or it may be accessed on our website at www.parkerdrilling.com.

Where can I find more information about Parker Drilling?
The Company maintains a corporate website at www.parkerdrilling.com, and stockholders can find additional information about the Company on the Investor Relations section of the website. Visitors to the Investor Relations portion of the website can view and print copies of the Company’s SEC filings, including Forms 10-K, 10-Q and 8-K as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the Audit Committee, the Compensation Committee and the Corporate Governance Committee, and the Company’s Code of Conduct and its Corporate Governance Principles are all available through the website. Alternatively, stockholders may obtain, without charge, copies of all of these documents by writing to the Secretary of the Company at 5 Greenway Plaza, Suite 100, Houston, Texas 77046. Please note that the information contained on Parker’s website is not incorporated by reference or considered to be a part of this Proxy Statement.

How can I get a copy of By-laws provisions?
You may contact the Company’s corporate Secretary at our principal executive office for a copy of the relevant By-laws provisions regarding the requirements for making stockholder proposals and nominating Director candidates. Our By-laws are also available on our website at www.parkerdrilling.com in the “About Us” section under “Governance.”

GOVERNANCE OF OUR COMPANY

Corporate Governance Principles

The Board has adopted the Company’s Corporate Governance Principles, which comply with the requirements of the corporate governance listing standards of the New York Stock Exchange (“NYSE”). From time to time we may revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of stockholders. Our Corporate Governance Principles are published on our website at www.parkerdrilling.com in the “About Us” section under “Governance.”

Board Leadership Structure

Under our Governance Principles, the Board does not require separation of the offices of Chairman and Chief Executive Officer (“CEO”).  The Board believes this determination should be made in the Company’s best interests based on the circumstances at the time.  In deciding which board leadership structure it believes will provide the most effective leadership and board oversight for the Company, the Board considers a range of factors.  The factors include, but are not limited to: the Company’s operating and financial performance under the existing board leadership structure; recent or anticipated changes in the CEO role; and the effectiveness of current processes and structures for Board interaction with and oversight of management.  The Board will continue to exercise its judgment periodically to determine the board leadership structure that it believes will provide appropriate leadership, direction and oversight, while facilitating the effective functioning of both the Board and management.  After assessing these considerations, the Board has concluded that the combined role of Chairman and CEO best serves the interests of stockholders and the Company at this time. Since October 2012, Mr. Gary G. Rich has served as Chief Executive Officer, and has served as Chairman of our Board since May 2014.

As indicated above, the Board believes it is important to maintain flexibility as to the Board’s leadership structure, but firmly supports maintaining a non-management director in a board leadership role at all times, either as non-executive Chairman or Presiding Director. Accordingly, our Governance Principles provide that when the same individual holds the offices of Chairman and CEO, the Board will appoint a Presiding Director from among the independent directors.  The Board believes that when these two offices are combined, having a Presiding Director to coordinate the activities of the independent directors and to serve as a liaison between the Board and management will enhance the effectiveness of the independent directors, and provide a channel for non-management directors to raise issues or concerns for the Board’s consideration. Mr. Richard D. Paterson has served as a director since 2012 and is currently the Presiding Director.

The defined duties of the Presiding Director include:

•	Board Leadership – help foster effective Board oversight and chair meetings when the Chairman/CEO is absent;

•	Board Performance – collaborate with the Chairman/CEO and Corporate Governance Committee to organize and communicate performance evaluations of the Board, its committees and members;

•	Management Oversight – collaborate with the Compensation Committee to ensure the Board establishes for the Chairman/CEO objectives that are aligned with stockholders’ interests;

•	Chairman/CEO Performance – collaborate with the Corporate Governance Committee and the Compensation Committee to organize and communicate performance evaluations of the Chairman/CEO;

•	Independent Director Leadership – call, set agendas for and chair independent director meetings, and serve as liaison between independent directors and the Chairman/CEO;

•	Director Succession Planning – collaborate with the Chairman/CEO and the Corporate Governance Committee to implement effective director succession plans;

•	Executive Succession Planning – collaborate with the Chairman/CEO and the Compensation Committee to implement effective executive succession plans;

•	Board Agendas and Schedule – collaborate with the Chairman/CEO in setting Board meeting agendas and meeting schedules; and

•	Stockholder Communications – be available for direct communication with major stockholders, as needed.

Selection of Nominees as Director Candidates

The Corporate Governance Committee is responsible for reviewing candidates and proposing candidates for Director nominees each year. The Corporate Governance Committee Charter requires the Corporate Governance Committee to review the qualifications of any candidate whose name has been properly submitted for consideration as a Director nominee and to advise the Board of its assessment. The Corporate Governance Principles and Corporate Governance Committee Charter do not provide any minimum qualifications, but do provide that the Directors should consider independence, diversity (with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds), age, skills and experience in the context of the needs of the Board in making its determination of an appropriate candidate. However, the Board does not have a policy with respect to the consideration of diversity in identifying Director nominees.

The Corporate Governance Committee considers for Board membership candidates suggested by its committee members and other Board members, as well as the Company’s management and the stockholders. The Corporate Governance Committee has the authority to retain a third-party search firm to assist in the identification of qualified candidates. The Corporate Governance Committee will also consider whether to nominate any person submitted pursuant to the provisions of the Company’s By-laws described above relating to stockholder nomination. A stockholder who wishes to recommend a candidate to be considered as a Director nominee at next year’s annual meeting should notify the Presiding Director in writing at: Presiding Director, Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046. Stockholder recommendations should be received by December 31, 2016, to enable the Corporate Governance Committee sufficient time to review the qualifications of candidates. In order for a Director nomination by a stockholder to be considered at the annual meeting, the stockholder making such nomination (or on whose behalf such nomination is submitted) must be a stockholder of the Company (a) on the date of the proposal, (b) on the record date for the annual meeting at which the proposal will be considered, and (c) on the date of the annual meeting at which the proposal will be considered.

The procedure for evaluating candidates recommended by stockholders is identical to the procedure for evaluating candidates proposed by other Directors, the Company’s management or by a search firm hired by the Corporate Governance Committee.

Director Independence Determination

In accordance with the NYSE Corporate Governance Listing Standards, the Board has conducted its annual review of Director independence to determine, based upon an earlier review and analysis by the Corporate Governance Committee, whether or not any non-employee Directors had any material relationships or had engaged in material transactions with the Company. The analysis was based on information obtained from the Directors in response to a director questionnaire that each Director is required to complete and sign each year, including disclosure of any transaction(s) with the Company in which the Director, or any member of his or her immediate family, has a direct or indirect material interest and any transaction(s) between the Company and any other company of which a Director is an employee, or has a family member who is an executive officer. Transactions reviewed by the Board included those reported under “Certain Relationships and Related Party Transactions” on page 19 of this Proxy Statement. The Board then made a determination regarding whether any identified transactions or relationships are addressed in the specific independence criteria of the NYSE Corporate Governance Listing Standards, and if so, whether the transactions identified exceeded the objective thresholds for independence. The Board further examined all other transactions and relationships to determine if such transaction(s), irrespective of their magnitude in terms of the objective criteria specified by the NYSE, would otherwise adversely affect the independence of any non-employee Director who had engaged in any such transaction(s), individually or through a company with whom the Director is employed, or had any relationship with the Company during 2015. As a result of this review, the Board affirmatively determined that the following non-employee Directors are independent under the NYSE Corporate Governance Listing Standards: Jonathan M. Clarkson, George J. Donnelly, Peter T. Fontana, Gary R. King, Richard D. Paterson, Roger B. Plank, R. Rudolph Reinfrank and Zaki Selim.

Parker Policy on Business Ethics and Conduct

All of our Board members and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by the Company’s Code of Conduct (“Code of Conduct”) to ensure that our business is conducted in accordance with the requirements of law and the highest ethical standards. The Code of Conduct contains provisions on financial ethics consistent with the ethics requirements of the SEC that were instituted pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance listing standards of the NYSE.

The full text of the Code of Conduct is published on our website at www.parkerdrilling.com at “About Us” under the “Governance” section. In accordance with SEC rules, we will disclose on our website any future amendments to the Code of Conduct and any waivers of such code that affect Directors and executive officers and senior financial personnel within four business days following such amendment or waiver.

Board’s Role in Risk Oversight

The Company has historically placed a high level of importance on addressing, pre-empting and managing those matters which may present a significant risk to the Company. The Board, as a whole or through one of its committees, is updated regularly on tax and accounting matters, internal controls, litigation status, governmental and corporate compliance regulations and programs, quality controls, safety performance, as well as operational and financial issues. The Board frequently discusses these matters in detail in order to adequately assess and determine the Company’s potential vulnerability and considers appropriate risk management strategies where necessary.

Procedure for Reporting Complaints Regarding Accounting Practices, Internal Accounting Controls and Audit Practices

In accordance with the SEC regulations adopted pursuant to SOX, the Audit Committee has adopted a procedure for the receipt, retention and handling of complaints regarding accounting practices, internal accounting controls and auditing practices. This procedure has been integrated into the Company’s Whistleblower Policy, which allows the confidential and anonymous reporting of such matters, including other irregularities, via the Internet or the Company’s ethics helpline that has been established specifically for this purpose. Additionally, such complaints can be reported directly to the chief compliance officer, the Internal Audit department and/or the General Counsel. The ethics helpline number, the Internet site address and the contact information for the chief compliance officer and the General Counsel are provided on the Company’s website. The Whistleblower Policy provides that the complaints be reported to the chief compliance officer, Internal Audit department and/or General Counsel for review and, if appropriate, they will be forwarded to the Audit Committee for further investigation and handling as the Audit Committee deems appropriate.

Director Education

Parker is committed to ensuring that its Directors remain informed regarding best practices in corporate governance. Parker reimburses its Directors for certain costs of continuing education related to their service as members of the Board.

Policy on Director Attendance at Annual Meeting

Board members are encouraged to be in attendance at all meetings including the Annual Meeting. All Directors who were Directors at the time of the 2015 Annual Meeting attended the meeting.

Board and Committee Membership

The business of the Company is managed under the oversight of the Board. The Board has regularly scheduled meetings and special meetings as necessary to effectively oversee the business of the Company. Each Board member is expected to attend each meeting unless circumstances make attendance impractical. In addition to meetings of the full Board, the non-employee Directors have separate meetings among themselves from time to time and also have the opportunity to meet with officers and other key personnel and to review materials as requested by and/or provided to them in order to be properly informed as to the business affairs of the Company.

During 2015, the Board held five meetings. Each of our Directors attended at least 75 percent of the meetings of the Board and its committees on which he served during his tenure as a Director and committee member during 2015.

The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. In addition to our standing committees, the Board may establish special committees to consider various matters that arise outside the ordinary course of business. The Board sets fees for the members of such special committees as the Board deems appropriate in light of the amount of additional responsibility special committee membership may entail.

The following table provides 2015 membership and meeting information for each of the committees of the Board.

Name	Audit	Compensation	Corporate Governance
Mr. Clarkson	X	X	—
Mr. Donnelly	—	X	—
Mr. Fontana(1)	X	—	—
Mr. Goldman(2)	X	X	—
Mr. King	X	—	—
Mr. Paterson	X(3)	—	X
Mr. Plank	—	X(3)	X
Mr. Reinfrank	—	X	X(3)
Mr. Selim(4)	X	—	—
2015 Meetings	7	6	7

(1)	Mr. Fontana joined the Board and the Audit Committee effective September 1, 2015.

(2)	Mr. Goldman retired from the Board effective May 7, 2015.

(3)	Chair in 2015.

(4)	Mr. Selim joined the Board and the Audit Committee effective March 11, 2015.

The Audit Committee

The Audit Committee is currently comprised of Mr. Jonathan M. Clarkson, Chairman, and members: Messrs. Peter T. Fontana, Richard D. Paterson, and Zaki Selim. The Board has reviewed the qualifications of the members of the Audit Committee and determined that, in addition to satisfying the NYSE independence standards, each member of the Audit Committee satisfies the independence requirements of the SEC, pursuant to Rule 10A-3 under the Exchange Act.

In addition, the Board has determined that each member of the Audit Committee is financially literate, and that each of Mr. Clarkson and Mr. Paterson is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee has four regularly scheduled meetings each year, and schedules additional meetings to review earnings releases and public filings and other matters as the Audit Committee deems appropriate. The Audit Committee also schedules periodic meetings to be held separately with management, the internal auditors, the independent registered public accounting firm and other officers as the committee deems necessary to properly perform its functions under its charter and applicable regulatory requirements.

The Audit Committee assists the Board with its monitoring of:
•    the integrity of (a) the process involved in the preparation of financial statements, and (b) auditing of the financial statements of the Company;
•    the independent registered public accounting firm’s qualifications and independence;
•    the performance of the internal audit function and the independent registered public accounting firm; and
•    the Company’s compliance with legal and regulatory requirements.

In 2015, the Committee met formally on seven occasions. Other specific responsibilities of the Audit Committee are set forth below under the heading “Audit Committee Report” and in its charter, a copy of which is available on our website at www.parkerdrilling.com.

The Compensation Committee

The Compensation Committee is currently comprised of five members of the Board: Mr. Roger B. Plank, Chairman, and members: Messrs. George J. Donnelly, Gary R. King, R. Rudolph Reinfrank, and Zaki Selim. Each member of the Compensation Committee is independent in accordance with the NYSE Corporate Governance Listing Standards and is also an “outside director” as defined by Section 162(m) of the Internal Revenue Code (the “Code”).

The Compensation Committee: (a) discharges the responsibilities of the Board relating to (i) overall oversight of the Company’s compensation and benefits policy, and (ii) compensation of the Company’s Chief Executive Officer and other executive officers, (b) reviews and discusses with our management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual Proxy Statement and determines whether to recommend to the Board that the CD&A be included in the annual Proxy Statement, and (c) provides the Compensation Committee Report for inclusion in our annual Proxy Statement. Other specific responsibilities of the Compensation Committee are set forth in its charter, a copy of which is available on our website at www.parkerdrilling.com.

The charter of the Compensation Committee grants the Compensation Committee the authority to retain and terminate its own independent compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors. The Company provides appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisers retained by the Compensation Committee. During 2015, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its consultant and independent advisor.

In 2015, the Compensation Committee held six meetings either in person or by telephone. Certain of these meetings were attended in part by one or more members of the management team and one or more representatives of PM&P, in order for the Compensation Committee to obtain information from management and PM&P that was relevant to the compensation matters being considered. During certain of these meetings the Compensation Committee also met in executive session.

The Corporate Governance Committee

The Corporate Governance Committee is currently comprised of four members of the Board: Mr. R. Rudolph Reinfrank, Chairman, and members: Messrs. Jonathan M. Clarkson, Richard D. Paterson, and Roger B. Plank, each of whom meets the independence requirements of the NYSE.

The Corporate Governance Committee assists the Board in (a) identifying individuals qualified to become Board members; (b) recommending to the Board the Director nominees to stand for election at the annual meeting of stockholders and to fill vacancies on the Board; (c) developing and implementing the Corporate Governance Principles applicable to the Company; (d) making recommendations to the Board with respect to non-employee Director compensation; (e) conducting its annual review of the Board’s performance; (f) making recommendations for committee membership to the Board; and (g) recommending to the Board a Director to serve as Presiding Director.

In 2015, the Corporate Governance Committee held seven meetings either in person or by telephone. The Corporate Governance Committee recommends the form and amount of compensation for non-employee Directors, and the Board makes the final determination. In considering and recommending the compensation of non-employee Directors, the Corporate Governance Committee considers such factors as it deems appropriate, including historical compensation information and the level of compensation necessary to attract and retain non-employee Directors meeting our desired qualifications. In the past, the Corporate Governance Committee has retained PM&P to provide market information on non-employee Director compensation, including annual Board and committee retainers, Board and committee meeting fees, committee chairperson fees, stock-based compensation and benefits. PM&P also compares and analyzes the current compensation of our non-employee Directors with market data and presents the findings to the Corporate Governance Committee.

Other specific responsibilities of the Corporate Governance Committee are set forth in its charter, a copy of which is available on our website at www.parkerdrilling.com.

OUR BOARD OF DIRECTORS

In assessing the quality and effectiveness of our Board, the Corporate Governance Committee considers the composition of the Board as a whole, as well as the experience, qualifications, attributes and skills brought to the Board by each Director. As an initial matter, each Director should have, among other attributes, personal and professional integrity and high ethical standards, good business judgment, an excellent reputation in the industry in which the nominee or Director is or has been primarily employed and a sophisticated understanding of the business of the Company or important aspects of the business. We believe that each of our Directors has these attributes. The members of the Board (including nominees) and their biographical information are set forth below.

NOMINEES FOR DIRECTOR (CLASS II) — WITH TERM OF OFFICE EXPIRING AT THE 2019 ANNUAL MEETING OF STOCKHOLDERS

JONATHAN M. CLARKSON
DIRECTOR SINCE MARCH 2012
Mr. Clarkson, age 66, has recently retired as Chief Financial Officer for Matrix Oil Corporation, a privately held company active in oil and gas exploration and production. Mr. Clarkson held this position since May 2012. Mr. Clarkson retired in December 2011 from the Houston Region of Texas Capital Bank, a subsidiary of Texas Capital Bancshares, Inc., where he served as President, Chief Executive Officer and Chairman from 2003 until 2011. From 1999 to 2002, he served as President and Chief Financial Officer for Bargo Energy Company and its successor company Mission Resources Corporation. From 1987 to 1999, Mr. Clarkson served as Executive Vice President and Chief Financial Officer for Ocean Energy Corporation and its predecessor company, United Meridian Corporation. Prior to 1987, Mr. Clarkson held several senior management positions at InterFirst Corporation and its subsidiary First National Bank in Dallas, Texas. Mr. Clarkson currently serves on the Board of Directors and as Chairman of the Audit Committee of Memorial Production Partners GP LLC, the general partner of Memorial Production Partners LP, a domestic energy firm focused on the acquisition and exploitation of domestic oil and gas properties. From 2006 to 2009, Mr. Clarkson served on the Board of Directors of Edge Petroleum Corporation where he was Chairman of the Audit Committee and a member of the Compensation Committee. Since 2010, Mr. Clarkson has served on the Advisory Board of Rivington Capital Advisors, LLC, an investment banking firm specializing in private capital and mergers and acquisition transactions for the small- and mid-cap energy sectors. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K. As a former chief financial executive of public companies, the Board believes Mr. Clarkson brings significant financial expertise, including an understanding of financial risk management, and experience in preparation and review of financial statements and disclosure documents. The Board also believes that, as a director of multiple public companies, Mr. Clarkson brings valuable insights into a wide range of challenges facing public companies.
PETER T. FONTANA
DIRECTOR SINCE SEPTEMBER 2015
Mr. Fontana, age 69, is the former chief operating officer of Weatherford International, a global provider of equipment and services used in drilling, evaluation, completion, production and intervention of oil and natural gas wells. He retired from Weatherford in 2013, having served as chief operating officer since 2010. Mr. Fontana joined Weatherford in January 2005. Prior to joining Weatherford, Mr. Fontana held leadership positions with Baker Hughes, Forasol/Foramer and The Western Company of North America. Mr. Fontana holds a master's of business administration from Southern Methodist University and is the inventor and co-inventor on several U.S. patents. He has authored numerous technical papers focused on improved drilling operations. As a former senior executive with a leading oilfield service provider, the Board believes that Mr. Fontana brings significant international operational experience to the Board, especially within the rental services operations.

GARY R. KING
DIRECTOR SINCE SEPTEMBER 2008
Mr. King, age 57, is the Managing Partner of the Matrix Partnership, a strategic advisory firm he founded in 2009, focused on natural resources and based in Dubai, U.A.E. He is currently Chief Executive Officer of privately held Intrepid GTL, a role he has held since April 2015. In 2014, he served as the Chief Executive Officer of Regalis Petroleum, a privately held African oil exploration company. From 2012 to 2014, Mr. King served in various positions with the Dutco Group, a diversified infrastructure investment and development company based in Dubai: President of Tarka Resources, Inc., Vice Chairman of Manti Resources, LP, and CEO of Dutco Natural Resources Investments Limited. In 2008 and 2009, Mr. King was the founding Chief Executive Officer of the investment fund Dubai Natural Resources World. From 2005 until 2009, he served as the first Chief Executive Officer of the Dubai Mercantile Exchange. From 2001 to 2005, Mr. King served as Senior Vice President in the infrastructure funds and treasury and commodities groups in Macquarie Bank Ltd./Abu Dhabi Commercial Bank and as Regional Head - Energy Group and Specialized Funds Group in Dubai at Standard Bank London Ltd. During this time he also served as a Managing Director of Matrix Commodities DMCC, based in Dubai. From 1997 to 2001, he served in senior management roles at Emirates National Oil Company, Dragon Oil PLC and TransCanada International Petroleum. From 1994 to 1997, he served as Vice President - Commodities Trading Group for Morgan Stanley (Singapore). From 1983 to 1994, he served in a variety of roles within exploration and production and oil trading and supply at Neste Oy (national oil and energy company of Finland), after beginning his career as an exploration geologist in 1980. Mr. King is a member of the National Association of Corporate Directors. He serves on the Board of Directors of Canadian listed Serinus Energy Inc., where he chairs the Compensation Committee and is a member of the Audit Committee, the Corporate Governance Committee and the Reserves Committee. The Board believes that Mr. King brings significant international experience to the Board, especially within the energy sector in the Middle East. The Board also believes Mr. King, as a former executive in a financial institution and other financial and commodities businesses, brings important financial expertise that benefits the Board in addressing issues related to finance.

CONTINUING DIRECTORS (CLASS I) — WITH TERM OF OFFICE EXPIRING AT THE 2018 ANNUAL MEETING OF STOCKHOLDERS

RICHARD D. PATERSON
DIRECTOR SINCE MARCH 2012
Mr. Paterson, age 65, serves as the Presiding Director of the Board. He retired from PricewaterhouseCoopers LLP (PwC), an international network of auditors, tax and business consultants, in June 2011 after 37 years of service. At the time of his retirement, Mr. Paterson served as global leader of PwC’s Consumer, Industrial Products and Services Practices (comprising the automotive, consumer and retail, energy utilities and mining, industrial products, pharmaceutical and health industries sectors) and also as the Managing Partner of the Houston Office and U.S. Energy Practice. These practices comprised roughly half of PwC’s global revenues. From 2001 to 2010, Mr. Paterson was Global Leader of PwC’s Energy, Utilities and Mining Practice and also was the lead audit engagement partner responsible for the audits of ExxonMobil Corporation from 2002 to 2006. From 1997 to 2001, Mr. Paterson lived in Moscow, Russia, where he led PwC’s Energy Practice for Europe, Middle East and Africa and also was the lead audit engagement partner responsible for the audits of OAO Gazprom for those years. Prior to 1997, Mr. Paterson was responsible for the audits of numerous PwC clients, principally in the energy sector. He began his career with PwC in Battle Creek, Michigan in 1974, served in seven PwC offices, including four years in the National Office in New York, and was admitted as a partner of PwC in 1987. Mr. Paterson is a member of the National Association of Corporate Directors (“NACD”). NACD has named him a Board Leadership Fellow due to his demonstrated commitment to boardroom excellence by completing NACD's comprehensive program of study for corporate directors. Mr. Paterson serves on the Board of Directors and as Chairman of the Audit Committee of Eclipse Resources Corporation. He also serves as a member of the Board of Directors, including Chairman of the Audit Committee and a member of the Finance Committee, of Tidewater, Inc. Mr. Paterson also provides consulting services as a member of the Compliance Committee of Saipem Canada, Inc. Mr. Paterson previously served as a member of the Board of Directors and Chairman of the Audit Committee of Zaff GP LLC, a private equity fund investing in emerging markets with a focus on the energy, infrastructure and real estate sectors. Mr. Paterson is a past board member of the U.S./Russia Business Council and the U.S Energy Association. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K. The Board believes Mr. Paterson brings extensive knowledge of the energy industry and energy value chain, and the risks faced by companies operating in the energy industry. In addition, as a long-time audit partner of PwC with significant international experience, he has deep expertise with capital markets, governance and with the preparation and review of financial statements and disclosure documents.

R. RUDOLPH REINFRANK
DIRECTOR SINCE MARCH 1993
Mr. Reinfrank, age 60, has served since October 2009 as the Managing General Partner of Riverford Partners, LLC, a strategic advisory and investment firm based in Los Angeles, CA (“Riverford”). Riverford acts as an investor, board member and strategic advisor to growth companies and companies in transition. In 2000, Mr. Reinfrank co-founded and served as a Managing General Partner of Clarity Partners, L.P. until 2009. In 2006, he co-founded Clarity China, L.P. In 1997, he co-founded and serves as a Managing General Partner of Rader Reinfrank & Co. Mr. Reinfrank is a member of the Board of Directors of Apollo Investment Corporation. Mr. Reinfrank is also a Senior Advisor to Pall Mall Capital, Limited (London) and Transnational Capital Corporation. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K and he is FINRA licensed for Series 7, 62 and Series 63. As a founder and managing general partner of a private equity firm, Mr. Reinfrank brings valuable investment and financing expertise to the Company. In addition, as a strategic advisor to a wide range of companies, Mr. Reinfrank’s diverse and extensive business experiences provide an important and unique perspective to our Board.

ZAKI SELIM
DIRECTOR SINCE MARCH 2015
Mr. Selim, age 59, is the non-executive Chairman and a member of the Board of Directors of Glasspoint, Inc., a manufacturer of solar steam generators for use in the oil and gas industry, a position he has held since 2013. He has also served as a senior advisor with First Reserve, a private equity investment firm focused on global energy and infrastructure investments, from 2013 to 2014. In 2012, Mr. Selim joined the Board of Directors of Total Safety U.S., Inc., a privately held industrial safety service provider. An oil and gas industry veteran, Mr. Selim retired from Schlumberger in 2010 after a 29-year career with the company. From 1983 until 2010, he held progressive management positions within Schlumberger Limited, retiring as the Area President for Oilfield Services – Middle East/Asia. From 2010 to 2012, Mr. Selim served as Chief Executive Officer of PetroPro, an energy consulting business based in Dubai, U.A.E. Mr. Selim is a member of the Society of Petroleum Engineers (SPE), holds a bachelor’s degree in mechanical engineering from Cairo University’s Faculty of Engineering and attended the management program at Harvard Business School. As a former senior executive with a leading oilfield service provider, the Board believes Mr. Selim brings significant operational and business experience to the Company. The Board also believes that Mr. Selim’s years of experience working in the Middle East brings significant expertise in a region where the Company’s operations are expanding.

CONTINUING DIRECTORS (CLASS III) — WITH TERM OF OFFICE EXPIRING AT THE 2017 ANNUAL MEETING OF STOCKHOLDERS

ROBERT L. PARKER, JR.
DIRECTOR SINCE SEPTEMBER 1973
Mr. Parker, age 67, is the retired Chairman of the Board of Directors of the Company. Mr. Parker served the Company as Chairman of the Board of Directors from January 1, 2014 until May, 2014. Prior to that, he served as Executive Chairman of the Board of Directors from October 2012 until January 1, 2014. Mr. Parker stepped down from his role as the interim President and Chief Executive Officer of the Company in October 2012 upon Mr. Rich’s appointment to the office of President and Chief Executive Officer. Having joined the Company in 1973, Mr. Parker served as Chief Executive Officer from 1991 to 2009, and was appointed Chairman of the Board of Directors in 2006. He previously was elected Vice President in 1973, Executive Vice President in 1976, and President and Chief Operating Officer in 1977. Mr. Parker is on the Board of Directors of the

University of Texas at Austin Development Board and the University of Texas Health Science Center (Houston) Development Board. Mr. Parker is also a member of the Board of Trustees of Schreiner University. Mr. Parker brings significant experience in the oil and gas service industry through his more than 40 years with the Company, and his prior leadership in the International Association of Drilling Contractors and the American Petroleum Institute.
ROGER B. PLANK
DIRECTOR SINCE MAY 2004
Mr. Plank, age 59, retired in March 2014 as President and Chief Corporate Officer of Apache Corporation, after a 32 year career. From 2009 to 2011 he served as President of Apache Corporation. From 2000 to 2009, he served as Executive Vice President and Chief Financial Officer, and was Vice President and Chief Financial Officer from 1997 to 2000. Prior to 1997, Mr. Plank served as Vice President of Planning and Corporate Development, Vice President of Corporate Communications and Vice President of External Affairs for Apache. Mr. Plank is a member of the Board of Directors of Newfield Exploration, a large independent exploration and production company. He is also co-chairman of Houston’s Alley Theatre capital campaign. The Board believes that, as a former executive of a public oil and gas exploration and production company, Mr. Plank brings significant oil and gas industry experience to the Company. The Board also believes that, as a former financial officer of a public company, Mr. Plank’s significant financial expertise and experience in preparation and review of financial statements and disclosure documents is valuable in the preparation of the Company’s public disclosure documents. In addition, as a former corporate communications officer of a public company, Mr. Plank possesses experience which provides the Board with helpful insights into internal and external stakeholder communication issues.
GARY G. RICH
DIRECTOR SINCE OCTOBER 2012
Mr. Rich, age 57, is the Chairman of the Board of Directors, President and Chief Executive Officer of the Company. An industry veteran with over 30 years of global technical, commercial and operations experience, Mr. Rich joined the Company in 2012 after a 25-year career with Baker Hughes Incorporated. Most recently, he served as Vice President of Global Sales for Baker Hughes, and prior to this role, he served as president of that company’s European operations. Previously, Mr. Rich was president of Hughes Christensen Company (HCC), a division of Baker Hughes primarily focused on the production and distribution of drilling bits for the petroleum industry. Mr. Rich holds a B.S. in Accounting from Brigham Young University and an M.S. in Science and Technology Commercialization from the University of Texas. Over his career he has held a progressive series of roles across a broad spectrum of focus areas including global sales and strategic marketing and business development; new technology, product and commercialization strategies; and operations, finance and business management. As Chief Executive Officer of the Company, Mr. Rich is well suited to serve as a link between the Board and the Company’s management. Additionally, the Board believes it benefits greatly from his significant experience in the oil and gas service industry gained during the course of his 30-year career.

RETIRING DIRECTOR
GEORGE J. DONNELLY
DIRECTOR SINCE OCTOBER 2005
Mr. Donnelly, age 77, is a Managing Partner of Lilo Ventures, a venture capital firm, having held this position since 2001. He also serves on the Board of Directors and as Chairman of Global Suppliers, a minority-owned private company that provides equipment to the petroleum and chemical industry. He served as President and Chief Executive Officer of the Houston Hispanic Chamber of Commerce during 2005 and 2006 and as President of the San Jacinto Museum of History from 2000 to 2002. Between 1988 and 2000, Mr. Donnelly served as Vice President of Russell Reynolds Associates and as Vice Chairman of Spencer Stuart Associates, both executive search firms. He began his career at Texaco Inc. in 1962 and served in various roles at Texaco Inc. and Gulf Oil Company until 1998, including Vice President of the Worldwide Energy and Minerals Division, Vice President of the Latin American division and head of the Washington, D.C. office. Mr. Donnelly serves on the Board of Directors of Avanti Energy, Inc., the Center for Houston’s Future, KIPP Charter Schools, the Institute of International Education the Health Museum of Houston, the San Jacinto Monument and Museum.

DIRECTOR COMPENSATION
Fees and Benefit Plans for Non-Employee Directors
Annual Cash Retainer Fees. In 2015, each non-employee Director of the Company received an annual cash retainer fee of $30,000. The full annual retainer fee is paid to all current Directors as of the date of each annual meeting. Directors who are appointed during the period in between annual meetings receive a pro-rated fee for the remainder of the period until the next annual meeting, but Directors who leave the Board prior to serving the entire period between annual meetings do not forfeit any of the annual retainer previously received.
Meeting Fees. In 2015, non-employee Directors of the Company were paid a fee of $2,500 for each Board meeting, and $2,500 for each committee meeting, attended in person or in which the Director participates by telephone. These meeting fees were paid following each meeting, except in the case of one Compensation Committee meeting, for which fees were paid in February, 2016.
Committee Chair Fees. In 2015, each of the chairs of the Audit, Compensation and Corporate Governance Committees received an additional fee of $12,000 for his service as a committee chair.
Presiding Director Fees. Mr. Plank received an additional fee of $12,000 for his service as the Presiding Director in 2015.
Equity Grants. Non-employee Directors of the Company are eligible to participate in the Company’s 2010 Long-Term Incentive Plan (as Amended and Restated as of May 8, 2013) (the “Current Plan”), which allows for the grant of various types of equity awards. In May of 2015, after consideration of a report from PM&P and other factors that the Corporate Governance Committee deemed relevant, the Corporate Governance Committee recommended, and the Board awarded, 26,525 restricted stock units (“RSUs”) to each of the non-employee Directors, all of which will vest on the one-year anniversary date of the award. Upon appointment, new non-employee Directors joining the Board are entitled to receive an initial equity grant valued at $30,000.
2015 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mr. Clarkson(2)	$75,000	$96,551	$171,551
Mr. Donnelly(2)	$55,000	$96,551	$151,551
Mr. Fontana(3)	$30,000	$27,596	$57,596
Mr. Goldman(2)(4)	$17,500	-	$17,500
Mr. King	$60,000	$96,551	$156,551
Mr. Parker(5)	$42,500	$96,551	$139,051
Mr. Paterson	$89,500	$96,551	$186,051
Mr. Plank(6)	$99,000	$96,551	$195,551
Mr. Reinfrank	$82,000	$96,551	$178,551
Mr. Selim(7)	$57,500	$124,780	$182,280

(1)
Reported amounts reflect the fair value of the awards as of the grant date in accordance with FASB ASC Topic 718. As of December 31, 2015, each of our then-serving non-employee Directors had 26,525 RSUs, except for Messrs. Fontana and Selim. Mr. Fontana had 8,902 RSUs, and Mr. Selim had 36,361 RSUs.

(2)	Includes $2,500 cash fees earned in 2015 and paid in 2016.

(3)	Mr. Fontana joined the Board effective September 1, 2015.

(4)	Mr. Goldman retired from the Board effective May 7, 2015.

(5)
In addition to Mr. Parker’s compensation as a Director, in 2015 he received $970,523 in payments pursuant to his retirement from the Company on December 31, 2013. See “Certain Relationships and Related Party Transactions” below.

(6)	Includes $3,500 cash fees earned in 2015 and paid in 2016.

(7)	Mr. Selim joined the Board effective March 11, 2015
Board members are reimbursed for their travel expenses incurred in connection with attendance at Board and committee meetings and for Board education programs. These amounts are not included in the table above. Employee Directors do not receive any compensation for their participation on the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporate Governance Committee, or its designee, is charged by its charter with reviewing and approving any transactions between the Company and current or former officers or Directors and other parties defined as being “related parties” pursuant to the Related Party Transaction Policy of the Company. See “Related Party Transaction Policy” below.

Related Party Transaction Policy

Our Related Party Transaction Policy requires the prior approval by the Corporate Governance Committee of any transaction between the Company and any Related Party. For the purposes of the policy, a Related Party is (a) any senior officer (which shall include, at a minimum, each vice president and officer required to disclose transactions in the Company’s equity securities under Section 16 of the Exchange Act) or Director of the Company, (b) a stockholder owning in excess of five percent of the Company (or its controlled affiliates), (c) a person who is an immediate family member of a senior officer or Director, or (d) an entity which is owned or controlled by a person or entity listed in (a), (b) or (c) above, or an entity in which a person or entity listed in (a), (b) or (c) above has a substantial ownership interest or control. A Related Party Transaction under the policy is any transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act), other than (a) transactions available to all employees generally, and (b) transactions involving less than $5,000 when aggregated with all similar transactions.

Generally, the Corporate Governance Committee reviews Related Party Transactions at its first annual committee meeting, but the committee has special procedures to approve time sensitive Related Party Transactions that arise throughout the year. For example, the Chairman of the Corporate Governance Committee has the authority to unilaterally approve Related Party Transactions that do not exceed $20,000. Management is responsible for informing the Corporate Governance Committee throughout the year of any material changes to approved Related Party Transactions.

Related Party Transactions

On December 31, 2013, Robert L. Parker, Jr., our former Executive Chairman, retired as an employee of the Company. Mr. Parker continued to serve as Chairman of the Company’s Board of Directors until the annual meeting of stockholders held in 2014, at which time Mr. Parker was elected to the Board for a three-year term.

In connection with Mr. Parker’s retirement, the Company and Mr. Parker entered into a Retirement and Separation Agreement dated as of November 1, 2013 (the “Retirement Agreement”). Under the terms of the Retirement Agreement, in 2015 Mr. Parker received a cash payment of $706,082 pursuant to the 2012 Long-Term Incentive Program of the Company’s then-existing Long-Term Incentive Plan, and received benefits provided by the Company valued at $14,441.

In addition, in 2015 Mr. Parker was paid $250,000 in exchange for his agreement to provide additional support to the Company when needed in matters in which his historical and industry knowledge, client relationships and related expertise could be of particular benefit to the Company’s interests. Mr. Parker is entitled to similar payments of $250,000 in each of 2016 and 2017, as well.

Also during 2015, Mr. Roger B. Plank, one of our directors, acquired some of our 7.50% Senior Notes due 2020 with a face value of $215,000, and a family limited partnership in which Mr. Plank is the general partner acquired some of our 6.75% Senior Notes due 2022 with a face value of $25,000. Mr. Peter T. Fontana, one of our directors, acquired some of our 7.50% Senior Notes due 2020 with a face value of $550,000 and some of our 6.75% Senior Notes due 2022 with a face value of $650,000. The Corporate Governance Committee reviewed these transactions and determined that these acquisitions of the Company’s senior notes did not present a conflict of interest or otherwise impair the independence of Messrs. Plank or Fontana, or their respective abilities to render independent judgment under the Corporate Governance Listing Standards of the NYSE. This determination was reported to the Board.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

Except as noted otherwise, the following table sets forth information concerning beneficial ownership of the Company’s Common Stock as of March 14, 2016, based on 123,209,973 shares issued and outstanding on such date, by (a) all persons known by the Company to be beneficial owners of more than five percent (5%) of such stock, (b) each Director and nominee for Director of the Company, (c) each of the executive officers of the Company, including those named in the Summary Compensation Table, and (d) all Directors and the executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. The address for each officer and Director is in care of Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046.
AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

NAME	SHARES OWNED (#) (1)	PERCENTAGE OF OUTSTANDING SHARES
Dimensional Fund Advisors, LP (2)	10,084,875	8.19%
The Vanguard Group (3)	8,276,094	6.72%
Blackrock Fund Advisors (4)	7,851,445	6.37%
Towle & Company(5)	6,935,239	5.63%
Robert L. Parker, Jr.	1,646,568	1.34%
Gary G. Rich	671,583	*
Roger B. Plank	392,591	*
Jon-Al Duplantier	325,604	*
Christopher T. Weber	321,030	*
David R. Farmer	276,747	*
Philip L. Agnew, III	220,630	*
R. Rudolph Reinfrank	147,591	*
George J. Donnelly	135,956	*
Gary R. King	114,903	*
Jonathan M. Clarkson	111,355	*
Richard D. Paterson	84,355	*
Leslie K. Nagy	44,342	*
Zaki (Amr) Selim	36,361	*
Peter T. Fontana	-	*
Directors and executive officers as a group (15 persons)	4,529,616	3.68%

*	Less than 1%

(1)
Includes shares for which the person has sole voting and investment power, or has shared voting and investment power with his/her spouse. Also includes restricted stock held by Directors and executive officers over which they have voting power but not investment power. Includes options exercisable on March 14, 2016 or within 60 days thereof (of which there are currently none), and excludes options not exercisable within 60 days of March 14, 2016. Includes RSUs vested on March 14, 2016 or within 60 days thereof and excludes RSUs not vesting within 60 days of March 14, 2016.

(2)
Based on information obtained from Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2016. Dimensional Fund Advisors LP is located at Building One, 6300 Bee Cave Road, Austin, TX 78746.

(3)	Based on information obtained from Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2016. The Vanguard Group is located at 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Based on information obtained from Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 27, 2016. Blackrock, Inc. is located at 55 East 52nd Street, New York, NY 10022.

(5)	Based on information obtained from Schedule 13G filed by Towle & Co. with the SEC on February 10, 2016. Towle & Co. is located at 1610 Des Peres Road, Suite 250, St. Louis, MO 63131.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and persons who own more than ten percent of the Common Stock of the Company to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal year 2015.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2015, all of the Section 16(a) reports applicable to our officers, Directors and greater-than-10-percent stockholders were timely filed, except a Form 4 was not timely filed for Mr. Zaki Selim following his appointment to the Board of Directors effective March 11, 2015, and the Form 4 was filed on March 16, 2015.

PROPOSALS TO BE VOTED ON

PROPOSAL 1 — ELECTION OF DIRECTORS

The By-laws of the Company currently provide that the number of Directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board, provided that our Certificate of Incorporation, as amended and restated (the “Certificate of Incorporation”), provides that the number shall not be less than three nor more than 15. The number of Directors is currently fixed at ten Directors.
In accordance with the Certificate of Incorporation of the Company, the members of the Board are divided into three classes and are elected for a term of office expiring at the third succeeding Annual Meeting of Stockholders following their election to office. The Certificate of Incorporation also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III Directors currently expire at the Annual Meeting of Stockholders in 2018, 2016 and 2017, respectively.
In accordance with the recommendation of the Corporate Governance Committee, the Board has nominated Messrs. Clarkson, Fontana and King for election as Class II Directors at the Annual Meeting. Mr. Clarkson has been a Director since 2012, and currently serves as Chairman of the Audit Committee and as a member of the Corporate Governance Committee. Mr. Fontana joined the Board in September, 2015, and currently serves as a member of the Audit Committee. Mr. King has been a Director since 2008, and currently serves as a member of the Compensation Committee.
The Corporate Governance Committee identified Mr. Fontana as a potential Director candidate based on the recommendations of non-employee Directors. The Corporate Governance Committee reviewed Mr. Fontana’s qualifications and arranged interviews between Mr. Fontana and members of the committee, as well as select Company executives. Upon conclusion of the committee's due diligence, the committee recommended to the Board the election of Mr. Fontana to the Board and appointment to the Audit Committee. On September 1, 2015 the Board elected Mr. Fontana to the Board and appointed him as a member of the Audit Committee.
The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Clarkson, Fontana and King. Should any of these nominees become unable for any reason to stand for election as a Director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Corporate Governance Committee may recommend and the Board may propose to replace such nominee. The Company knows of no reason why any of the nominees will be unavailable or unable to serve. Biographical information on these Directors and our remaining Directors can be found under “Our Board of Directors” beginning on page 14 of this Proxy Statement. Each of the nominees for Class II Director this year currently is a Director of the Company and has consented to serve a three-year term.

The Board of Directors recommends a vote FOR these nominees.

PROPOSAL 2 – PROPOSAL TO APPROVE THE PARKER DRILLING COMPANY 2010 LONG-TERM INCENTIVE PLAN (as Amended and Restated as of May 10, 2016 (the “2016 Amended Plan”)).
The Board has unanimously adopted a resolution to submit to a vote of the Company’s stockholders the Parker Drilling Company 2010 Long-Term Incentive Plan (as Amended and Restated as of May 10, 2016) as set forth in Appendix A to this Proxy Statement (the “2016 Amended Plan”). The 2016 Amended Plan amends and restates the Parker Drilling Company 2010 Long-Term Incentive Plan (as Amended and Restated as of May 8, 2013) (the “Current Plan”) in its entirety, though most of the provisions will not change. The proposed changes to the Current Plan are referred to herein as the “Plan Amendments”, and make the following specific changes:

•	reserve an additional 5,800,000 shares of Common Stock for issuance under the 2016 Amended Plan in addition to the 769,520 shares remaining available as of March 14, 2016 under the Current Plan;

•	implement minimum vesting terms for new awards under the 2016 Amended Plan;
•    implement a “clawback” provision whereby the Company may recoup vested awards from a 2016 Amended Plan participant in the event such participant engages in conduct detrimental to the Company;

•	define the term “change-in-control;” and

•	amend the definition of “pro-rata basis.”

The 2016 Amended Plan’s purpose is to foster and promote the long-term financial success of the Company and to increase stockholder value by: (a) encouraging the commitment of employees and outside directors; (b) motivating superior performance of employees and outside directors by means of long-term, performance-related incentives; (c) encouraging and providing employees and outside directors with a program for obtaining ownership interests in the Company which link and align their personal interests to those of the Company’s stockholders; (d) attracting and retaining employees and outside directors by providing competitive compensation opportunities; and, (e) enabling employees and outside directors to share in the long-term growth and success of the Company.

Description of the Plan Amendments.

The Plan Amendments contain the following key elements:

•
Amending and restating the Current Plan in its entirety. By amending and restating the Current Plan in its entirety, the Current Plan will be extended for five (5) years from the date it is approved by the requisite vote of the stockholders, and will improve management and consistency in the application of the 2016 Amended Plan by having all of its governing provisions set forth in a single document. However, only the following specific changes are being made to the Current Plan, with all other terms of the Current Plan remaining the same.

◦
An increase of 5,800,000 in the shares of Common Stock available for issuance under the 2016 Amended Plan. The increase of shares of Common Stock available for issuance under the 2016 Amended Plan will benefit the stockholders by ensuring the Company continues to: (a) motivate superior performance of employees and outside directors by means of long-term, performance-related incentives, (b) encourage and provide employees and outside directors with a program for obtaining ownership interests in the Company which link and align their personal interests to those of the Company’s stockholders, and (c) attract and retain highly qualified employees and outside directors by providing competitive compensation opportunities.

◦
Introduction of a minimum vesting period. While all outstanding award agreements granted under the Current Plan contain a minimum vesting period of at least one year, the Current Plan currently does not require a minimum vesting period. We believe inserting a minimum vesting period in the 2016 Amended Plan will further align our employees with the long-term interests of the Company and improve management and consistency in the application of the 2016 Amended Plan.

◦
Addition of a “clawback” provisions in the event of detrimental conduct. Some, but not all, of the outstanding award agreements granted under the Current Plan contain a provision permitting the Company to recoup a vested award in the event the recipient engages in conduct the Committee deems detrimental to the Company. We believe this “clawback” feature is an important element in equity-based compensation, and we believe adding a “clawback” provision in the 2016 Amended Plan will improve management and consistency in the application of the 2016 Amended Plan.

◦
Adding “Change of Control” as a defined term. The Current Plan describes circumstances constituting a change of control, without making “Change of Control” a defined term. We believe clarifying the description of a change of control, as it currently exists in the Current Plan, by making it a defined term will improve management and consistency in the application of the 2016 Amended Plan.

◦
Amending the definition of “Pro-Rata Basis.” In certain circumstances, an award made under the Current Plan may vest on a pro-rata basis. Under the Current Plan, “pro rata basis” is calculated based upon elapsed months, including partial months. This amendment will change the calculation to be based on elapsed days, adding clarity and improving management and consistency in the application of the 2016 Amended Plan.

The affirmative vote of a majority of the shares of Common Stock casting a vote on the question is required to approve the adoption of the 2016 Amended Plan; provided that votes representing more than 50% of our outstanding shares of Common Stock are cast on the proposal. If the proposal is not approved by the stockholders, the Current Plan will continue in its present form.

The following table sets forth certain information about the Current Plan as of March 14, 2016(1):

Number of shares authorized for future grant under the Current Plan	769,520
Number of shares relating to outstanding stock options and SARs under the Current Plan	0
Number of shares relating to unvested restricted stock, restricted stock units, performance-based awards and other forms of awards under the Current Plan	5,574,822
Weighted average remaining term of outstanding options and SARs	-
Weighted average exercise price of outstanding options and SARs	-

(1)	The number of shares listed in this table reflects the balance of shares remaining assuming all unvested performance stock awards (PSUs) vest at the maximum achievement level.

Description of the 2016 Amended Plan
A summary description of the material features of the 2016 Amended Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2016 Amended Plan and is qualified in its entirety by reference to the 2016 Amended Plan, a copy of which is attached as Appendix A to this Proxy Statement and incorporated by reference in its entirety.
Administration. The Current Plan is, and the 2016 Amended Plan will be, administered by the Compensation Committee of the Board (“Committee”), except for the awards to non-employee directors which are reviewed and approved by the Board. Subject to the terms of the 2016 Amended Plan, the Committee has the power to select the employees who are eligible to receive awards under the 2016 Amended Plan, the type and amount of incentive awards to be awarded, and the terms and conditions of such awards. The Committee may delegate its authority under the 2016 Amended Plan to any member or committee of the Board. The Committee also has the authority to interpret the 2016 Amended Plan and establish, amend or waive rules necessary or appropriate for the administration of the 2016 Amended Plan.

Eligibility. Any employee of the Company or a subsidiary of the Company, or an individual who has agreed to become an employee of the Company or a subsidiary of the Company and who actually becomes an employee of the Company, or an individual who has agreed to become a director of the Company and actually becomes a director of the Company, in either case, who, in the opinion of the Committee, is in a position to contribute to the growth, development or financial success of the Company, is eligible to participate in the 2016 Amended Plan.

Shares Subject to the 2016 Amended Plan. The maximum number of shares of the Company’s Common Stock that may be delivered pursuant to awards granted under the Current Plan as of March 14, 2016 is 5,574,822 shares of Common Stock. If the stockholders approve the Plan Amendments, the number of shares available for new grants under the 2016 Amended Plan will be 6,569,520 shares of Common Stock. In addition, any shares of Common Stock subject to an award under the Current Plan or the 2016 Amended Plan that are forfeited, settled for cash or expire may be used for new awards under the 2016 Amended Plan. Generally, if withholding tax liabilities are satisfied by withholding shares from an award or if shares are tendered, the shares tendered or withheld shall again be available for award under the 2016 Amended Plan. However, (a) shares tendered or withheld from an option to pay the option price under the 2016 Amended Plan, (b) shares tendered or withheld to satisfy withholding taxes for options or stock appreciation rights ("SARs") under the 2016 Amended Plan, (c) shares not issued upon settlement of an SAR under the 2016 Amended Plan, and (d) shares reacquired in the open market or otherwise with cash proceeds on the exercise of options under the 2016 Amended Plan shall not be added to the pool of shares available to be granted under the 2016 Amended Plan. Under the 2016 Amended Plan, the Company may issue authorized but unissued shares, treasury shares, or shares purchased by the Company on the open market or otherwise.
Under the 2016 Amended Plan, no employee participant may be granted, in any one-year period: options or SARs that are exercisable for more than 1,000,000 shares of Common Stock; stock awards covering more than 1,000,000 shares of Common Stock; or cash awards having a value greater than $10,000,000. Under the 2016 Amended Plan, the aggregate grant date fair market value of awards to any director in a calendar year may not exceed $500,000. A maximum of 6,569,520 shares of Common Stock available under the 2016 Amended Plan may be granted in the form of incentive stock options. The maximum number of shares deliverable pursuant to awards granted under the 2016 Amended Plan is subject to adjustment by the Committee in the event of certain dilutive changes in the number of outstanding shares.
If the Company acquires or combines with another entity, awards under the 2016 Amended Plan issued in substitution for awards issued by the entity that is acquired by the Company or with which the Company combines will not count against the maximum number of shares available for awards under the 2016 Amended Plan.
Transferability. Rights under any award may not be transferred except by will or the laws of descent and distribution or a qualified domestic relations order. However, the Committee may, in its discretion, authorize in the applicable award agreement, the transfer, without consideration, of all or a portion of an award by a participant in the 2016 Amended Plan to charities, family members, trusts and entities owned by the participant or his or her family members, or to other individuals approved by the Committee.
Amendment of the 2016 Amended Plan. The Board has the power and authority to terminate or amend the 2016 Amended Plan at any time, except that no amendment that may adversely affect the rights of a participant in any material way may be made without the consent of the participant, and no amendment may be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is required by applicable law.
Award Agreements and Term. All awards under the 2016 Amended Plan will be authorized by the Committee and evidenced by an award agreement detailing the type of incentive award granted, the vesting schedule (which will be subject to the minimum vesting requirements set forth in the Plan Amendments), and other terms and conditions of exercisability. No stock options or SARs may be exercisable for more than ten years from the date of grant.

Stock Options. A grant of a stock option entitles a participant to purchase from the Company a specified number of shares of Common Stock at a specified price per share. In the discretion of the Committee, stock options may be granted as non-statutory stock options or incentive stock options, but incentive stock options may only be granted to employees of the Company or a subsidiary.
The exercise price per share of Common Stock which may be purchased under a stock option must not be less than the fair market value of the Company’s Common Stock on the date of grant. The exercise price for shares of Common Stock acquired on exercise of a stock option must be paid in cash; or, if approved by the Committee, delivery of shares of the Company’s Common Stock with a fair market value equal to the exercise price of the stock option, the withholding of shares that would otherwise be issuable upon exercise, participation in a broker-assisted “cashless exercise” arrangement, or payment of any other form of consideration acceptable to the Committee. However, the Committee is prohibited from taking the following actions without stockholder approval: (1) lowering the option price of an option after it is granted; (2) cancelling an option when the option price exceeds the fair market value of the underlying shares in exchange for cash or another Incentive Award; and (3) taking any other action with respect to an option that may be treated as repricing under the rules and regulations of the NYSE.
Stock Appreciation Rights (SARs). The grant of a SAR provides the holder with the right to receive a payment in shares of Common Stock equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over a SAR price specified in the applicable award agreement. The SAR price specified in an award agreement must not be less than the fair market value of the Company’s Common Stock on the date of the grant of the SAR. SARs may be awarded on a stand-alone basis, or in conjunction with any stock option or other type of award granted under the 2016 Amended Plan. However, the Committee is prohibited from taking the following actions without stockholder approval: (1) lowering the exercise price of a SAR after it is granted; (2) cancelling a SAR when the exercise price exceeds the fair market value of the underlying shares in exchange for cash or another Incentive Award; and (3) taking any other action with respect to a SAR that may be treated as a repricing under the rules and regulations of the NYSE.
Restricted Stock. A grant of restricted stock is an award of shares of Common Stock subject to restrictions or limitations set forth in the 2016 Amended Plan and in the related award agreements. The award agreements for restricted stock will specify the time or times within which such award may be subject to forfeiture and any performance goals that must be met in order to remove any restrictions on the award. Except for limitations on transfer or limitations set forth in the applicable award agreement, holders of restricted stock shall have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon.
Restricted Stock Units. A grant of restricted stock units is an award of the right to receive a certain number of shares of Common Stock in the future, subject to restrictions or limitations contained in the 2016 Amended Plan and in the related award agreement. The award agreement for restricted stock units will specify the time or times within which such award may be subject to forfeiture and any performance goals that must be met in order to remove any restrictions on such award.
Other Awards. The Committee may grant to any participant other forms of awards payable in either cash or shares of the Company’s Common Stock. The terms and conditions of such other form of award shall be specified within the applicable award agreement. Such other awards may be granted for no consideration other than services already rendered or to be rendered, or for such other consideration as may be specified by the award agreement.
Performance-Based Awards. Awards may be granted under the 2016 Amended Plan that are subject to the achievement of pre-established performance goals during a specified performance period. Performance-based awards may be payable in the Company’s Common Stock or cash. The award agreement for a performance-based award will specify the performance period, the performance goals to be achieved during the performance period, and the maximum and minimum settlement values. Performance goals for awards designed to be “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) will relate to one or more of the following:

•	profits (including, but not limited to, profit growth, net operating profit or economic profit);

•	profit-related return ratios;

•	return measures (including, but not limited to, return on assets, capital, equity, investment or sales);

•	cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments);

•	earnings (including but not limited to, total stockholder return, earnings per share or earnings before or after taxes);

•	net sales growth;

•	net earnings or income (before or after taxes, interest, depreciation and/or amortization);

•	gross, operating or net profit margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	turnover of assets, capital, or inventory;

•	expense targets;

•	margins;

•	measures of health, safety or environment;

•	operating efficiency;

•	customer service or satisfaction;

•	market share;

•	credit quality; and

•	working capital targets.
Federal Income Tax Consequences
The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences associated with the grant of awards under the 2016 Amended Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon the individual’s circumstances. Also, this information may not be applicable to employees of foreign subsidiaries or to participants who are not residents of the United States. Participants are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2016 Amended Plan.
Non-statutory Stock Options. A participant receiving a non-statutory stock option that has been issued with an exercise price not less than the fair market value of the Company’s Common Stock on the grant date will not recognize income and the Company will not be allowed a deduction at the time such an option is granted. When a participant exercises a non-statutory stock option, the difference between the option price and any higher market value of the stock on the date of exercise will be ordinary income to the participant and will be claimed as a deduction for federal income tax purposes by the Company. When a participant disposes of shares acquired by the exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon whether the participant held the shares for more than one year following the exercise of the option. If the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as short-term or long-term capital loss, depending upon whether the participant held the shares for more than one year following the exercise of the option.
Incentive Stock Options. Incentive stock options granted under the 2016 Amended Plan are intended to meet the requirements of Section 422 of the Code for “incentive stock options.” A participant receiving a grant of incentive stock options will not recognize income and the Company will not be allowed a deduction at the time such an option is granted. When a participant exercises an incentive stock option while employed by the Company or its subsidiary or within the three-month (one year for disability) period after termination of employment, no ordinary income will be recognized by the participant at that time (and no deduction will be allowed to the Company) but the excess of the fair market value of the shares acquired by such exercise over the option price will be taken into account in determining the participant’s alternative minimum taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are not disposed of until more than two years after the date of grant and one year after the date of transfer of the shares to the participant (“statutory holding periods”), the excess of the sale proceeds over the aggregate option price of such shares will be long-term capital gain, and the Company will not be entitled to any federal income tax deduction. Except in the event of death, if the shares are disposed of prior to the expiration of the statutory holding periods (a “Disqualifying Disposition”), the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if sustained, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and the Company or its subsidiary will be entitled to a federal tax deduction in a like amount), and the balance of the gain, if any, will be capital gain (short-term or long-term depending upon whether the participant held the shares for more than one year following the exercise of the option). To the extent that the aggregate fair market value of stock (determined on the date of grant) with respect to which incentive options become exercisable for the first time during any calendar year exceeds $100,000, such excess options will be treated as non-statutory options.
Payment Using Shares. If a participant pays the exercise price of a non-statutory or incentive stock option with previously-owned shares of the Company’s Common Stock and the transaction is not a Disqualifying Disposition, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The shares received in excess of the number surrendered will not be taxable if an incentive stock option is being exercised, but will be taxable as ordinary income to the extent of their fair market value if a non-statutory stock option is being exercised. The participant does not recognize income and the Company receives no deduction as a result of the tax-free portion of the exchange transaction. If the use of previously acquired incentive stock option shares to pay the exercise price of another incentive stock option constitutes a Disqualifying Disposition, the tax results are as described in the preceding paragraph. The income treatment will apply to the shares disposed of, but will not affect the favorable tax treatment of the shares received.
Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards. Unless a participant makes the election described below with respect to restricted stock granted under the 2016 Amended Plan, a participant receiving a grant of SARs, restricted stock, restricted stock units or performance awards will not recognize income and the Company will not be allowed a deduction at the time such award is granted. While an award remains unvested or otherwise subject to a substantial risk of forfeiture, a participant will recognize compensation income equal to the amount of any dividends or dividend equivalents received and the Company will be allowed a deduction in a like amount. A participant will recognize income with respect to restricted stock when the restricted stock vests or otherwise ceases to be subject to a substantial risk of forfeiture and, with respect to SARs, restricted stock units or performance awards, when amounts are paid or provided to a participant in settlement of such awards. The amount of income recognition will be equal to the excess of the fair market value of the award on the applicable date of income recognition over the amount paid, if any, by the participant for the award, and the income will be compensation income to the participant and will be claimed as a deduction for federal income tax purposes by the Company. If shares are received in connection with an award, upon disposition of the shares received, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following the vesting or cessation of the substantial risk of forfeiture. However, by filing a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant of restricted stock, a participant’s ordinary income and commencement of holding period and the deduction will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a participant and deductible by the Company will be equal to the excess of the fair market value of the restricted stock award as of the date of grant over the amount paid, if any, by the participant for the award. If such election is made and a participant thereafter forfeits his award, no refund or deduction will be allowed for the amount previously included in such participant’s income.
Certain Tax Code Limitations on Deductibility. The 2016 Amended Plan is designed to help the Company comply with the rules relating to its ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain types of awards. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the principal executive officer or any of the three other most highly compensated executive officers of a publicly-held company other than the principal financial officer. However, qualified performance-based compensation is excluded from this limit. To enable compensation in connection with stock options, stock appreciation rights, certain restricted stock and restricted stock unit awards, performance-based awards, dividend equivalents and other awards granted under the 2016 Amended Plan that are intended to qualify as “performance-based” within the meaning of Section 162(m) of the Code, the stockholders are being asked to approve certain material terms of the 2016 Amended Plan. By approving the 2016 Amended Plan, the stockholders will be specifically approving, among other things:

•	the eligibility requirements for participation in the 2016 Amended Plan;

•	the maximum numbers of shares for which stock-based awards may be granted to an employee in any fiscal year;

•	the maximum dollar amount that a participant may receive under a cash-based award for each fiscal year contained in the performance period; and

•
the performance criteria that may be used by the Compensation Committee to establish the performance goals applicable to the grant or vesting of awards other than stock options and stock appreciation rights that are intended to result in qualified performance-based compensation.

Because the Committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible, the 2016 Amended Plan also authorizes the Committee to grant awards to executives which would not qualify as “performance-based” compensation under Section 162(m) of the Code. In addition, under certain circumstances, such as a change in control of the Company, compensation paid in settlement of certain awards intended to qualify as performance-based may not actually qualify as performance-based. It is intended that the approval of the 2016 Amended Plan by our stockholders will satisfy the stockholder approval requirement for the performance-based exception so that the Company will be eligible for the performance-based exception should it decide to take advantage of the available deductions. To date, the Company has not elected to treat awards under the 2016 Amended Plan as deductible for purposes of 162(m).
Code Section 409A. Code Section 409A generally provides that deferred compensation subject to Code Section 409A that does not meet the requirements for an exemption from Code Section 409A must satisfy specific requirements, both in operation and in form, regarding: (1) the timing of payment; (2) the election of deferrals; and (3) restrictions on the acceleration of payment. Failure to comply with Code Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on the deferred amounts included in the participant’s income. We intend to structure awards under the 2016 Amended Plan to be exempt from or comply with Code Section 409A.
ERISA. The 2016 Amended Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The 2016 Amended Plan is not qualified under Section 401(a) of the Code.
Awards Granted under the 2016 Amended Plan. As of the date of this Proxy Statement, the Company estimates that approximately 140 officers, employees and directors are eligible to participate in the 2016 Amended Plan. If the 2016 Amended Plan is approved by the Stockholders, the Committee will have the discretion to grant awards under the 2016 Amended Plan. This means it is not possible as of the date of this Proxy Statement to determine future awards that will be received by executive officers, employees and directors under the 2016 Amended Plan. In lieu of providing information regarding benefits that will be granted under the 2016 Amended Plan, the following table provides illustrative information regarding awards that were granted under the Current Plan to the following persons and groups during the fiscal year ended

December 31, 2015. The incentive awards listed below reflect only awards granted in 2015 that reduce the number of shares available under the Current Plan, and do not include awards granted in 2015 that will pay, if at all, in cash. The amounts listed below do not purport to forecast or predict future award amounts under the 2016 Amended Plan to the listed persons or groups and are not indicative of awards that may be granted to such persons, groups, or positions under the 2016 Amended Plan in the event the stockholders approve it at the Annual Meeting. Please see "Compensation Discussion and Analysis—Compensation Program Components—2015 Long-Term Incentive Awards" beginning on page 50, and the chart entitled “2015 Grants of Plan Based Awards" on page 59 for more information regarding awards granted in 2015 under the Current Plan.

	Time-Based Restricted Stock Unit (RSU) Grant(1)(2)
	Number of Units	Dollar Value
Gary Rich, CEO	242,875	$837,919
Christopher Weber, SVP & CFO	211,158	$688,495
Jon-Al Duplantier, SVP & GC	192,337	$632,047
David Farmer, SVP - EMEA	115,398	$398,123
Philip Agnew, SVP - Technical Services	90,412	$311,921
All other current executives, as a group (9 persons)(3)	431,133	$1,487,409
All non-employee directors, as a group (9 persons)	230,938	$828,233
All other employees(4)	1,481,900	$4,039,918

(1)	Reported amounts for RSUs reflect the fair value of the awards as of the grant date in accordance with FASB ASC Topic 718.

(2)
Additional awards, in the form of Performance Cash Units (“PCUs”) and Phantom Stock Units (PhSUs”) were granted to Messrs. Rich, Weber, Duplantier, Farmer and Agnew, as well as to the other current executives. These awards are authorized by the Current Plan and, if the shareholders approve the Plan Amendments, the 2016 Amended Plan. PCUs are denominated in dollars and payable in cash. PhSUs are denominated in shares and payable in cash. Neither PCUs nor PhSUs will reduce the number of shares available under the 2016 Amended Plan.

(3)	“Other executives” are defined as senior managers eligible for 2015 Executive Long-Term Incentive awards but not designated as NEOs in this filing.

(4)	Employees that are neither NEOs nor other executives of the Company. This group currently consists of 117 employees.

Equity Compensation Plan Information as of March 14, 2016
As of March 14, 2016, there remained 769,520 shares available for issuance, there were no options outstanding, and we had 5,574,822 shares related to unvested restricted stock, restricted stock units, performance-based awards and other forms of awards under the Current Plan.

The Board of Directors recommends a vote FOR Proposal 2 to approve the Parker Drilling Company 2010 Long-Term Incentive Plan (as Amended and Restated as of May 10, 2016).

PROPOSAL 3 – ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Company seeks an advisory vote on the compensation of our executive officers as disclosed in the CD&A section and the accompanying compensation tables contained in this Proxy Statement. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (“Dodd-Frank Act”), your vote is an advisory vote only, and it will not be binding on the Company or the Board. However, the Compensation Committee and the Board value the opinions of the stockholders and will annually seek an advisory vote and consider the voting results when making future decisions regarding executive compensation.

The Company has in the past sought approval from stockholders regarding certain incentive plans we use to motivate, retain and reward our executives. For example, at the 2013 Annual Meeting of Stockholders the stockholders voted to approve the Current Plan.

As described more fully in the CD&A section of this Proxy Statement, our executive compensation philosophy is to provide competitive total compensation to our executive officers that rewards performance measured against pre-approved goals and is appropriate considering all relevant factors and circumstances. Our executive compensation strategy is to target the market median for each element of pay, although our incentive compensation programs offer both upside and downside potential that may result in actual compensation above or below the median, depending upon performance. In years of superior performance, our incentive program is designed to pay out near the top quartile of the market. We believe this philosophy helps us attract, retain and appropriately motivate highly-qualified executives. We also believe that the goals and objectives of our compensation philosophy are best served by adhering to three fundamental principles:
•    Competitiveness - We use various tools to provide compensation opportunities that are competitive with our peers in order to support our efforts to attract and retain high caliber talent;
•    Pay for Performance - We emphasize performance and variable compensation by linking compensation to the achievement of specific goals and the completion of strategic initiatives that improve our financial performance; and
•    Alignment with Stockholders - We promote a focus on long-term value creation for stockholders by encouraging executives to build and maintain meaningful levels of ownership through a combination of equity incentive awards and mandatory share ownership requirements.

Additionally, we have several governance programs in place to align executive compensation with stockholder interests and to mitigate risks in our plans. These programs include: stock ownership guidelines, limited perquisites, use of tally sheets and claw-back provisions. For more information, see “Risk Management” in the Compensation Discussion & Analysis at page 44 below.

The Board of Directors recommends an advisory vote FOR the Company’s compensation of our named executive officers as disclosed in the CD&A section and the accompanying compensation tables contained in this Proxy Statement.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

The Audit Committee has engaged KPMG LLP (“KPMG” or “independent accountants”) to serve as our independent registered public accounting firm for 2016, and stockholders are being asked to ratify that appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Representatives of KPMG will attend the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement should they desire to do so.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2016.

Audit Committee Report

The Company’s Audit Committee Charter (the “Charter”, which may be found at http://www.parkerdrilling.com/audit-committee-charter.aspx) establishes the Committee’s duties and responsibilities to provide independent, objective oversight of the Company’s financial reporting, internal controls, compliance, and also the internal and independent audit activities. During 2015, the Committee met formally on seven (7) occasions. The Audit Committee conducts its oversight activities in accordance with the requirements of the Charter and reports on its activities to the Board. The Committee itself is not required to plan or conduct audits, or to determine that the Company’s financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles. These responsibilities are those of management and the independent accountants (external auditor).

Oversight of Financial Statements, Internal Controls and Compliance
Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls over financial reporting, and compliance with laws, regulations and Company policies. The Audit Committee oversaw these financial reporting functions and processes by conducting the following activities.

•
Reviewed quarterly financial statements and earnings releases, the 2015 year-end audited financial statements, including disclosures made in the management discussion and analysis sections, the propriety of the accounting principles applied, the reasonableness of significant judgments and the sufficiency of the disclosures, and discussed these matters with management and the independent accountants.

•	Made recommendations to the Board regarding the audited financial statements to include in the Company’s Form 10-K.

•
Discussed with management and the independent accountants significant financial and reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including all critical accounting policies and practices, and potential alternative treatment of significant financial transactions.

•
Discussed with management the Company’s earnings press releases, including the use of “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

•
Reviewed the annual compliance report from management regarding conformity with applicable legal requirements and the Company’s Code of Conduct by the Company and its subsidiaries and affiliated entities.

•
Discussed with management various matters regarding the compliance by the Company and its subsidiaries and affiliated entities with applicable laws and regulations and the Company’s Code of Conduct, including sections regarding compliance with the U.S. Foreign Corrupt Practices Act.

•	Reviewed reports and disclosures of insider and affiliated-party and related-party transactions.

•	Discussed with management the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures, including risk assessment and risk management policies.

•
Discussed with management and the independent accountants the effect of major legislative, regulatory or accounting initiatives as well as any potential off-balance sheet structures on the Company’s financial statements.

•	Discussed with management and legal counsel significant legal matters and their potential impact on accounting and disclosures.

•
Maintained oversight over the anonymous reporting, including reporting via a third-party helpline service, of potential alleged accounting or audit complaints or other irregularities consistent with the requirements of the SEC pursuant to SOX legislation. As appropriate and applicable, the Committee reviewed reported matters with the Vice President, Global Compliance and Internal Audit and/or the General Counsel to ensure the matters were properly investigated and that appropriate remedial action was taken.

•	Monitored the Company’s compliance with internal controls over financial reporting pursuant to Section 404 of SOX.

•
Reviewed reports from management and the independent accountant on internal controls over financial reporting filed pursuant to Section 404 of SOX, which reports did not disclose any material weaknesses, and discussed with management the adequacy of changes in internal controls over financial reporting to address less significant deficiencies.

•	Met privately with financial and executive management, the independent accountants, the internal auditors, and the Chief Compliance Officer at various times throughout the year.

Oversight of the Internal Audit Function

The Internal Audit function conducts audit activities that help management assess the level of compliance with established internal controls, detect potential internal controls deficiencies, identify new controls to remediate such deficiencies, and monitors certain compliance requirements. The Committee met regularly with internal audit management and the public accounting firm hired to plan, direct, and execute the company’s internal audit activities, including private meetings without other members of management present. During these meetings, the Committee reviewed the planned scope of and budget for internal audit activities, the Company’s system of internal accounting controls, its key audit findings, and the timeliness of management’s responses and remediation activities.

Oversight of the Independent Accountants (External Auditor)

The Company has engaged KPMG LLP as the independent registered public accounting firm (“external auditor”) to conduct audits of the Company’s financial statements and reports on internal controls over financial reporting. KPMG LLP has served in this role since 2007. The Committee is directly involved in the selection of the firm used to conduct its audits and, when rotation is required, the selection of the lead audit engagement partner. The Audit Committee oversaw the activities of the external auditor by conducting the following activities.

•	Assessed the independence and transparency of both oral and written communication received from the external auditor.

•
Met privately with the lead audit engagement partner responsible for the Company audit on a regular basis following formal audit committee meetings. The Audit Committee Chair also had regular discussions with the lead partner in advance of formal meetings to discuss relevant agenda items and other matters. Further, the Audit Committee Chair meets at least annually with the leader of KPMG LLP’s audit practice responsible for performing the annual audit.

•	Engaged in private discussions with the external auditor to discuss matters relevant to the adequacy of scope, planning, and implementation of the Company’s audit.

•
Received from and discussed with the external auditor written required communications as established by the Public Company Accounting Oversight Board (PCAOB) including, without limitation, discussion of the quality as well as the completeness and accuracy of the financial statements. The Committee also obtained written confirmation from the external auditor of its independence with respect to the Company.

•
Approved, in advance, all fees for audit, audit-related and permissible non-audit services, except for de minimis amounts, in accordance with our policy. The Committee also considered the potential impact on auditor independence of non-audit services prior to engagement and approved fees for non-audit services in accordance with the policy. Fees paid to the external auditor are set forth in the table immediately following this report.

•	Evaluated the performance of the external auditor and audit team, including their independence, in accordance with our formal evaluation process.

•	Discussed with the lead engagement partner the results of the external auditor’s PCAOB inspection process and their system of quality control.

Additionally, in February 2016 the Committee approved the retention of KPMG LLP as the independent registered public accounting firm of the Company for 2016 and recommended ratification of this decision by the stockholders.

Based on the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Respectfully submitted,

Jonathan M. Clarkson, Chairman
Peter T. Fontana
Richard D. Paterson
Zaki Selim

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG, the Company’s independent registered public accounting firm, for the audit of the Company’s financial statements for the years ended December 31, 2015 and 2014, respectively, and fees billed for other services rendered by KPMG during the same periods.

	2015	2014
Audit fees(1)	$2,925,973	$2,766,000
Audit related fees(2)	$7,500	$8,900
Tax related fees(3)	$593,500	$226,000
All other fees(4)	-	$80,000
Total	$3,526,973	$3,080,900
(1)    Audit fees were related to the annual financial statement audit, quarterly reviews of financial statements, statutory audits of foreign subsidiaries, periodic assistance and consultation related to filings with the SEC and audits in conjunction with SOX Internal Control requirements.
(2)    Audit related fees primarily associated with technical advice and observations.

(3)    Tax-related fees for services consisting primarily of assisting Company affiliates in the preparation of foreign tax returns, tax structure review and evaluation, and other tax advice and compliance considerations.

(4)    Fees for consents issued with respect to the Company’s debt offerings issued in 2014.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC rules and regulations regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent accountants. In response to these rules, the Audit Committee previously established a policy in connection with the pre-approval of all audit and permissible non-audit services provided by the independent accountants. Such services are pre-approved to a specific dollar threshold. All other permitted services, as well as proposed services exceeding such specified dollar thresholds, must be separately approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Fellow Stockholder,

Parker Drilling is proud to be part of your investment portfolio, and the Compensation Committee thanks you for your continued support. Our Committee is composed entirely of independent directors. We acknowledge our responsibility to design and implement competitive compensation programs that promote the interests of our stockholders and that link executive pay with the Company’s performance.

Parker Drilling operates in a highly competitive and complex industry. Its cyclical nature requires a management team that is not only aligned with stockholders’ interests, but also capable of managing through the industry cycles while continuing to position the Company for future success. Our goal is to develop compensation programs that reward financial results and effective strategic leadership, while building sustainable value for stockholders. Our programs must be competitive to attract, motivate, and retain the caliber of executive talent required to manage effectively our global business, regardless of the industry environment.

The Compensation Discussion and Analysis (CD&A) that follows describes our compensation-related governance policies and processes, and how the Committee applied those policies and processes to determine named executive officer (NEO) compensation in 2015. The CD&A describes strong alignment between Parker’s demonstrated performance and our NEO compensation outcomes. In 2015, the Company fell shy of the challenging financial targets we set for ourselves, and consequently, the Committee authorized below-target payments from the annual incentive program. As a result of recent declines in oil prices, Parker’s common stock price has been negatively impacted, and that performance is reflected in reduced projected value for the NEOs’ outstanding long-term incentive awards. The Committee remains committed to continued alignment of compensation with performance on behalf of you – our stockholder.

Our Company is well positioned to manage through this period of low oil prices. Last year was challenging for our industry and companies throughout the industry ended the year with weaker balance sheets as a result. In contrast, our management team reduced debt by $30 million and increased liquidity by $144 million. Our existing compensation programs encouraged these results.

We believe Parker will emerge from today’s industry downturn better positioned to deliver competitive stockholder returns. We appreciate your support and look forward to many successful years of partnership with you ahead.

Sincerely,

/s/ Roger Plank

Roger Plank, Chairman
Compensation Committee

Executive Summary
This compensation discussion and analysis (“CD&A”) describes our compensation practices and decisions focusing specifically on compensation earned during 2015 by our chief executive officer (“CEO”), chief financial officer (“CFO”), and the other three most highly-compensated executive officers. Throughout this CD&A, we will collectively refer to this group as our named executive officers (“NEOs”). We also summarize actions that have occurred in fiscal year 2016 for those executives prior to the filing of this Proxy Statement. Our NEOs, as well as other executives, are members of our senior leadership team (“Leadership Team”).
The Compensation Committee (the “Committee”) of our Board of Directors (the “Board”) approves and oversees the design and execution of the Company’s executive compensation programs as outlined in this CD&A, including the determination of benchmark targets, performance metrics, peer groups and the composition and variability of pay of the Leadership Team. Annually, the Committee recommends to the Board for its approval the compensation of each of the NEOs except the CEO, whose compensation is established by the Committee.
Our compensation philosophy is to provide our executive officers with compensation that is competitive, rewards achievement of pre-determined goals that align with the interests of our stockholders, and is appropriate considering all relevant factors and circumstances. We target the market median for each element of pay, but our incentive compensation programs offer both upside and downside potential that may result in actual compensation at, above or below the median depending upon performance. In years of superior performance compared to the market generally, our incentive program is designed to pay out near the top quartile of the market. Conversely, in periods of poor performance, our incentive program is designed to pay out near the bottom quartile of the market. Additionally, the Committee has discretion to increase or decrease final awards to account for non-routine items or occurrences.
Our program is built around three fundamental principles:

Compensation Principle	Description/Rationale
Competitiveness	We provide compensation opportunities that are competitive with our peers in order to attract and retain high-caliber talent.
Pay for Performance	We emphasize performance by linking compensation to the achievement of specific goals and the completion of strategic initiatives that improve our financial performance.
Alignment with Stockholders
We focus on creating long-term value for stockholders by encouraging executives to build and maintain meaningful levels of ownership in the Company through a combination of equity incentive awards and mandatory share ownership requirements. We develop incentives that reward the creation of long-term value and that discourage excessive or unnecessary risk taking.

As you read this CD&A, we believe you will recognize several key attributes of our executive compensation programs:

•
Focus on Variable Compensation – our program design emphasizes incentive-based, variable compensation and the bulk of this variable pay is based on pre-established performance metrics and/or stock price performance;

•
Annual Incentive Compensation Plan Performance Goals and Thresholds – targets under our annual cash incentive program provide for both upside and downside potential depending upon actual performance with the upside opportunities capped to help mitigate the risk of overemphasizing achievement of annual results at the expense of long-term value; and

•
Long-Term Compensation Strategy – our long-term incentive programs (i) utilize three-year vesting periods and three-year rolling performance periods to provide long-term incentive compensation that rewards sustained performance, and (ii) are directly linked to stockholders’ interests over the performance period.

2015 At-a-Glance

The oil and gas industry is highly cyclical. Activity levels are driven by traditional energy industry activity indicators, which include current and expected commodity prices, drilling rig counts, footage drilled, well counts, geologic characteristics of wells that determine drilling rig requirements and capabilities, and our customers’ spending levels allocated towards exploratory and development drilling.

Historical market indicators are listed below:

	2015	% Change	2014	% Change	2013
Worldwide Rig Count (1)
U.S. (land and offshore)	978	(47)%	1,862	6%	1,761
International (2)	1,167	(13)%	1,337	3%	1,296
Commodity Prices (annual average) (3)
Crude Oil (United Kingdom Brent)	$53.60	(46)%	$99.45	(9)%	$108.70
Crude Oil (West Texas Intermediate)	$48.78	(48)%	$92.93	(5)%	$98.02
Natural Gas (Henry Hub)	$2.63	(38)%	$4.26	14%	$3.73

(1)	Estimate of drilling activity as measured by annual average active drilling rigs based on Baker Hughes Incorporated rig count information.

(2)	Excludes Canadian Rig Count.

(3)	Estimate of commodity prices as based on NYMEX front-month composite energy prices.

Overall, the operating environment in 2015 was challenging for the Company and the broader energy services industry. Oil prices have declined significantly since late 2014, resulting in curtailed spending and operations on the part of E&P companies. As a result, E&P companies across most geographic regions have reduced their capital spending, terminated certain drilling contracts, requested pricing concessions and have taken other measures aimed at reducing the capital and operating expenses within their supply chain. This has adversely impacted our rental tools activity and pricing, as well as utilization and pricing of our drilling rigs. See "Oil and natural gas prices have declined substantially and are expected to remain depressed for the foreseeable future. Sustained depressed prices of oil and natural gas will adversely affect our financial condition, results of operations and cash flows" in Item 1A. Risk Factors, of our Annual Report filed on Form 10-K on February 25, 2016.

As a result, revenues and gross margins in our Drilling Services and Rental Tools Services businesses were lower in 2015 as compared with 2014.

In our Drilling Services business, which is comprised of the International & Alaska Drilling segment and U.S. (Lower 48) Drilling segment – average utilization was 44 percent in 2015 as compared with 72 percent in 2014. Average utilization in our International & Alaska Drilling segment decreased to 59 percent for the year, from 72 percent for the prior year. At the end of 2015, 12 of our drilling rigs were under contract. Pricing and utilization were adversely impacted in the Eastern Hemisphere and Latin America due to the decline in customer activity. Utilization for our two arctic-class drilling rigs in Alaska remained at 100 percent. Activity for our O&M business remained relatively steady.

Our U.S. (Lower 48) Drilling segment average utilization was 15 percent, down significantly from 2014 utilization of 72 percent. The Gulf of Mexico (“GOM”) market has experienced the largest decline in activity relative to our other markets. Customers operating in the shallow water GOM market are typically small, private energy producers which tend to be more cash flow sensitive and have limited access to third party capital as compared with many of our larger customers operating in other geographic markets.

Our Rental Tools Services business average utilization index for our U.S. rental tools tubular goods was 54, compared with 91 in 2014. The U.S. tubular goods index is an indexed value of our tubular goods (drill pipe and related products) on rent relative to our total tubular goods inventory. Although our U.S. revenues declined 37 percent from 2014 levels, our U.S. rental tools business did not decline as much as the average number of rigs drilling for oil and gas in the U.S., which experienced a 47 percent decline. We view this as an indication of our ability to maintain share in both our land and offshore market areas, despite this challenging market environment.

The depressed industry conditions also impacted our international rental tools business as revenues declined 16 percent from 2014. However, our internal initiatives helped increase our gross margin as a percent of revenues in our international rental tools business to 16 percent in 2015 from 15 percent in 2014. Despite a $19.4 million decrease in revenues, our gross margin only declined $1.7 million as we took several steps to enhance the performance of this business by consolidating and closing underperforming locations, hiring or replacing management, reducing headcount, and improving the management of our supply chain.

Although the severity and duration of the current industry downturn is contingent upon many factors beyond our control, we have taken several steps in an effort to preserve and increase cash flow, including lowering our cost base through headcount reductions and lower idle rig costs, reducing capital expenditures and striving to sustain utilization and market share.

We further strengthened our financial position by reducing our total debt by $30 million during the year and enhancing our liquidity and financial flexibility by increasing the revolving credit facility under our 2015 Secured Credit Agreement from $80 million to $200 million and extending its maturity to 2020. Liquidity (cash on the balance sheet plus 2015 year-end revolver capacity) was approximately $322 million at year-end 2015 as compared with approximately $178 million at year-end 2014.

Below are highlights of some of the compensation-related decisions implemented for 2015:

•
Early in 2015, the Committee reviewed and refined the list of companies to which we will compare our performance (“Performance Peer Group”) in Total Shareholder Return (”TSR”) and Return on Net Capital Employed (“ROCE”) during the next three years.

•
As part of our normal annual long-term incentive grant cycle, the Committee approved grants to our NEOs of restricted stock units (“RSUs”) and performance-based awards in the form of Phantom Stock Units (“PhSUs”) and Performance Cash Units (“PCUs”). Final payout of these performance based units is directly correlated to the Company’s TSR and ROCE in relation to our Performance Peer companies, thus continuing to align our Leadership Team with stockholders’ interests.

•
The Committee established specific performance measures intended to focus our executives on liquidity and cash preservation, and approved annual incentive pay at varying percentages of target, reflecting not only overall results for the Company, but individual performance over the year.

•
At our 2015 Annual Meeting, 94% of the votes cast in the advisory vote (“Say on Pay”) were in favor of the executive compensation programs of the Company. Considering this level of stockholder support for our executive compensation programs, the Committee did not propose significant changes to executive compensation program design in 2015.

Participants

The committee has designed the compensation program components described in this CD&A specifically for our senior executives, including the principal executive officer (“PEO”), the principal financial officer (“PFO”) and the three most highly compensated executive officers of the Company. The executives are:

Name	Title
Gary Rich	Chairman, President, and Chief Executive Officer (“PEO” or “CEO”),
Chris Weber	Senior Vice President and Chief Financial Officer (“PFO” or “CFO”)
David Farmer	Senior Vice President – Europe, Middle East and Asia (“EMEA”)
Jon-Al Duplantier	Senior Vice President, Chief Administrative Officer (“CAO”) and General Counsel
Philip Agnew	Senior Vice President and Chief Technical Officer

Administration

Role of the Committee

The Committee administers our executive compensation program in accordance with its charter and other corporate governance requirements of the SEC and the NYSE. In designing our compensation programs and making decisions on individual executive compensation, the Committee periodically reviews and considers the following information and factors:

•	the Company’s executive compensation philosophy, policies and objectives, including the rationale underlying each element of executive compensation;

•	review of executive compensation tables (which will ultimately be incorporated into the Proxy Statement) containing the following information with respect to each executive officer:

▪	total compensation and the components thereof (base salary, annual incentive pay, long-term incentive compensation),

▪	future compensation including, without limitation, estimated long-term incentive plan payouts,

▪	potential post-termination compensation,

▪	perquisites and certain elements of past compensation;

•	benefit programs;

•	the relative pay relationships among members of the Leadership Team;

•	job performance, responsibilities and experience of each executive officer;

•	competitive considerations relevant to recruiting and retaining executive officers, including the compensation policies and practices of our peers; and

•	the potential for behavioral or other risks associated with the incentive plan design or operation.

Role of the Independent Compensation Consultant

The Committee engaged Pearl Meyer & Partners (“PM&P”) in 2004 as its independent advisor to advise the Committee on certain compensation issues from time to time. The Committee conducted a market review of independent advisors in 2015, considering independence, scope of services, advisor experience and pricing. The Committee chose to renew the engagement with PM&P for 2015.

In 2015, the Committee determined PM&P to be independent based on the following factors:

•	the Committee had the sole ability to engage and terminate PM&P; and

•
except with respect to the limited work for the Company described below, PM&P received all of its assignments with regard to executive compensation matters directly from the Committee (or the Corporate Governance Committee with respect to assignments relating to non-employee director compensation).

The Committee also took into consideration the following six factors in its ongoing evaluation of PM&P’s independence as a compensation consultant and potential conflicts of interest with the Company:

•	the provision of other services to the Company by PM&P;

•	the amount of fees PM&P receives from the Company, as a percentage of PM&P’s total revenue;

•	the policies and procedures of PM&P that are designed to prevent conflicts of interest;

•	any business or personal relationships between PM&P and members of the Compensation Committee;

•	any stock of the Company owned by PM&P or its employees; and

•	any business or personal relationships between the compensation advisers employed by PM&P or PM&P itself and executive officers of the Company.

The Committee confirmed that PM&P has not provided other services to the Company, except for the Company's participation in PM&P drilling industry surveys as a normal participant. We describe this service below. Further, the fees received by PM&P from the Company are less than 1% of PM&P’s total revenue, and PM&P maintains a Conflicts Policy to prevent conflicts of interest from arising. The PM&P Conflicts Policy also prohibits employees involved with a client engagement from buying or selling client stock not held derivatively. None of the PM&P team members assigned to the Company has any business or personal relationships with members of the Committee or with any executive officer of the Company. PM&P has provided separate certification to the Company regarding its compliance in this area. Accordingly, the Committee continues to believe that its ongoing retention of PM&P does not give rise to conflicts of interest that would jeopardize PM&P’s ability to provide independent compensation advice.

During 2015, PM&P provided the following compensation consulting services for the Committee:

•	Compiled marketplace compensation data to assist the Committee in establishing executive compensation for our CEO and our other NEOs;

•	Assisted the Committee in the evaluation of performance outcomes and the general assessment of the market competitiveness of our annual Incentive Compensation Plan and Long-Term Incentive Plans;

•
Aided in the Committee’s review and determination of its Peer Groups (defined below) for purposes of (a) determining appropriate executive compensation, and (b) determining the Company’s relative performance; and

•
Provided ongoing support and advice to the Committee on other subjects affecting NEO compensation, including the design of the annual incentive program, updates on trends in the marketplace, and the analysis of legislative and regulatory developments.

During 2015, PM&P's services to the Company (as opposed to the Committee) were limited to providing the Company with industry-wide surveys of compensation-related data prepared by PM&P and distributed to survey participants, including the Company. As a survey participant, the Company received compiled information in the same format as other participants, and neither the Company nor its executive officers were made aware of specific company results. The fees for participation in these surveys were less than $20,000. PM&P routinely reports its survey activities to the Committee and must inform the Committee of any Company requests for services, of which none were made in 2015 outside of the Company's survey participation.

Roles of Executives in Establishing Compensation

The CEO plays a key role in determining compensation for the other executive officers. The CEO attends the meetings of the Committee regarding executive compensation and discusses his recommendations with the Committee, including his evaluation of the performance of executives based on his direct involvement with such executives. The Committee evaluates the performance of the CEO, and uses relevant data from PM&P, in determining its recommendations regarding the base salary and other compensation for all executive officers. Mr. Rich does not make recommendations regarding his own compensation. The Committee evaluates each executive’s performance and compensation in executive sessions that exclude any individual whose compensation is being discussed.

Benchmarking

In order to analyze pay practices within our industry, the Committee examines companies we consider our peers – that is, companies generally comparable in terms of size, industry, and market cycle; with whom we compete for executive talent; and which are generally viewed by industry analysts as our peer companies. The Committee has established two peer groups against which we benchmark: (a) the Compensation Peer Group, against which we benchmark for purposes of establishing appropriate levels and types of compensation for our executives; and (b) the Performance Peer Group, against which we benchmark for purposes of determining appropriate Company performance criteria influencing executive compensation (the Compensation Peer Group and Performance Peer Group may be collectively referred to herein as the “Peer Groups”). The Committee, relying on input from executive management and PM&P, periodically reviews the composition of the Peer Groups to ensure it is appropriate for comparative purposes.

Peer Group benchmarking is one of several tools the Committee utilizes to determine appropriate base salaries, annual incentives, long-term incentives and other financial benefits that comprise the total compensation for our executive officers. With the assistance of PM&P, the Committee gathers compensation data from the SEC filings of our peers and uses that data to benchmark those of our NEOs who have an appropriate match in terms of job function and scope of responsibility. In addition, we supplement publicly available proxy data with compensation data from both general and industry-specific surveys. We believe that blending proxy data with survey data provides the necessary information to understand the market and make informed decisions.

While we believe that competitiveness is a key element in obtaining and retaining quality personnel, there are limitations on comparative pay information when establishing individual executive compensation, including difficulty in comparing equity gains and other compensation. Therefore, the Committee exercises discretion as to the nature and extent of its use of benchmarking data. We generally target the market median for each element of executive pay, but in doing so we use this data as a market guideline rather than a narrow competitive target. We consider all the relevant factors and circumstances, including a review of historic increases in compensation, assessment of internal pay equity; and we monitor how well our current executive compensation program is achieving the goals described in the Company’s compensation philosophy. This approach allows us to respond better to changing roles within benchmarked positions and changing business conditions, and to manage compensation more evenly over a career.

Compensation Peer Group

In 2014, the Committee reviewed the market to consider the appropriate parameters for the Compensation Peer Group. The Committee determined that the slate of peer companies should range between approximately 1/4th and 3 times the revenue of the Company, should contain companies with similar industry characteristics, and should be large enough to ensure appropriate benchmarking, even if some members of the Peer Group ceased providing publicly-available information. As a result of this review, the following list of peer companies was used for benchmarking in 2015, and will continue to be the basis for executive compensation benchmarking in 2016:

	2015 Compensation Peer Group	2015 Revenue	Market Cap
DO	Diamond Offshore Drilling, Inc.	2,419	2,894
PTEN.O	Patterson-UTI Energy Inc.	1,891	2,219
ESI.TO	Ensign Energy Services Inc.	1,391	1,124
PDS	Precision Drilling Corp.	1,556	1,154
KEG	Key Energy Services, Inc.	792	76
RDC	Rowan Companies PLC	2,137	2,116
BAS	Basic Energy Services, Inc.	806	114
ATW	Atwood Oceanics	1,396	661
NR	Newpark Resources Inc.	677	444
PES	Pioneer Energy Services Corp.	541	140
TTI	Tetra Technologies, Inc.	1,130	603
MTRX.O	Matrix Services Company	1,321	545
HLX	Helix Energy Solutions Group, Inc.	696	558
DRQ	Dril-Quip, Inc.	844	2,272
HERO.O	Hercules Offshore, Inc.	n/a(1)	1.3
VTG	Vantage Drilling Co.	n/a(2)	0.8
CRR	CARBO Ceramics Inc.	280	401
HOS	Hornbeck Offshore Services, Inc.	476	356
GLF	Gulfmark Offshore, Inc.	275	120
TESO.O	Tesco Corp.	280	282
	75th Percentile	1,393	1,124
	MEDIAN	806	444
	25th Percentile	609	140
PKD	PARKER DRILLING COMPANY	712	224
	Percentile Rank Against Peers	39	30

(1)	Hercules Offshore Inc. has not reported 2015 revenues as of this printing. Its 2014 revenue was $900 million.

(2)	Vantage Drilling Co. has not reporting 2015 revenues as of this printing. Its 2014 revenue was $876 million.

Performance Peer Group

Annually, the Committee considers a range of potential performance criteria against which to measure Company performance for establishing performance-based executive compensation. Such potential criteria include measures related to cash flow, earnings, return on investment, share price (including total shareholder return), capital and inventory, and other measures, which could be established as absolute goals, or as relative measures compared with the Performance Peer Group.

In 2015, the Committee conducted a thorough study of the Performance Peer Group, assessing the appropriateness of each existing Performance Peer Group company in an effort to select companies that are direct competitors, have a similar capital structure, have similar capital requirements and asset lives, and have similar exposure to the oilfield service and drilling cycles. Because the long-term incentive program compares the Company’s TSR and ROCE to this peer group, the Committee believes appropriate peers included in this group should experience the same stock price cycles and have similar capital requirements as the Company. In addition, as Parker Drilling competes both in drilling and in rental tool services, a mix of companies with similar offerings was selected. The resulting Performance Peer Group selected by the Committee for the purpose of granting long-term incentives in 2015 was as follows:

	Performance Peer Company	FY 2015* Revenues ($MM)	December 2015 Market Cap ($MM)
BAS	Basic Energy Services, Inc.	806	114
HP	Helmerich & Payne, Inc.	1,171	5,784
HERO	Hercules Offshore, Inc.	n/a(1)	1.3
KEG	Key Energy Services, Inc.	792	76
NBR	Nabors Industries, Ltd.	3,792	2,813
PTEN	UTI Patterson	1,891	2,219
PES	Pioneer Energy Services Corp.	541	140
PDS	Precision Drilling Corp.	1,556	1,154
SPN	Superior Energy Services, Inc.	2,775	2,030
WFT	Weatherford	9,433	6,536
	75th Percentile	2,554	2,516
	MEDIAN	1,363	1,154
	25th Percentile	796	127
PKD	PARKER DRILLING COMPANY	712	224
	Percentile Rank Against Peers	11	40

(1)	Hercules Offshore Inc. has not reported 2015 revenues as of this printing. Its 2014 revenue was $900 million.

The Committee, in monitoring the peer industry practices, may make modifications to the Peer Groups from time to time, as our size or the size of our peers change, new competitors emerge, or consolidation occurs within the industry. The Committee will continue to monitor the appropriateness of the Peer Groups with the primary objective of utilizing Peer Groups that provide the most appropriate reference points for the Company as part of the Committee’s competitiveness evaluation.

Compensation Review

The Committee periodically reviews data compiled by the Company and PM&P that provides comprehensive information regarding all elements of actual and potential compensation that comprise the total compensation package of each executive officer. The Committee reviews the total dollar amount of each element of the executive officer’s compensation, including cash compensation (base salary and annual incentive compensation), equity awards, benefits and perquisites. This comprehensive information allows the Committee to see the potential RSU, Performance Share Unit (“PSU”), PCU and/or PhSU grants (minimum, target/budget and maximum) from long-term incentive plans, as well as the potential payouts in post-termination and change-of-control situations. The review provides the Committee with all the relevant information necessary to determine whether the balance between long-term and short-term compensation, as well as fixed and variable compensation, is consistent with the overall compensation philosophy of the Company. This information is also used in the Committee’s analysis of each element of compensation to ensure that the total compensation package for each executive officer is appropriate considering all relevant factors and circumstances.

Risk Management
We designed several elements of our executive compensation program to promote the creation of long-term value and thereby discourage behavior that leads to excessive or unnecessary risk taking. We have reviewed whether the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company, and have determined that there are no real or apparent risks in or across the Company’s incentive plans that would or could be considered material. This risk review covered compensation-related risks described below, and included the component parts of our compensation programs and any potential adverse interactions among the programs. Risk mitigation practices include, among other things, the following:

Compensation Risk	Mitigation
Financial • Compensation programs place undue financial burden on the Company • Compensation is not linked to Company performance
•    Compensation is targeted at market median relative to our similarly sized peer companies; target total direct compensation for 3 out of 5 NEOs is below median
•    Annual planning process sets variable pay targets based on overall projected Company performance; payouts capped and overall leverage under plans is appropriate
•    Incentive metrics are set annually and linked to company near- and long-term performance drivers (e.g., financial returns, share performance, cash flow, governance and controls, etc.)
•    For executives, 20-30% of compensation is fixed while 70-80% of compensation is variable, based on Company performance, which is consistent with market practice and balances tolerance for risk
•    There are no “all or nothing” incentive awards or performance metrics in place

Operational • Governance and administration is not sufficient to mitigate errors in judgment or payment calculations
•    Annual and long-term incentive metrics are reviewed and approved by the Compensation Committee at the start of a performance period
•    Executive incentive payouts are reviewed, validated and approved by the Compensation Committee after audit of actual results
•    Compensation Committee retains adequate discretion to adjust awards

Reputational • Pay practices could draw negative attention from stakeholders and corporate governance institutions
•    Compensation Committee oversight with external consultant, PM&P
•    Annual “Say on Pay” advisory vote submitted to stockholders (94% of votes cast in favor in 2015)
•    Adoption of many corporate governance practices and policies currently expected by stockholders, such as minimum stock ownership requirements, clawback/recoupment and anti-hedging policies
•    No negative features identified by advisory firms

Talent • Compensation program design or implementation results in inability to attract, motivate and retain critical talent
•    Program designed to provide a balanced mix of cash and equity, and annual and long-term incentives with associated performance metrics
•    Compensation philosophy is designed to target the market median with upside and downside
•    Actual and target compensation for executives is reviewed annually by the Compensation Committee

Relative Size of Major Compensation Elements

When establishing or recommending executive compensation, the Committee considers total compensation payable to the executive, forms of payment, benchmarking data, risk mitigation considerations and past compensation. The Committee generally seeks to target a balance between annual cash rewards, including base salary and annual incentive compensation (which is dependent on short-term performance), and long-term incentive compensation designed to retain executives and ensure that a significant portion of the total executive compensation is aligned with stockholder interests. The mix of pay actually provided depends in part on achievement of Company performance goals (absolute and relative to our peers) and individual performance goals. The percentage of compensation that is contingent, or “at risk,” typically increases in relation to an executive officer’s responsibilities within the Company. Contingent performance-based incentive compensation for more-senior executive officers constitutes a greater percentage of total compensation than for less-senior executive officers. See “Mix and Allocation of Compensation Components” in the “Compensation Program Design” section below.

Under our executive compensation program, individual target compensation levels rise as responsibility increases, with the portion of performance-based compensation rising as a percentage of total targeted compensation. One result of this structure is that an executive’s actual total compensation, as a multiple of the total compensation of his or her subordinates, will increase in periods of above-target performance and decrease in times of below-target performance.

Compensation Program Components

Overview
The total compensation package for our executive officers generally consists of a mix of:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	employee benefits and perquisites; and

•	certain benefits originating from termination.

We have chosen these elements, all of which are commonly provided by other companies included in our Peer Groups, in order to support our executive compensation philosophy (i.e., to remain competitive in attracting and retaining executive talent, to drive performance against short- and long-term goals, and to promote alignment with stockholders). We pay base salary at a level we believe is sufficient to be competitive, and generally target the market median as reported to the Committee by PM&P. We also provide our executives employee benefits that are available to our employees generally, such as medical, life, disability and travel accident insurance, as well as participation in our 401(k) Plan.

In addition to base salary and benefits, we provide additional compensation, a significant portion of which is performance-based variable compensation. Further information on the relative size of the different elements of compensation is contained in this discussion under “Relative Size of Major Compensation Elements” above. We believe that a mix of fixed and variable compensation will motivate our executives to achieve our business goals and thereby increase stockholder value.

Mix and Allocation of Compensation Components
The targeted mix of total direct compensation (base salary, plus annual incentive compensation, plus the fair value of long-term incentive awards on the date granted) varies by executive, as shown in the charts below. The targeted and actual mix may shift from year-to-year based on the composition and number of executives as well as the actual Company and individual performance, as demonstrated below for the year 2015:

Pay Mix

Base Salary
We review base salaries annually and target base compensation at or near the market median base salary, but we may exercise discretion to deviate from market-median practices for individual circumstances, as we deem appropriate to achieve the Company’s compensation and retention goals. In making our adjustments to base salary, we also consider past compensation paid to each executive as well as their time in position, performance, responsibilities and experience. Due to the financial challenges in 2015, management recommended and the Committee agreed to not increase any executive base salaries during the year, even though the base salaries for several executives are lower than competitive salary benchmarks. The 2015 base salaries for our NEOs are reported in the Summary Compensation Table, which follows this CD&A.

Annual Incentive Compensation Plan (the “ICP”)

The ICP is the short-term incentive compensation element of our compensation program awarded on an annual basis. It is a cash-based performance incentive program designed to motivate and reward our executive officers as well as other employees for their contributions to achieving specific annual business goals that we believe create stockholder value.

Under the ICP, actual performance is compared against a scorecard of specific performance measures and associated targets approved by the Committee each year. The results of this comparison dictate the ultimate amount of the payout for each individual. The ICP includes a clawback provision that allows the Committee to exclude an executive from participating in the ICP or to seek reimbursement of previously paid ICP compensation in cases where it was ultimately determined that the executive engaged in certain misconduct, as defined in the ICP.

2015 ICP Design and Performance Goals

Each year the Committee establishes specific performance metrics and related performance targets for the ICP. The performance metrics are developed in alignment with the Company’s strategic plans and the annual budget (which is reviewed with the Board) and benchmarked against our Peer Groups. The payout of the ICP can range from zero to a maximum payout amount of 200% of base salary for the CEO, 150% of base salary for senior executives, and 100% of base salary for other vice presidents.

Name	Target Award Opportunity (% of Base Salary)	Maximum Award Opportunity (% of Base Salary)	FY 2015 Opportunity
			Target Award Opportunity	Maximum Award Opportunity
Mr. Rich, CEO	100%	200%	$650,000	$1,300,000
Mr. Weber, SVP & CFO	75%	150%	$284,625	$569,250
Mr. Farmer, SVP EMEA	75%	150%	$295,481	$590,963
Mr. Duplantier, SVP, CAO & General Counsel	75%	150%	$290,747	$581,495
Mr. Agnew, SVP & CTO	75%	150%	$231,504	$463,008

At the end of 2014, the Board reviewed with management external industry projections calling for significant declines in customer spending and drilling activity in the U.S. and abroad. Based on those discussions, management recommended and the Board supported a 2015 annual financial plan focused on cash and liquidity preservation. The Committee approved performance measures that could be communicated clearly and acted upon easily by employees in support of the 2015 financial plan. Because the financial plan called for maximizing the Company’s Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA), and minimizing Capital Expenditures (“CAPEX”) in order to preserve cash and maintain liquidity in a contracting business environment, the Committee decided to measure the executives’ performance in part using a combined metric of EBITDA Less CAPEX. Recognizing the heightened risk of customers experiencing cash constraints in the anticipated business environment, the Committee also selected a Days Sales Outstanding (“DSO”) metric to incentivize performance in the area of cash collections from customers. These two performance measures are collectively referred to as the “Financial Performance Metrics”.

Performance Measure	Percent of Total ICP Determination (Weight)	Measurement Indicator
EBITDA Less CAPEX	60%	Measures management’s effectiveness at managing spending levels in an environment where cash preservation is a high priority
Days Sales Outstanding	20%	Measures management’s effectiveness at collecting receivables in an environment where customer credit risk is heightened
Individual Performance	20%	Measures individual accomplishment of annual performance goals and other strategic contributions to the Company
TOTAL	100%

Each performance metric was weighted relative to its potential impact on the performance of the Company. For each of the NEOs, the ICP payout in 2015 was based on the level of achievement of these weighted performance metrics.

A performance index, or multiplier, is determined for each performance metric based on the results achieved for that performance metric. For example, a performance index of 1.0 means the Company achieved the target goal for such performance metric. The performance index is then weighted by multiplying the performance index by the weighting factor assigned to the performance metric. The weighted performance indices are then added, with the sum representing the overall performance factor used to calculate the payment to the individual executive, subject to the Committee applying discretion to adjust the payment based on additional factors it determines are appropriate.

In addition to the performance metrics described above, several other performance metrics were built into the 2015 ICP (the “Other Performance Metrics”) which could result in a reduction in ICP payouts of up to 20%. The Other Performance Metrics were not weighted and include (i) the occurrence of a work-related fatality) (ii) the failure rate of testing of internal controls exceeding of a predetermined threshold, (iii) the Total Recordable Incident Rate (“TRIR”) of the Company being worse than the prior year as well as worse than the average TRIR for the International Association of Drilling Contractors (“IADC”), and (iv) the failure to achieve specific compliance training goals. These Other Performance Metrics were included because they represent management’s attention to safety and to the integrity of our financial statements, and because management and the Board believe there is a direct correlation between the Company’s performance and safety and financial integrity. If any of the conditions related to Other Performance Metrics are triggered, the result would be an automatic decrease in total payout of 5% per triggered metric.

The “threshold,” “target” and “maximum” payouts for 2015 under the ICP are provided in the table titled: “2015 Grants of Plan-Based Awards Table” found on page 59 of this Proxy Statement. In 2015, the Committee set the target payout goals for the Financial Performance Metrics at values significantly more challenging than budgeted values to ensure that payouts would not reach target level unless the Company significantly outperformed the budget. In addition, the Committee capped payouts at target levels in the event that either (i) the Company reported a net loss for the year or (ii) outstanding debt increased from year-end 2014 to 2015. Finally, the Committee adjusted the “threshold” payout to 25% of the target payout, rather than 50% of target payout, to encourage continual efforts to achieve the financial goals in a declining market. The payout at the maximum was 200% of target. There would be no payout for performance results below threshold requirements.

2015 ICP Results and Payout
Market dynamics in 2015 proved more challenging than experts predicted at the beginning of the year. Despite the difficult market, management strengthened the Company’s financial position and flexibility by reducing $30 million of debt, increasing available credit from $80 million to $200 million and increasing cash on hand by $26 million. Total liquidity increased from $178 million as of year-end 2014 to $322 million at the end of 2015.
Actual results for the approved 2015 ICP performance measures exceeded the threshold but did not achieve target payout levels. Year-end EBITDA Less CAPEX was $64.5 million compared to a threshold of $11.0 million and an ICP target of $97.1 million. Year-end monthly average DSO was 105 days compared to a threshold of 117 days and an ICP target of 98 days.

The performance metrics, weighting factors, performance measure targets for the ICP, and the actual results for metrics other than individual performance in 2015 are set forth below:
2015 Incentive Compensation Plan Calculations(1)(2)

	Weighting	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Performance Index
EBITDA Less CAPEX	60.0%	$11.0	$97.1	$147.0	$64.5	0.66
Days Sales Outstanding	20.0%	117	98	87	105	0.71
Company Performance factor (80% of Payout)						0.67

(1)	Dollars in millions, rounded.

(2)
The scorecard above applied to Messrs. Rich, Weber, Duplantier and Agnew. Mr. Farmer’s calculations are based upon the scorecard developed for the EMEA business unit. The components of this scorecard are as follows: EBITDA Less CAPEX (corporate): 20%; EBITDA Less CAPEX (business unit): 40%; Days Sales Outstanding (business unit): 20%.

The applicable performance factor (indicated above) was then multiplied by each NEO’s base salary and by 0.80 to establish that part of the payout that was based on the Financial Performance Metrics. The company performance factor applicable to Messrs. Rich, Weber, Duplantier and Agnew was 0.67, while the business unit factor applicable to Mr. Farmer’s award was 0.76.
The Committee also reviewed individual NEO performance for 2015, including the CEO’s recommendations regarding individual performance factors when determining final ICP payouts. Given the business environment, management recommended and the Committee agreed to cap individual performance index award multipliers at 1.0, even if an executive’s individual performance exceeded expectations related to his individual 2015 goals.

While the Company performed well financially against internal budget expectations, and achieved a result greater than the threshold performance level, safety performance, as measured by TRIR, was disappointing. Our overall TRIR of 0.92 was higher than the previous year and higher than the IADC average. Therefore, the executives’ total payout was reduced by 5%. The Company achieved its goals related to internal controls, compliance training, and avoidance of work-related fatalities, so there were no further deductions from the ICP payout.
The resulting actual payouts for the NEOs for 2015 are shown in the table below and included in the Summary Compensation Table immediately following this CD&A.

2015 Individual ICP Award Calculations

Participant	FY 2015 Salary ($)	FY 2015 Target Award Opportunity (% of Salary)	FY 2015 Target Award Opportunity ($)	X	Combined Factor Less 5% Deduction(1)	=	ICP Award(2) ($)
Mr. Rich(3)	650,000	100	650,000		0.70		455,468
Mr. Weber(3)	379,500	75	284,625		0.70		199.442
Mr. Duplantier(3)	387,663	75	290,747		0.70		203,732
Mr. Farmer(4)	393,975	75	295,481		0.73		216,077
Mr. Agnew(3)	308,672	75	231,504		0.70		162,219

(1)	The combined factor is rounded to the nearest hundredth.

(2)	The ICP award amounts listed are rounded to the nearest dollar.

(3)	Reflects an individual performance factor of 100%.

(4)	Mr. Farmer’s award reflects a business unit factor of 0.76 and an individual performance factor of 80%.

The Committee considered whether or not to structure the plan design and awards to permit the Company to take advantage of the performance-based exception to deductibility limits on certain employee compensation under Section 162(m) of the Internal Revenue Code. The performance-based exception limits flexibility and discretion with respect to the design and implementation of the plan and awards. The Committee determined that flexibility in the plan design and the use of discretion where appropriate were of more importance to the Company than taking advantage of this provision. The Committee will continually monitor the compensation plans and the potential benefits of the additional deductibility in the future. See “Impact of Accounting and Tax Treatments” on page 54, below.

2010 Long-Term Incentive Plan

The Parker Drilling Company 2010 Long-Term Incentive Plan (as amended and restated as of May 8, 2013) (the “Current Plan”), approved by the stockholders in May 2013, allows for grants of long-term incentive awards in the form of cash, stock options, restricted stock, RSUs, PSUs, PCUs, PhSUs and/or stock appreciation rights. The awards can be based on any one or more of a number of performance criteria, including profits; profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity, investment or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments); earnings (including, but not limited to, total shareholder return, earnings per share or earnings before or after taxes); net sales growth; net earnings or income (before or after taxes, interest, depreciation and/or amortization); gross operating or net profit margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); turnover of assets, capital or inventory; expense targets; margins; measures of health, safety or environmental performance; operating efficiency; customer service or satisfaction; market share; and credit quality and working capital targets. The Current Plan references all of these performance criteria, which may be measured in absolute terms or relative to our Performance Peer Group.

The Committee believes that the interests of our stockholders are best served when a significant percentage of our executives’ compensation is comprised of equity-based and other long-term incentives that appreciate in value upon increases in the share price of our Common Stock and other indicators that reflect improvements in business fundamentals relative to our peers. We also intend for our equity-based incentive awards to act as a retention tool for our executives, especially with time-vesting conditions on some equity awards. Consistent with our compensation philosophy, the Committee seeks to target equity-based and long-term incentive awards that generally reflect the market-median value of annual stock awards.

2015 Long-Term Incentive Awards

In April 2015, the Committee reviewed and considered recommended awards for each of the executive officers. After due consideration and pursuant to its authorization under the Current Plan, the Committee approved three-year incentive awards (“2015 LT Incentive Awards”). PM&P assisted the Committee in the design of the 2015 LT Incentive Awards, including developing relative performance targets that will determine ultimate payouts, as well as reviewing and structuring the allocation of payout between time-based units and performance-based units. The primary goals of the 2015 LT Incentive Awards are to (a) align management’s compensation with stockholders’ interests, (b) incentivize top management to make good long-term decisions, and (c) retain executives. Over time, the Committee intends to replace most, if not all, traditional grants of stock options or restricted stock for executive officers with long-term compensation awards like the 2015 LT Incentive Awards, subject to exceptional circumstances where a unique award is appropriate to attract or retain key personnel. These awards also provide an opportunity for increased equity ownership by the executives to strengthen the link between the creation of stockholder value and long-term incentive compensation, aligning the interests of the two groups.

Similar to the ICP, the 2015 LT Incentive Awards are consistent with the Company’s philosophy of tying a significant portion of each executive’s compensation to performance. This plan differs from the ICP in that it also provides long-term retention benefits because the executive officers must remain in the employ of the Company for three years from the grant date of the awards in order to receive the full benefit, subject to certain exceptions.

In 2015, executive officers and certain key personnel were granted long-term incentive compensation allocated as follows:

Participant	Restricted Stock Units (RSUs)(1)	Performance Units(2)
Gary Rich	40%	60%
All other NEOs	50%	50%
Other executives and key personnel	60%	40%

(1)	RSUs are time-based, and vest annually on a pro-rata basis over a three-year period beginning on March 14, 2015 and ending on March 13, 2018.

(2)
Performance-based units are tied to performance targets established at the commencement of the three-year performance period. One-half of the units granted is PhSUs which are denominated in shares, and will pay out in cash based on TSR relative to the Performance Peer Group. The other half is comprised of PCUs that will pay out in cash based on ROCE relative to the Performance Peer Group.

In order for performance-based units to pay out at the end of a performance period, the minimum performance goals must be met as outlined in the tables that follow. These tables demonstrate that the PhSUs have a maximum payout of 2.5 times the number of PhSUs granted. The PCUs have an upside potential of 2 times the value of the units granted. The Committee retains the discretion to adjust the performance-based award payout downward by as much as 20%. If the minimum performance goals for each performance measure are not met, there will be no payout in shares or cash. Generally, performance-based units and time-based RSU grants will be forfeited if they are not vested prior to the date the executive officer terminates his employment. Subject to the Committee’s discretion, the 2015 LT Incentive Awards will be forfeited if the executive’s employment is terminated prior to the end of the performance period, except in the following situations – all of which would be governed by applicable tax rules:

•	death or disability would result in 100% immediate vesting of all RSUs and 100% immediate vesting of all PhSUs and PCUs at a 1.0 multiplier level;

•
retirement would result in a pro-rata vesting of RSUs and forfeiture of outstanding PhSUs and PCUs. Retirement is defined as voluntary termination after age 60 having completed at least five years of service with the Company;

•	involuntary termination without cause (other than within 2 years following a change in control) would result in a pro-rata vesting of RSUs and forfeiture of outstanding PhSUs and PCUs; and

•
involuntary termination without cause within 2 years following a change in control would result in 100% immediate vesting of all RSUs and 100% immediate vesting of all PhSUs and PCUs at a 1.0 multiplier level.

Pursuant to the 2015 LT Incentive Awards, the Committee will rank the Company’s performance within the Performance Peer Group as of December 31st of each calendar year within the three-year performance period and apply the appropriate weighting and award multiplier from the following tables:

Relative TSR Ranking	Percentile Rank	Award Multiplier		ROCE Ranking	Percentile Rank	Award Multiplier
1	100%	2.50	Maximum	1	100%	2.00	Maximum
2		2.05		2		1.83
3		1.70		3		1.67
4	75%	1.42		4	75%	1.50
5		1.21		5		1.33
6		1.07		6		1.17
7	50%	1.00	Target	7	50%	1.00	Target
8		0.75		8		0.75
9		0.50		9		0.50
10	25%	0.25	Threshold	10	25%	0.25	Threshold
11		0.00		11		0.00
12		0.00		12		0.00
13		0.00		13		0.00
Phantom Stock Unit Metrics    Performance Cash Unit Metrics

As of	Description	Weighting	As of	Description	Weighting
12/31/2015	Single Year TSR	20%	12/31/2015	Single Year ROCE	20%
12/31/2016	Cumulative TSR (2015-2016)	30%	12/31/2016	Average ROCE (2015-2016)	30%
12/31/2017	Cumulative TSR (2015-2017)	50%	12/31/2017	Average ROCE (2015-2017)	50%

2013 Long-Term Incentive Program Results

In March 2013, the Company reviewed and granted awards under the Parker Drilling Company 2010 Long-Term Incentive Plan. Two-thirds of the awards were granted as performance-based units, with the payout based on the Company’s relative TSR and ROCE over the three-year performance period of 2013-2015. The other one-third of the awards was granted as time-based RSUs, all of which vested in thirds in March of 2014, 2015 and 2016. The performance-based units vested following the closure of the three-year performance period on December 31, 2015 and the Compensation Committee’s review of the performance results and certification of the awards. The performance-based awards were paid out in shares and in cash, reflecting a relative TSR award multiplier of 122.5% and a ROCE award multiplier of 160.1% for the three-year performance period. The award multipliers and Company’s rank within a performance peer group of 12 peers established at the beginning of the performance period are outlined in the following table:

	Total Shareholder Return (TSR)				Return on Capital Employed (ROCE)
	1 Year (2013)	2 Year (2013-2014)	3 Year (2013-2015)	Final Weighted Factor	1 Year (2013)	2 Year (2013-2014)	3 Year (2013-2015)	Final Weighted Factor
Weighting by Year	20%	30%	50%		20%	30%	50%
PKD Rank	1	8	7		4	3(1)	3
Award Multiplier	2.50	0.75	1.00	1.225	1.50	1.67	1.60	1.601

(1)	For the 3 year period 2013 – 2015 the company was measured against 11 performance peer companies reporting ROCE for the period.

The payout table below shows the payout value at the time of release for both PSUs and PCUs for the NEOs:

2013 LT Incentive Award Calculations

Executive	2013 PSU Target Value (TSR)(1)	2013 PSU Payout Value (TSR)(2)	2013 PCU Target Value (ROCE)	2013 PCU Payout Value (ROCE)(3)	Total Payout	Payout as % of Target
Mr. Rich	$501,795	$302,429	$501,795	$803,382	$1,105,811	110%
Mr. Weber	$159,563	$96,167	$159,563	$255,520	$351,687	110%
Mr. Farmer	$176,906	$106,621	$176,906	$283,217	$389,838	110%
Mr. Duplantier	$162,985	$98,230	$162,985	$260,963	$359,193	110%
Mr. Agnew	$137,270	$82,733	$137,270	$219,817	$302,550	110%

(1)
The “PSU Target Value” is determined by multiplying the number of shares granted by a factor of 1.0 and by the average closing share price of the Company’s common stock for the thirty trading days immediately prior to the date of grant.

(2)	The “PSU Payout Value” is determined by multiplying the number of shares granted by 1.225 and by the share price of the Company’s common stock at the time of vesting.

(3)	The “Payout Value” of PCUs is determined by multiplying the grant value by 1.601.

Use of Equity from the 2016 Amended Plan

As noted above, the 2016 Amended Plan (if approved by the stockholders) will authorize the granting of traditional awards of stock options and restricted stock in addition to the annual incentive cash compensation and the long-term incentive equity awards described throughout this CD&A. The Committee has adopted a general practice, in line with its competitive markets, that restricted stock unit awards and performance unit awards are preferred over stock options. Accordingly, no stock option grants have been made since 2009. The Company has not established a policy regarding the timing of stock option grants. Full value time-based RSUs and performance-based PSUs, PhSUs and/or PCUs will continue to be a significant component of the equity grants due to (a) the additional amount of share usage required with options, and (b) the widespread industry practice of granting full value shares to key management and employees within the organization.

Stock Ownership Guidelines

Our Board believes that all non-employee Directors and certain executives should own and hold Common Stock of the Company to ensure alignment of their interests and actions with the interests of the Company’s stockholders. As a result, the Board has adopted stock ownership guidelines that require each non-employee Director to achieve ownership of a number of qualifying shares with a market value equal to a multiple of five times the Director’s annual cash retainer. Mr. Rich, as CEO, is required to achieve ownership of a number of qualifying shares with a market value equal to five times his annual base salary within five years of his date of hire. Messrs. Agnew, Duplantier, Farmer, and Weber are each required to achieve ownership of qualifying shares of three times his annual base salary within five years of his appointment to his respective executive office.

Once the Director or executive achieves the required stock ownership level based on market value, the ownership requirement becomes fixed at the number of shares owned at that time, regardless of subsequent fluctuations in the market price of the Company’s stock. “Qualifying shares” include shares owned outright by the Director or executive (or their immediate family members), shares held in a partnership or trust for the benefit of such individual, shares held in the Company’s 401(k) Plan, and shares representing the net after-tax proceeds of unvested RSUs.

Given that the aim of the Company’s Stock Ownership Guidelines is to ensure that the Company’s non-employee Directors and executives have a direct personal financial stake in the Company’s performance, hedging transactions could be contrary to that purpose. Accordingly, our non-employee Directors and executives are strictly prohibited from implementing hedging strategies or transactions using puts, calls or other types of derivative securities based upon the value of the Company’s Common Stock.

Perquisites and Other Personal Benefits

Consistent with our compensation philosophy, we provide certain perquisites to our executive officers that the Company and the Committee believe are reasonable and that better enable the Company to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs.

Personal use of corporate aircraft by the CEO and other senior managers is permitted, subject to limitations prescribed in the Company’s Corporate Aircraft Policy, however none of the NEOs used the corporate aircraft for personal use in 2015. Mr. Farmer was provided expatriate assignment benefits as he was relocated to Dubai, United Arab Emirates in 2014. Specific information regarding these perquisites and the incremental cost, if any, to the Company for providing these perquisites are set forth in the Summary Compensation Table and in the footnotes on pages 57-58 of this Proxy Statement.

In addition, the Company sponsors a defined contribution 401(k) Plan in which substantially all U.S. employees (including the NEOs) are eligible to participate. Currently, the Company matches 100 percent of each participant’s pre-tax contributions in an amount not exceeding four percent of the participant's compensation and 50 percent of each participant’s pre-tax contributions in an amount not exceeding two percent of the participant's compensation, up to the maximum amounts of contributions allowed by law; however, the Company has suspended matching contributions effective April 30, 2016. Employees become 100 percent vested in the employer match contributions immediately upon participation in the 401(k) Plan. The Company currently matches in shares of the Company’s Common Stock.

Impact of Accounting and Tax Treatments

Section 162(m) of the Code limits corporate tax deductions for certain executive compensation over $1 million. Certain types of performance-based compensation are excluded from this limitation only if performance criteria for a particular award are specified in detail within specified times with respect to each year and stockholders have approved the criteria. While our executive compensation programs in recent years have a material performance-based component, not all of our performance-based compensation qualifies as “performance-based” under Section 162(m). The Committee remains aware of these provisions and in the future will continue to assess the applicability of these provisions to future grants under the 2016 Amended Plan.

Employment Agreements

Each of the NEOs has an employment agreement with the Company.  The employment agreements have initial terms with automatic repeating extensions of one year.  In general, the employment agreements provide for the following benefits:

•	payment of base salary, which may be increased upon review by the Board (or the Committee in the case of Mr. Rich) on an annual basis but cannot be reduced except with consent of the executive;

•	payment of annual target incentive compensation of 100% of salary for Mr. Rich, and 75% for Messrs. Weber, Farmer, Duplantier, and Agnew; and

•	eligibility to receive equity awards and to participate in other benefits, including without limitation, paid vacation, the 401(k) Plan, health insurance and life insurance.

The employment agreements with the Company’s executive officers provide for the payment of severance and other post-termination benefits upon the occurrence of specified events, including involuntary termination of employment without cause, voluntary termination with good reason, death or disability, and a change in control of the Company. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Potential Payments Upon Termination” beginning on page 63 of this Proxy Statement.

The employment agreements also restrict the executive officers from engaging in business that competes with the Company and from soliciting employees of the Company for one year after their employment with the Company terminates. In addition, the employment agreements provide that any severance payments are subject to forfeiture if the non-competition, non-recruitment or non-solicitation covenants in their employment agreements are violated or if the Company learns of facts that would have resulted in a termination for cause. None of the employment agreements provides for a gross-up in the event the executive is entitled to benefits that constitute parachute payments subject to an excise tax under the Internal Revenue Code.

The terms of the employment agreement with the CEO were based primarily on the key terms contained in the employment agreements of our peer companies. Although peer comparisons were a factor in negotiating employment agreements with our other executive officers, a significant factor in the negotiation of termination of employment provisions included in their employment agreements was the provision of a fixed amount of compensation intended to offset any potential loss of compensation from leaving their prior employers or from choosing the Company’s offer of employment over other employment opportunities. As part of the analysis conducted when negotiating, the Committee weighs the aggregate potential obligations of the Company that would result from hiring the executive against the potential value created by adding the executive to our management team.

The Company and the Committee believe that the terms and conditions of the employment agreements with the executives are reasonable and will help the Company retain the talent needed to achieve the objectives of our strategic plan. In particular, the severance agreements, in the event of a change in control, will allow our executives to focus their attention on the performance of their duty to act in the best interests of the stockholders without being concerned about their job security. We believe this is instrumental in promoting continuity of executive management. Post-termination payments payable to our NEOs under certain events are discussed in the table and accompanying narrative in the section titled “Potential Payments Upon Termination”.

Actions in 2016

In February 2016 the Committee reviewed the base salaries of the executives. As a result of these reviews and the current market environment, the Committee did not recommend any salary increases in 2016. The current titles and annual salaries of our NEOs are as follows:

Executive	Prior Position	2015 Annual Salary	New Position	New Annual Salary	Percent Increase
Mr. Rich	Chairman, President and Chief Executive Officer	$650,000	[no change]	[no change]	0.0%
Mr. Weber	Senior Vice President and Chief Financial Officer	$379,500	[no change]	[no change]	0.0%
Mr. Farmer	Senior Vice President - EMEA	$393,975	[no change]	[no change]	0.0%
Mr. Duplantier	Senior Vice President, Chief Administrative Officer and General Counsel	$387,640	[no change]	[no change]	0.0%
Mr. Agnew	Senior Vice President and Chief Technical Officer	$308,672	[no change]	[no change]	0.0%

On February 24, 2016, the Committee considered and approved the payment of annual incentive compensation for certain executive officers for the year 2015 and paid in 2016. See the chart entitled “2015 Individual ICP Award Calculations” on page 49 for the amounts paid. The Committee also considered and approved the payout of performance units awarded under the 2013 LT Incentive Program. See the chart entitled “2013 LT Incentive Award Calculations” on page 52 for the amounts paid.

2016 Long-Term Incentive Awards

In March 2016, the Committee reviewed and recommended awards for each of the executive officers. After due consideration and pursuant to its authorization under the Current Plan, the Committee approved three-year incentive awards (“2016 LT Incentive Awards”). On March 10, 2016, executive officers and certain key personnel were granted long-term incentive compensation allocated as follows:

Participant	Time-based Awards (PhSUs and RSUs)(1)	Performance-based Awards (PCUs and PhSUs)(2)
Gary Rich	40%	60%
All other NEOs	50%	50%
Other executives and key personnel	60%	40%

(1)
One-half of the time-based awards are PhSUs, which are denominated in shares and will pay out in cash, and one-half are RSUs. The time-based awards will vest annually on a pro-rata basis over a three-year period beginning on March 10, 2016 and ending on March 10, 2019.

(2)
The performance-based awards are tied to performance targets established at the commencement of the three-year performance period. One-half of the units granted is PhSUs which are denominated in shares and will pay out in cash based on TSR relative to the Performance Peer Group. The other half is comprised of PCUs that will pay out in cash based on ROCE relative to the Performance Peer Group.

PM&P assisted the Committee in the design of the 2016 LT Incentive Awards. The 2016 LT Incentive Awards are structured similar to the 2015 LT Incentive Awards, utilizing relative TSR, ROCE and the Performance Peer group in the same manner as the 2015 LT Incentive Awards. In an effort to reduce the number of shares of Common Stock issuable under the 2016 LT Incentive Awards, the Committee chose to award one-half of the time-based component of the 2016 LT Incentive Awards in PhSUs (denominated in shares and payable in cash) and the other one-half in RSUs.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Roger Plank, Chairman
George J. Donnelly
Gary R. King
R. Rudolph Reinfrank
Zaki Selim

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each person serving as the principal executive officer (“PEO”) and the Principal Financial Officer (“PFO”), and the other three most highly compensated executive officers of the Company, other than the PEO and the PFO, for the year ended December 31, 2015. Collectively, the officers listed in the following table are referred to as the “Named Executive Officers” or “NEOs”. A description of the material terms of the employment agreements for the NEOs is found on pages 54-55 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Mr. Rich PEO Chairman, President and CEO	2015	650,000	837,919	1,258,850	13,250	2,760,019
	2014	627,654	1,274,780	355,911	22,716	2,281,061
	2013	567,000	1,325,756	548,572	24,592	2,465,920

Mr. Weber PFO Senior Vice President and CFO	2015	379,500	713,495	454,962	13,250	1,561,207
	2014	370,212	500,094	160,223	13,000	1,043,529
	2013*	212,308	1,742,017	154,056	4,777	2,113,158

Mr. Farmer SVP Europe Middle East & Asia	2015	393,975	398,123	499,294	295,061	1,586,453
	2014	390,886	519,164	554,120	292,270	1,756,440
	2013	380,481	600,932	240,416	12,750	1,234,579

Mr. Duplantier SVP, CAO and General Counsel	2015	387,663	651,744	464,695	13,250	1,517,352
	2014	378,175	510,814	506,908	16,231	1,412,128
	2013	346,213	553,643	491,321	26,783	1,417,960

Mr. Agnew SVP and Chief Technical Officer	2015	308,672	311,921	382,036	13,250	1,015,879
	2014	305,476	406,754	361,686	13,000	1,086,916
	2013	296,800	466,291	360,386	12,750	1,136,227
* Mr. Weber was hired on May 20, 2013.

(1)
The amounts in column (d) for 2015 reflect both: (i) RSUs granted in each year, and (ii) the PSUs granted in 2013 and 2014 and described in further detail under the heading “Compensation Discussion and Analysis — 2013 Long-Term Incentive Program Award.” The amount reflected for each such award is the grant-date fair value calculated in accordance with ASC Topic 718 and were payable in Common Stock after the completion of the three-year performance period. The amounts included in the table represent the cash value of the Committee-approved payouts at 122.5% of target, reflecting the Company’s relative TSR performance versus our Performance Peer Group over the three-year performance period, 2013-2015. The value of performance-based PhSUs granted in 2015 will be disclosed under “Non-Equity Incentive Plan Compensation” in future years, if earned.

(2)
The amounts in column (e) for 2015 reflect both: (i) cash awards earned by the named individuals under the 2015 ICP, which is discussed in further detail under the heading “Compensation Program Components — Annual Incentive Compensation Plan (the “ICP”)”, and (ii) payouts of PCUs granted in 2013 and described in further detail under the heading “Compensation Discussion and Analysis — 2013 Long-Term Incentive Program Award.” The PCUs were denominated dollars and were payable in cash, after the completion of the three-year performance period. The final value of the performance-based units was paid in cash, effective March 10, 2016. The amounts included in the table represent the Committee-approved payouts of PCUs at 160.1% of target, reflecting the Company’s relative ROCE performance versus our Performance Peer Group over the three-year performance period, 2013-2015.

(3)
The amounts in column (f) include the following: (i) matching contributions made by the Company to each NEO pursuant to the 401(k) Plan, which for 2015 were $13,250 for each executive, and (ii) the value of expatriate assignment benefits for Mr. Farmer, which included $78,410 for housing and $203,401 in assignment allowances, totaling $281,811.

2015 GRANTS OF PLAN BASED AWARDS

The following table provides additional information on stock awards and equity and non-equity incentive plan awards made to our NEOs during 2015.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
			Threshold ($)	Target ($)	Maximum ($)	(#)	($)

Mr. Rich	ICP		162,500	650,000	1,300,000	-	-
	PCU	4/1/2015	115,050	575,250	1,150,500	-	-
	PhSU	4/1/2015	125,688	628,440	1,571,099	-	-
	RSU	4/1/2015				242,875	837,919

Mr. Weber	ICP		71,156	284,625	569,250	-	-
	PCU	4/1/2015	35,104	175,519	351,038	-	-
	PhSU	4/1/2015	38,350	191,748	479,370	-	-
	RSU	4/1/2015				111,158	383,495
	RSU	3/9/2015				100,000	330,000

Mr. Farmer	ICP		73,870	295,481	590,963	-	-
	PCU	4/1/2015	36,443	182,213	364,426	-	-
	PhSU	4/1/2015	39,812	199,061	497,653	-	-
	RSU	4/1/2015				115,398	398,123

Mr. Duplantier	ICP		72,687	290,747	581,495	-	-
	PCU	4/1/2015	35,859	179,294	358,588	-	-
	PhSU	4/1/2015	39,174	195,872	489,680	-	-
	RSU	4/1/2015				113,549	391,744
	RSU	3/9/2015				78,788	260,000

Mr. Agnew	ICP		57,876	231,504	463,008	-	-
	PCU	4/1/2015	28,552	142,761	285,522	-	-
	PhSU	4/1/2015	31,192	155,961	389,903	-	-
	RSU	4/1/2015				90,412	311,921

(1)	The amounts shown in columns (d) through (f) reflect potential payouts of non-equity compensation plans according to the following award types:

ICP: Payouts under the 2015 ICP described in further detail under the heading “Annual Incentive Compensation Plan” and potential payouts of PCUs indicated by the date granted on April 1, 2015, and described in further detail under the heading “2015 Long-Term Incentive Awards.” With respect to potential payouts under the 2015 ICP, the amount in column (d) is 25% of the executive’s annual incentive target, and is the amount that the executive would earn if threshold targets are achieved. The amount in column (e) reflects target ICP amount for each executive. The amount in column (f) reflects the maximum possible ICP amount which is 200% of the executive’s annual incentive target. Mr. Rich’s incentive target was 100% of his base salary, and the incentive target for the other executive officers was 75% of base salary.
PCU: With respect to potential payouts of PCUs granted in 2015, the amount in column (d) is 25% of the target value of the PCUs, which is the amount that the executive would earn if only a minimum threshold target was achieved, and the Committee chose to decrease the final award by 20%. Column (e) reflects the target value of the PCUs, and column (f) reflects the maximum possible payout, which is 200% of the target value. The PCUs are denominated in dollars and are payable in cash after the completion of the 2015-2017 performance period. The amount realized at that time will be based on the Compensation Committee’s determination of performance over the applicable three year period.
PhSU: The potential payout of PhSUs are described in further detail under the heading “2015 Long-Term Incentive Awards.” The amount in column (d) is 25% of the target value of the PhSUs, which is the amount that the executive would earn if only a minimum threshold target was achieved, and the Committee chose to decrease the final award by 20%. Column (e) reflects the target value of the PhSUs, and column (f) reflects the maximum possible payout which is 250% of the target value. The PhSUs are denominated in shares and are payable in cash after the completion of the 2015-2017 performance period. The amount realized at that time will be based on the Compensation Committee’s determination of performance over the applicable three year period and the value of the shares at that time.

(2)
On April 1, 2015, the Compensation Committee approved RSU awards to Messrs. Rich, Weber, Farmer, Duplantier, and Agnew as part of the “2015 Long-Term Incentive Awards.” All RSUs will vest in three equal installments over a three year period. Messrs. Weber and Duplantier were also granted RSUs on March 9, 2015.

(3)	The amounts in column (h) reflect the grant-date fair value calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table summarizes the equity awards we have made to our NEOs that were outstanding as of December 31, 2015.

		Option Awards	Stock Awards(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Grant Date	None	Number of Shares or Units of Stock that Have not Vested(2) (#)	Market Value of Shares of Stock that Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Units or Stock that Have not Vested(4) (#)	Equity Incentive Plan Awards: Market Value of Units or Stock that Have Not Vested(5) ($)
Mr. Rich	5/20/2013	-	52,500	95,550	118,125	214,988
	3/14/2014	-	67,636	123,098	76,091	138,486
	4/01/2015	-	242,875	442,033	-	-

Mr. Weber	5/19/2013	-	87,146	158,606	-	-
	5/20/2013	-	25,041	45,575	37,562	68,363
	3/14/2014	-	30,956	56,340	23,217	42,255
	3/09/2015	-	100,000	182,000	-	-
	4/01/2015	-	111,158	202,308	-	-

Mr. Farmer	5/20/2013	-	27,763	50,529	41,645	75,794
	3/14/2014	-	32,136	58,488	24,102	43,866
	4/01/2015	-	115,398	210,024	-	-

Mr. Duplantier	5/20/2013	-	25,578	46,552	38,367	69,828
	3/14/2014	-	31,619	57,547	23,715	43,161
	3/09/2015	-	78,788	143,394	-	-
	4/01/2015	-	113,549	206,659	-	-

Mr. Agnew	5/20/2013	-	21,543	39,208	32,314	58,811
	3/14/2014	-	25,178	45,824	18,884	34,369
	4/01/2015	-	90,412	164,550	-	-

(1)	Does not include awards of Phantom Stock Units, which are denominated in shares and payable in cash.

(2)
All awards listed are in the form of Restricted Stock Units (RSUs) from the Current Plan. RSUs illustrated in this table vest at a rate of 33-1/3% on the annual anniversary of the grant date over a three-year period.

(3)	Market value based on closing price of Company Common Stock on December 31, 2015 of $1.82 per share.

(4)
Awards in column (g) represent PSUs granted on the respective dates. The awards vest upon the approval of performance achievement by the Committee following the end of the three-year performance period.

(5)
The market value in column (h) is based on closing price of Company Common Stock on December 31, 2015 of $1.82 per share, and a performance multiplier of 1.00. Under SEC rules, the value is reported at target, since the estimated achievement at the fiscal year-end was above threshold and below the maximum.

2015 OPTION EXERCISES AND STOCK VESTED

The following table provides additional information about the value realized by our NEOs on vesting of stock awards during 2015:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Name	Exercisable	Unexercisable
Mr. Rich	-	-	156,249	$553,313
Mr. Weber	-	-	127,665	$448,143
Mr. Farmer	-	-	86,611	$297,276
Mr. Duplantier	-	-	78,961	$270,130
Mr. Agnew	-	-	59,753	$203,531

(1)	The value was based on the closing price of Company Common Stock on the business day immediately preceding the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION
The following table reflects the amount of compensation to each of the NEOs in the event of termination of such executive’s employment under the scenarios described below. The amount of compensation payable to each NEO upon voluntary termination, normal retirement, involuntary not-for-cause termination, termination by the executive for good reason, for cause termination, termination within two years following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2015, and reflect the executive’s current base salary and agreement terms.
Voluntary Termination Not for Good Reason
In the case of voluntary termination, Messrs. Rich, Weber, Farmer, Duplantier and Agnew would receive their accrued vacation pay. According to their employment agreements they would not be eligible for any other payments.
Normal Retirement
The terms and conditions of the executives’ RSU agreements provide for accelerated vesting in the case of normal retirement, which is defined as voluntary termination at or after age 60 having at least five years of service with the Company. None of Messrs. Rich, Weber, Farmer, Duplantier, or Agnew met these criteria as of December 31, 2015.
Involuntary Not for Cause Termination
The executives’ employment agreements provide for a payment of a multiple of base salary and highest ICP payment (or target ICP payment, if higher) in the event of involuntary termination without cause. The multiple for Mr. Rich is 2.0, and the multiple for Messrs. Weber, Duplantier, Farmer, and Agnew is 1.5. The agreements also provide for a prorated payment of the current year ICP, 24 months of post termination health care benefits, payment of accrued vacation pay, and accelerated vesting of a pro-rated number of unvested RSUs.
For Cause Termination
If an executive is terminated for cause, the executive is eligible for payout of earned and accrued vacation pay according to Company policy, and all other benefits are forfeited.
Voluntary Good Reason Termination
The executives’ employment agreements provide for a payment of a multiple of base salary and highest ICP payment earned in the past three years (or target ICP payment, if higher) in the event of voluntary termination with good reason. The multiple for Mr. Rich is 2.0, and the multiple for Messrs. Weber, Duplantier, Farmer, and Agnew is 1.5. The agreements also provide for a prorated payment of the current year ICP, 24 months of post termination health care benefits, and payment of accrued vacation pay. The terms and conditions of the RSU, PSU, PhSU, and PCU awards do not provide for any acceleration of vesting under this condition, and all unvested RSUs, PSUs, PhSUs and PCUs would be forfeited.
Change in Control
In the event of termination following a change in control, the executives’ employment agreements provide generally that they will receive a payment of a multiple of the highest base salary and the highest annual ICP payment which was paid during the previous three years (unless such sum is less than the sum of their then-current base salary plus their then-current target annual ICP payment), plus a pro-rata amount of the executive’s then-current target annual ICP payment, 24 months of continued health benefits, and accrued vacation pay. The multiple for Mr. Rich and Mr. Weber is 3.0 and for Messrs. Farmer, Duplantier, and Agnew the multiple is 2.0. The award agreements for the RSUs, PSUs, PhSUs and PCUs provide for accelerated vesting of all unvested RSUs, PSUs, PhSUs and PCUs under the 2016 Amended Plan.
Death or Disability
In the event of death or disability, executives are eligible for full accelerated vesting of all RSUs, PSUs, PhSUs, PCUs, and payment of accrued vacation pay. Mr. Rich’s employment agreement provides for 24 months of post-termination health care for himself and his family in the case of disability, and for his family in the case of his death.

	Mr. Rich	Mr. Weber	Mr. Farmer	Mr. Duplantier	Mr. Agnew
Voluntary Termination, For Cause Termination, or Normal Retirement(1)
Accrued Vacation Pay	$75,000	$43,788	$45,459	$44,730	$35,616
TOTAL:	$75,000	$43,788	$45,459	$44,730	$35,616
Involuntary Not for Cause Termination
Cash Severance Compensation	$2,600,000	$996,187	$1,034,184	$1,017,616	$810,264
Pro-rata Annual Incentive Compensation	$650,000	$284,625	$295,481	$290,747	$231,504
Pro-Rata Restricted Stock Vesting	$218,748	$248,821	$107,095	$142,319	$83,675
Post Termination Health Care	$30,865	$38,222	$38,943	$41,403	$38,459
Accrued Vacation Pay	$75,000	$43,788	$45,459	$44,730	$35,616
TOTAL:	$3,574,613	$1,611,643	$1,521,162	$1,536,815	$1,199,518
Voluntary Good Reason Termination
Cash Severance Compensation	$2,600,000	$996,187	$1,034,184	$1,017,616	$810,264
Pro-rata Annual Incentive Compensation	$650,000	$284,625	$295,481	$290,747	$231,504
Post Termination Health Care	$30,865	$38,222	$38,943	$41,403	$38,459
Accrued Vacation Pay	$75,000	$43,788	$45,459	$44,730	$35,616
TOTAL:	$3,355,865	$1,362,822	$1,414,067	$1,394,496	$1,115,843
Change in Control(2)
Cash Severance Compensation	$3,900,000	$1,992,375	$1,378,912	$1,356,821	$1,080,352
Pro-rata Annual Incentive Compensation	$650,000	$284,625	$295,481	$290,747	$231,504
Accelerated Restricted Stock Vesting	$660,681	$644,829	$319,041	$454,152	$249,582
Accelerated Performance Unit Vesting	$2,122,410	$654,009	$690,178	$668,092	$539,544
Post Termination Health Care	$45,136	$57,136	$57,939	$61,801	$57,455
Accrued Vacation Pay	$75,000	$43,788	$45,459	$44,730	$35,616
TOTAL:	$7,453,227	$3,676,761	$2,787,010	$2,876,343	$2,194,053
Death or Disability
Accelerated Restricted Stock Vesting	$660,681	$644,829	$319,041	$454,152	$249,582
Accelerated Performance Unit Vesting	$2,122,410	$654,009	$690,178	$668,092	$539,544
Accrued Vacation Pay	$75,000	$43,788	$45,459	$44,730	$35,616
TOTAL:	$2,858,091	$1,342,626	$1,054,678	$1,166,974	$824,742

(1)
The terms and conditions of the executives’ RSU agreements provide for accelerated vesting of RSUs in the case of normal retirement, which is defined as voluntary termination at or after age 60 having at least five years of service with the Company. None of Messrs. Rich, Weber, Farmer, Duplantier, or Agnew met these criteria as of December 31, 2015.

(2)
A “change in control” includes the acquisition by a person of 50% or more of the Company’s voting power, specified changes in a majority of the Board of Directors, a merger resulting in existing stockholders having less than 50% of the voting power in the surviving company, the sale or liquidation of the Company and such events as the Board of Directors determines to constitute a change in control.

EQUITY COMPENSATION PLAN INFORMATION

The following table lists the equity compensation plan information for plans approved by stockholders and the equity compensation plans not approved by stockholders as of December 31, 2015:

	A	B	C
PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (#) (1)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN A) (#) (2)
Equity compensation plans approved by security holders	____	____	769,520
Equity compensation plans not approved by security holders	____	____	____
Total	____	____	769,520

(1)	Excludes 5,574,822 shares that could be issued upon the vesting of RSUs and PSUs granted under the Current Plan and outstanding as of March 14, 2016.

(2)	As of March 14, 2016 these shares were available for grants of equity-based incentive awards under the Current Plan.

OTHER INFORMATION

If you have questions or need more information about the Annual Meeting, call 281-406-2000, or write to:

Parker Drilling Company
Corporate Secretary
5 Greenway Plaza, Suite 100
Houston, Texas 77046

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or mark, sign, date and promptly return your completed proxy in the enclosed envelope. The toll free number to vote by telephone is at no cost to you. No postage is required for mailing in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 10, 2016.

Stockholders may view this Proxy Statement and our 2015 Annual Report to Stockholders over the Internet by accessing our website at www.parkerdrilling.com. Information on our website does not constitute a part of this Proxy Statement.

By order of the Board of Directors,

/s/ Jon-Al Duplantier

Jon-Al Duplantier
Secretary
Houston, Texas
March 31, 2016

ANNUAL REPORT

The Company has provided to each person whose proxy is being solicited a copy of its 2015 Annual Report to Stockholders. The Company will provide a copy of the Company’s Annual Report on Form 10-K (including the financial statements and financial schedules thereto) required to be filed with the Securities and Exchange Commission for the year ended December 31, 2015 to each person who requests, without charge. Such requests should be directed to Mr. Jason Geach, Investor Relations Department, Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046.

Stockholders are invited to keep current on the Company’s latest news releases and other developments throughout the year by way of the Internet. The Parker Drilling Company homepage can be accessed by setting your World Wide Web browser to www.parkerdrilling.com for regularly updated information.

Appendix A

PARKER DRILLING COMPANY

2010 LONG-TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF MAY 10, 2016)

Gardere01 - 7673809v.3

PARKER DRILLING COMPANY
2010 LONG-TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF MAY 10, 2016)
TABLE OF CONTENTS

8.12.    Gender, Tense and Headings......................................................................................    A-19 8.13.    Governing Law.............................................................................................................    A-19 8.14.    Effective Date of Amended and Restated Plan; Expiration of Plan.............................    A-19 8.15.    Code Section 409A......................................................................................................    A-20

PARKER DRILLING COMPANY
2010 LONG-TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF MAY 10, 2016)
SECTION 1 - PLAN GOVERNANCE, COVERAGE AND BENEFITS

1.1.	Establishment and Purpose
Parker Drilling Company (the “Company”), hereby amends and restates as of the Restatement Date the following Parker Drilling Company 2010 Long-Term Incentive Plan, as previously amended and restated (and as so amended and restated herein, the “Plan”).
The purpose of this Plan is to foster and promote the long-term financial success of the Company and to increase stockholder value by: (a) encouraging the commitment of Employees and Outside Directors, (b) motivating superior performance of key Employees and Outside Directors by means of long-term performance related incentives, (c) encouraging and providing Employees and Outside Directors with a program for obtaining ownership interests in the Company which link and align their personal interests to those of the Company’s stockholders, (d) attracting and retaining Employees and Outside Directors by providing competitive compensation opportunities, and (e) enabling Employees and Outside Directors to share in the long-term growth and success of the Company.

1.2.	Definitions
The following terms shall have the meanings set forth below:

(a)	“Affiliate” means an “affiliate” of the Company, as such term is described in Rule 12b-2 under the Exchange Act.

(b)
“Authorized Officer” means the Chairman of the Board, the Chief Executive Officer of the Company or the senior human resources officer of the Company (or any other senior officer of the Company to whom any of such individuals shall delegate the authority to execute any Incentive Agreement).

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cash Award” means an Incentive Award in the form of a Performance-Based Cash Award or an Other Cash Award.

(e)
“Cause” means, unless otherwise provided in an Incentive Agreement, when used in connection with the termination of a Grantee’s Employment, the termination of the Grantee’s Employment by the Company or any Subsidiary by reason of:

(i)
the conviction of the Grantee by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Grantee;

(ii)	the commission by the Grantee of a material act of fraud upon the Company or any Affiliate;

(iii)	the material misappropriation by the Grantee of any funds or other property of the Company or any Affiliate;

(iv)
the knowing engagement by the Grantee, without the written approval of the Board, in any material activity which directly competes with the business of the Company or any Affiliate, or which would directly result in a material injury to the business or reputation of the Company or any Affiliate; or

(v)
with respect to any Grantee who is an Employee (A) a material breach by the Employee during his employment period of any of the restrictive covenants set out in his employment agreement with the Company or any Affiliate, if applicable, or (B) the willful, material and repeated nonperformance of Employee’s duties to the Company or any Affiliate (other than by reason of Employee’s illness or incapacity), but Cause shall not exist hereunder until after written notice from the Board has been given to Employee of such material breach or nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Board believes that Employee has breached the Agreement or not substantially performed his duties) and Employee has failed to cure such alleged breach or nonperformance within the time period set by the Board, but in no event less than 30 business days after his receipt of such notice; and, for purposes of this clause (v), no act or failure to act on Employee’s part shall be deemed “willful” unless it is done or omitted by Employee not in good faith and without his reasonable belief that such action or omission was in the best interest of the Company (assuming disclosure of the pertinent facts, any action or omission by Employee after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful for purposes of this definition of “Cause”).
(f)    “Change in Control” means the occurrence of any of the following events:

(i)
There occurs an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the Outstanding Company Common Stock or (ii) the Outstanding Company Voting Securities; provided, however, that the following acquisitions shall not constitute a Change in Control:  (x) any acquisition directly from the Company or any Subsidiary, (y) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) any acquisition by any corporation or other entity pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), unless, following such Merger, the conditions described in (iii) (below) are satisfied;

(ii)
Individuals who, as of the Restatement Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Restatement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)
A consummation by the Company of a reorganization, merger or consolidation (a “Business Combination”) occurs, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common equity and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or comparable governing persons, as the case may be, of the entity surviving or resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(iv)
A sale or other disposition of all or substantially all of the assets of the Company occurs, unless immediately following such sale or other disposition, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than 50% of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (ii) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(v)	A consummation of any plan or proposal for the complete liquidation or dissolution of the Company occurs.

(g)
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other authority promulgated thereunder by the appropriate governmental authority. References herein to any provision of the Code shall refer to any successor provision thereto.

(h)
“Committee” means the Compensation Committee of the Board; provided, however, the term “Committee” as used in this Plan with respect to any Incentive Award for an Outside Director shall refer to the entire Board. In the case of an Incentive Award for an Outside Director, the Board shall have all the powers and responsibilities of the Committee hereunder as to such Incentive Award, and any actions as to such Incentive Award may be acted upon only by the Board (unless it otherwise designates in its discretion).

(i)
“Common Stock” means the common stock of the Company, $0.16 2/3 par value per share, and any class of common stock into which such common shares may hereafter be converted, reclassified or recapitalized.

(j)	“Company” means Parker Drilling Company, a Delaware corporation.

(k)	“Covered Employee” means a named executive officer who is one of the group of covered employees of the Company, as defined in Code Section 162(m) and Treasury Regulation § 1.162-27(c).

(l)
“Detrimental Conduct” means: (i) the violation by a Grantee of a confidentiality, non-solicitation, non-competition or similar restrictive covenant between the Company or one of its Affiliates and such Grantee, including, without limitation, violation of a Company policy relating to such matters, or (ii) willful fraud by the Grantee that causes harm to the Company or one of its Affiliates or that is intended to manipulate the performance results of any Incentive Award, including, without limitation, any material breach of fiduciary duty, embezzlement or similar conduct that results in a restatement of the Company’s financial statements.

(m)	“Dividend Equivalents” shall have the meaning set forth in Section 8.4.

(n)
“Employee” means any employee of the Company (or any Subsidiary) within the meaning of Code Section 3401(c) and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company (or any Subsidiary), who, in the opinion of the Committee, is in a position to contribute to the growth, development or financial success of the Company (or any Subsidiary), including, without limitation, officers who are members of the Board.

(o)
“Employment” means that the individual is employed as an Employee or by any corporation issuing or assuming an Incentive Award in any transaction described in Code Section 424(a), or by a parent corporation or a subsidiary corporation of such corporation issuing or assuming such Incentive Award, as the parent-subsidiary relationship shall be determined at the time of the corporate action described in Code Section 424(a). In this regard, the transfer of a Grantee from Employment by the Company to Employment by any Subsidiary, the transfer of a Grantee from Employment by any Subsidiary to Employment by the Company, or the transfer of a Grantee from employment by any Subsidiary to Employment by another Subsidiary, shall not be deemed to be a termination of Employment of the Grantee. Moreover, the Employment of a Grantee shall not be deemed to have been terminated because of an approved leave of absence from active Employment on account of temporary illness, authorized vacation or granted for reasons of professional advancement, education, or health, or during any period required to be treated as a leave of absence by virtue of any applicable statute, Company personnel policy or written agreement. The term “Employment” for all purposes of this Plan shall include current service on the Board by an Outside Director.

(p)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)
“Fair Market Value” means, with respect to a Share as of a particular date, (i) if Shares are listed on a national securities exchange, the closing sales price per Share on the consolidated transaction reporting system for the principal national securities exchange on which Shares are listed on the day before such date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the Shares are not so listed, the average of the closing bid and asked price on the day before such date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system, (iii) if Shares are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose, or (iv) if none of the above are applicable, the fair market value of a Share as determined in good faith by the Committee. Fair Market Value shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(r)	“Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 2.4(a).

(s)	“Grantee” means any Employee or Outside Director who is granted an Incentive Award under this Plan.

(t)
“Incentive Agreement” means the written or electronic notice setting forth the terms and conditions pursuant to which an Incentive Award is granted under this Plan, as such agreement is further defined in Section 7.1.

(u)
“Incentive Award” means a grant of an award under this Plan to a Grantee, including any Non-statutory Stock Option, Incentive Stock Option, Stock Appreciation Right (SAR), Restricted Stock Award, Performance-Based Stock-Based Award, Performance-Based Cash Award, Other Stock-Based Award or Other Cash Award.

(v)
“Incentive Stock Option” or “ISO” means a Stock Option granted by the Committee to an Employee under Section 2 which is designated by the Committee as an Incentive Stock Option and is intended to qualify as an Incentive Stock Option under Code Section 422.

(w)	“Non-statutory Stock Option” means a Stock Option granted by the Committee to a Grantee under Section 2 that is not designated by the Committee as an Incentive Stock Option.

(x)	“Option Price” means the exercise price at which a Share may be purchased by the Grantee of a Stock Option.

(y)	“Other Cash Award” means an Incentive Award granted by the Committee to a Grantee under Section 5.2 that is valued by reference to, or is otherwise based upon, cash.

(z)	“Other Stock-Based Award” means an Incentive Award granted by the Committee to a Grantee under Section 4.1 that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.

(aa)
“Outside Director” means a member of the Board who is not, at the time of grant of an Incentive Award, an Employee, and any prospective director conditioned upon, and effective not earlier than, such person becoming a member of the Board who is not an Employee.

(bb)	“Outstanding Company Common Stock” means the then outstanding shares of Common Stock.

(cc)	“Outstanding Company Voting Securities” means the then outstanding voting securities of the Company entitled to vote generally in the election of directors.

(dd)	“Payee” shall have the meaning set forth in Section 8.3.

(ee)	“Performance-Based Award” means a grant of an Incentive Award under this Plan pursuant to Section 6 that is either a Performance-Based Stock-Based Award or a Performance-Based Cash Award.

(ff)
“Performance-Based Cash Award” means an Incentive Award granted to a Grantee pursuant to Section 5 of this Plan, that provides for a cash payment subject to a risk of forfeiture if the specified Performance Criteria are not met.

(gg)
“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m), as prescribed in Code Section 162(m)(4)(C) and Treasury Regulation § 1.162-27(e).

(hh)
“Performance-Based Stock-Based Award” means an Incentive Award under this Plan to a Grantee that provides for a payment in cash or Shares, subject to a risk of forfeiture if the specified Performance Criteria are not met.

(ii)	“Performance Criteria” shall have the meaning set forth in Section 6.1.

(jj)
“Performance Period” means a period of time determined by the Committee over which performance is measured for the purpose of determining a Grantee’s right to and the payment value of any Performance-Based Award.

(kk)	“Performance Shares” shall have the meaning set forth in Section 4.1.

(ll)	“Permitted Assignee” shall have the meaning set forth in Section 7.3.

(mm)	“Phantom Share” shall have the meaning set forth in Section 4.1.

(nn)	“Plan” or “LTIP” means the Parker Drilling Company 2010 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.

(oo)	“Plan Year” means a calendar year commencing on January 1 and ending on December 31.

(pp)
“Pro-Rata Basis” means, unless otherwise provided in an Incentive Agreement, an amount determined by: (i) multiplying all of the units, Shares or other measure of an Incentive Award granted pursuant to such Incentive Award by a fraction, the numerator of which is the number of days that have elapsed following the date the Incentive Award was granted through the determination date, and the denominator of which is the number of days following the date the Incentive Award was granted that is required for all such units, Shares or other measure of the Incentive Award to fully vest pursuant to the Incentive Agreement by reason of continued service notwithstanding the event that occurred on the determination date, and (ii) subtracting from the amount determined in (i) above the number of units, Shares or other measure of the Incentive Award, if any, already vested on or before the determination date under the terms of such Incentive Award.

(qq)	“Recapture Notice” shall have the meaning set forth in Section 1.3(g).

(rr)	“Restatement Date” shall have the meaning set forth in Section 8.14.

(ss)	“Restricted Stock” means shares of Common Stock issued or transferred to a Grantee pursuant to Section 3.

(tt)	“Restricted Stock Award” means an authorization by the Committee to issue or transfer Restricted Stock to a Grantee pursuant to Section 3.

(uu)	“Restricted Stock Unit” shall have the meaning set forth in Section 4.1.

(vv)	“Restriction Period” means the period of time determined by the Committee and set forth in the Incentive Agreement during which the transfer of an Incentive Award by the Grantee is restricted.

(ww)
“Retirement” means the voluntary termination of Employment from the Company and any Subsidiary constituting retirement for age: (i) on any date after the Employee attains the normal retirement age of 60 years and has completed at least five years of Employment with the Company or any Subsidiary, or in the case of an Outside Director, has completed at least five years of service as a member of the Board regardless of age; or (ii) an earlier retirement date or such other date as may be designated by the Committee in the Grantee’s individual Incentive Agreement as constituting retirement for age.

(xx)	“Share” means a share of Common Stock of the Company.

(yy)	“Stock Appreciation Right” or “SAR” shall have the meaning set forth in Section 2.4(a).

(zz)
“Stock Award” means an Incentive Award granted under the Plan in the form of Shares or units denominated in Shares, and includes Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. Stock Awards do not include Stock Options and SARs.

(aaa)	“Stock Based Award Limitations” shall have the meaning set forth in Section 1.4(e)(ii).

(bbb)
“Stock Option” or “Option” means, pursuant to Section 2, (i) an Incentive Stock Option granted to an Employee or (ii) a Non- statutory Stock Option granted to an Employee or Outside Director, which Option provides the Grantee with the right to purchase Shares of Common Stock upon specified terms. In accordance with Code Section 422, only an Employee may be granted an Incentive Stock Option.

(ccc)
“Subsidiary” means any entity (whether a corporation, limited liability company, partnership, joint venture or other form of entity) in which the Company or an entity in which the Company owns greater than 50% of equity interests, directly or indirectly, owns a greater than 50% equity interest, except that with respect to the issuance of Incentive Stock Options, the term “Subsidiary” shall have the same meaning as the term “subsidiary corporation” as defined in Code Section 424(f) as required by Code Section 422.

(ddd)
“Substitute Awards” shall mean Incentive Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by an entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(eee)	“Tandem Stock Appreciation Right” shall have the meaning set forth in Section 2.4(a).

1.3.	Plan Administration

(a)
Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Grantees to whom Incentive Awards may from time to time be granted hereunder; (ii) determine the type or types of Incentive Awards, not inconsistent with the provisions of the Plan, to be granted to each Grantee hereunder; (iii) determine the number of Shares to be covered by each Incentive Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Incentive Award granted hereunder; (v) determine whether, to what extent and under what circumstances Incentive Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Incentive Award made under the Plan shall be deferred either automatically or at the election of the Grantee; (vii) determine whether, to what extent and under what circumstances any Incentive Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Incentive Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Incentive Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Incentive Award will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Subject to Section 2.2(c) and Section 2.4(b)(i) hereof, the Committee may, in its discretion, (1) provide for the extension of the exercisability of an Incentive Award, or (2) in the event of death, disability, retirement or Change in Control, accelerate the vesting or exercisability of an Incentive Award, eliminate or make less restrictive any restrictions contained in an Incentive Award, waive any restriction or other provision of this Plan or an Incentive Award or otherwise amend or modify an Incentive Award in any manner that is, in either case, (A) not adverse to the Grantee to whom such Incentive Award was granted, (B) consented to by such Grantee or (C) authorized by Section 7.5 hereof; provided, however, that no such action shall permit the term of any Option to be greater than 10 years from its Grant Date.

Incentive Awards may be awarded either: alone, or in addition to, or in conjunction with any other Incentive Awards.

(b)
Decisions. Decisions of the Committee shall be final, conclusive and binding on all persons and entities, including the Company, any Grantee, and any Subsidiary. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(c)
Delegation of Authority. The Committee may delegate any of its authority to grant Incentive Awards to Employees who are not subject to Section 16(b) of the Exchange Act, subject to Section 1.3(a) above, to the Board or to any other committee of the Board, provided such delegation is made in writing and specifically sets forth such delegated authority. The Committee may also delegate to an Authorized Officer authority to execute on behalf of the Company any Incentive Agreement. The Committee and the Board, as applicable, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan. Any such delegation hereunder shall only be made to the extent permitted by applicable law.

Incentive Awards to be granted on behalf of any Outside Director shall be reviewed and approved by the Board (which functions as the Committee for this purpose).

(d)
Indemnification. Each person who is or was a member of the Committee or the Board shall be indemnified by the Company to the fullest extent permitted by law against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan. Each such person shall be indemnified by the Company for all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles or Certificate of Incorporation or Bylaws, pursuant to any separate indemnification or hold harmless agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(e)	Electronic Writings. Any instrument or notice required to be in writing hereunder will be considered to be in writing if effected electronically.

(f)
Minimum Vesting Period. Notwithstanding anything to the contrary in this Plan, except in the case of terminations of Employment due to death, disability, retirement or Change in Control, each Incentive Agreement will require that an Incentive Award shall not become 100% vested until at least one (1) year from the date of grant. The foregoing vesting requirements shall not apply to Stock Awards made to Outside Directors and Employees not exceeding 5% of the total Shares available for Incentive Awards as of the Restatement Date.

(g)
Clawback. Notwithstanding any other provisions of this Plan, Incentive Awards are subject to forfeiture or clawback as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement. In the event that the Committee should determine, in its sole and absolute discretion, that, during Employment or within two (2) years following Employment termination for any reason, a Grantee engaged in Detrimental Conduct, the Committee may, in its sole and absolute discretion, direct the Company to send a notice of recapture (a “Recapture Notice”) to such Grantee. The Recapture Notice shall inform the Grantee of the reason for such notice being sent and the specific amount subject to forfeiture or clawback as a result of the Grantee’s Detrimental Conduct. The forfeiture or clawback amount and related timing for the forfeiture or repayment of the clawback amount stated in the Recapture Notice shall be subject to the sole and absolute discretion of the Committee.

1.4.	Common Stock Available
The Common Stock available for issuance or transfer under this Plan shall be made available from Shares now or hereafter: (i) held in the treasury of the Company; (ii) authorized but unissued; or (iii) purchased or acquired by the Company. No fractional shares shall be issued under this Plan; payment for fractional shares shall be made in cash.

(a)
Shares Available.    On or after the Restatement Date, the Shares authorized for grant under the Plan shall equal 16,800,000, subject to awards previously granted under the Plan, and further subject to Section 1.4(b), Section 1.4(c) and adjustment under Section 7.5. ()

(b)
Forfeitures; Expirations; Withholding Shares; Payment in Shares. If any Shares subject to an Incentive Award are forfeited, an Incentive Award expires or an Incentive Award is settled for cash (in whole or in part), then in each such case the Shares subject to such Incentive Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for grant under paragraph (a) of this Section. In the event that withholding tax liabilities arising from an Incentive Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall again be available for grant under paragraph (a) of this Section. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Grantee or withheld by the Company in payment of the Option Price of an Option, (ii) Shares tendered by the Grantee or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights, (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(c)
Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Grantee in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, a number of Shares equal to the number of shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) shall be available for grant under paragraph (a) of this Section; provided that Incentive Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Outside Directors prior to such acquisition or combination.

(d)	Limitations on Incentive Awards to Outside Directors. The aggregate grant date fair value of Incentive Awards to an Outside Director in any calendar year shall not exceed $500,000.

(e)	Employee Incentive Award Limitations. The following limitations shall apply to any Incentive Awards made hereunder:

(i)	No Grantee may be granted, during any one-year period, Incentive Awards consisting of Stock Options or SARs that are exercisable for more than 1,000,000 Shares;

(ii)
No Grantee may be granted, during any one-year period, Stock Awards covering or relating to more than 1,000,000 Shares (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the “Stock Based Award Limitations”); and

(iii)	No Grantee may be granted Cash Awards in respect of any one-year period having a value determined on the date of grant in excess of $10,000,000.

(f)	Adjustments. The limitations set forth in this Section 1.4 are subject to adjustment in accordance with Section 7.5 hereof.

SECTION 2 - STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1.	Grant of Stock Options
The Committee is authorized to grant (a) Non-statutory Stock Options to Employees and Outside Directors, and (b) Incentive Stock Options to Employees, in each case only in accordance with the terms and conditions of this Plan, and with such additional terms and conditions, not inconsistent with this Plan, as the Committee shall determine in its discretion. Successive grants may be made to the same Grantee regardless of whether any Stock Option previously granted to such person remains unexercised.

2.2.	Stock Option Terms

(a)
Incentive Agreement. Each Incentive Agreement with respect to a Stock Option shall set forth the extent to which the Grantee shall have the right to exercise the Stock Option following termination of the Grantee’s Employment. Such provisions shall be determined in the discretion of the Committee, shall be included in the Grantee’s Incentive Agreement, and need not be uniform among all Stock Options issued pursuant to this Plan.

(b)	Number of Shares. Each Stock Option shall specify the number of Shares of Common Stock to which it pertains.

(c)
Option Price. The Option Price per Share of Common Stock under each Stock Option shall be determined by the Committee; provided however, that such Option Price shall not be less than 100% of the Fair Market Value per Share on the date the Option is granted. Each Stock Option shall specify the method of exercise which shall be consistent with the requirements of Section 2.3(a). Other than pursuant to Section 7.5, the Committee shall not, without the approval of the Company stockholders, (a) lower the Option Price of an Option after it is granted, (b) cancel an Option when the Option Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Incentive Award (other than in connection with Substitute Awards), and (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of the national securities exchange on which Shares are listed.

(d)	Term. In the Incentive Agreement, the Committee shall fix the term of each Stock Option, which shall not exceed 10 years from the date of grant.

(e)
Exercise. The Committee shall determine the time or times at which a Stock Option may be exercised, in whole or in part. Each Stock Option may specify the required period of continuous Employment and/or the Performance Criteria to be achieved before the Stock Option or portion thereof will become exercisable. Each Stock Option, the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of designated Performance Criteria, may specify a minimum level of achievement in respect of the specified Performance Criteria below which no Stock Options will be exercisable and a method for determining the number of Stock Options that will be exercisable if performance is at or above such minimum but short of full achievement of the Performance Criteria.

(f)
Incentive Stock Options. The Committee may grant Incentive Stock Options to any Employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Notwithstanding anything in Section 1.4 to the contrary and solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 16,800,000 Shares.

2.3.	Stock Option Exercises

(a)
Methods of Exercise. Stock Options granted under the Plan may be exercised by the Grantee, by a Permitted Assignee thereof, or by the Grantee’s executor, administrator, guardian or legal representative as to all or part of the Shares covered thereby, by the giving of notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full Option Price for the Shares being purchased. The Option Price shall be payable to the Company in full either (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Incentive Awards) having a Fair Market Value on the exercise date equal to the total Option Price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Incentive Agreement, or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for ordinary cash dividends or other rights for which the record date is prior to the date as of which the Grantee exercises the Option and becomes the sole owner of the subject Shares. An Option shall be automatically exercised as of the end of the last day of the term of the Option, if the Option Price is less than the Fair Market Value of a Share on such date, on a net exercise basis as contemplated by Section 2.3(a)(iv) and with tax withholding satisfied by the Company retaining Shares from the exercise as contemplated by Section 8.3.

(b)
Restrictions on Option Share Transferability. The Committee may impose such restrictions on any grant of Stock Options or on any Shares acquired pursuant to the exercise of a Stock Option as it may deem advisable. Any certificate issued to evidence Shares issued upon the exercise of an Incentive Award may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations.

Any Grantee or other person exercising an Incentive Award shall be required, if requested by the Committee, to give a written representation that the Incentive Award and the Shares subject to the Incentive Award will be acquired for investment and not with a view to public distribution; provided, however, that the Committee, in its discretion, may release any person receiving an Incentive Award from any such representations either prior to or subsequent to the exercise of the Incentive Award.

2.4.	Stock Appreciation Rights

(a)
Grant and Exercise. The Committee may provide Stock Appreciation Rights (i) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (ii) in conjunction with all or part of any Incentive Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Incentive Award (clause (i) above and this clause (ii), a “Tandem Stock Appreciation Right”), or (iii) without regard to any Option or other Incentive Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion. As used herein, “Stock Appreciation Right” means a Tandem Stock Appreciation Right or Freestanding Stock Appreciation Right.

(b)
Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(i)
Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise or such other amount as the Committee shall so determine at any time during a specified period before the date of exercise over (ii) the exercise price of the right on the date of grant, or in the case of a Tandem Stock Appreciation Right granted on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 7.5 or in accordance with paragraph (b)(vii) of this Section, shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Other than pursuant to Section 7.5, the Committee shall not, without the approval of the Company stockholders, (a) lower the exercise price of a Stock Appreciation Right after it is granted, (b) cancel a Stock Appreciation Right when the exercise price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Incentive Award (other than in connection with Substitute Awards), or (c) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the national securities exchange on which Shares are listed.

(ii)
Upon the exercise of a Stock Appreciation Right, the Committee shall determine in its sole discretion whether payment shall be made in cash, in whole Shares or other property, or any combination thereof.

(iii)	Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

(iv)
Any Tandem Stock Appreciation Right may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the Option Price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies.

(v)	Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.

(vi)	The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(vii)
The Committee may impose such other conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right as it shall deem appropriate, including providing that the exercise price of a Tandem Stock Appreciation Right may be less than the Fair Market Value on the date of grant if the Tandem Stock Appreciation Right is added to an Option following the date of the grant of the Option. Notwithstanding the foregoing provisions of this Section 2.4(b), but subject to Section 7.5, a Freestanding Stock Appreciation Right shall generally have the same terms and conditions as Options, including (i) an exercise price not less than Fair Market Value on the date of grant and (ii) a term not greater than 10 years (including an extension of term as provided in Section 2.3 and automatic exercise of an otherwise expiring Incentive Award provided in Section 2.3). In addition to the foregoing, but subject to Section 7.5, the base amount of any Stock Appreciation Right shall not be reduced after the date of grant.

(viii)
The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Incentive Award (other than an Option) as the Committee shall determine in its sole discretion.

(ix)
The terms and conditions of this Section 2.4(b) shall be applied to a Tandem Stock Appreciation Right identified in clause (ii) of Section 2.4(a), and, for such purpose, references to Options in this Section 2.4(b) shall be replaced with the relevant Incentive Award related to such Tandem Stock Appreciation Right.

SECTION 3 - RESTRICTED STOCK

3.1.	Grant of Restricted Stock

(a)
General Provisions. With respect to a Grantee who is an Employee or Outside Director, Shares of Restricted Stock may be awarded by the Committee with such restrictions during the Restriction Period as the Committee shall designate in its discretion. Any such restrictions may differ with respect to a particular Grantee. Restricted Stock shall be awarded for no additional consideration or such additional consideration as the Committee may determine, which consideration may be less than, equal to or more than the Fair Market Value of the shares of Restricted Stock on the grant date. Any Restricted Stock Award may, at the time of grant, be designated by the Committee in its discretion as a Performance-Based Award that is intended to qualify for the Performance-Based Exception.

(b)
Immediate Transfer Without Immediate Delivery of Restricted Stock. Unless otherwise specified in the Grantee’s Incentive Agreement, each Restricted Stock Award shall constitute an immediate transfer of the record and beneficial ownership of the Shares of Restricted Stock to the Grantee in consideration of the performance of services as an Employee or Outside Director, as applicable, entitling such Grantee to all voting and other ownership rights in such Shares.

As specified in the Incentive Agreement, a Restricted Stock Award may limit the Grantee’s dividend rights during the Restriction Period. In the Incentive Agreement, the Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of a Restricted Stock Award granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.
Shares awarded pursuant to a grant of Restricted Stock, whether or not under a Performance-Based Award, may be reflected in such manner as determined by the Committee until such time as the restrictions on transfer have expired.
3.2.    Restrictions

(a)
Forfeiture of Restricted Stock. Restricted Stock awarded to a Grantee shall be subject to such restrictions that the Committee determines are appropriate, including, without limitation, provisions subjecting the Restricted Stock to continuing restrictions in the hands of any transferee.

(b)
Issuance of Certificates. Reasonably promptly after the date of grant with respect to Shares of Restricted Stock, the Company may cause to be issued a stock certificate or other book-entry evidence of ownership, registered in the name of the Grantee to whom such Shares of Restricted Stock were granted, evidencing such Shares; provided, however, that the Company shall not cause to be issued such a stock certificate unless it has received a stock power duly endorsed in blank by the Grantee with respect to such Shares. Any such stock certificate shall bear the following legend or any other legend approved by the Company:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the Parker Drilling Company 2010 Long-Term Incentive Plan (As Amended and Restated) and an Incentive Agreement entered into between the registered owner of such shares and Parker Drilling Company. A copy of this Plan and Incentive Agreement are on file in the main corporate office of Parker Drilling Company.
Such legend shall not be removed from the certificate evidencing such Shares of Restricted Stock unless and until such Shares vest pursuant to the terms of the Incentive Agreement.

(c)
Removal of Restrictions. The Committee, in its discretion, shall have the authority to remove any or all of the restrictions on the Restricted Stock if it determines that such action is necessary or appropriate.

3.3.	Delivery of Shares of Common Stock
Subject to withholding taxes under Section 8.3 and to the terms of the Incentive Agreement, evidence of ownership of the Shares of Restricted Stock with respect to which the restrictions in the Incentive Agreement have been satisfied shall be delivered to the Grantee or other appropriate recipient free of restrictions.

SECTION 4 - OTHER STOCK-BASED AWARDS

4.1.	Grant of Other Stock-Based Awards
Other Stock-Based Awards may be awarded by the Committee to selected Grantees that are payable in Shares or in cash, as determined in the discretion of the Committee. Types of Other Stock-Based Awards that are payable in Shares include, without limitation, purchase rights, Shares of Common Stock awarded that are not subject to any restrictions or conditions, Shares of Common Stock awarded subject to the satisfaction of specified Performance Criteria (“Performance Shares”), Incentive Awards valued by reference to the performance of a specified Subsidiary, division or department of the Company, and Shares issued in settlement or cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company (or any Subsidiary).
In addition to Other Stock-Based Awards that are payable in Shares, the Committee may award to a Grantee either Phantom Shares that are payable in cash or Restricted Stock Units that are payable in Shares of Common Stock. A “Phantom Share” is one unit granted to a Grantee which entitles him to receive a cash payment equal to the Fair Market Value of one Share of Common Stock on the vesting date specified in the Incentive Agreement. A “Restricted Stock Unit” is one unit granted to a Grantee which entitles him to receive a Share of Common Stock on the vesting date specified in the Incentive Agreement.

4.2.	Other Stock-Based Award Terms

(a)
Purchase Price. The amount of consideration required to be received by the Company shall be either: (i) no consideration other than services actually rendered (in the case of authorized and unissued shares) or to be rendered; or (ii) as otherwise specified in the Incentive Agreement.

(b)
Performance Criteria. In its discretion, the Committee may specify Performance Criteria for: (i) vesting in Other Stock- Based Awards; and (ii) payment thereof to the Grantee. The extent to which any such Performance Criteria have been met shall be determined and certified by the Committee.

SECTION 5 - PERFORMANCE-BASED AND OTHER CASH AWARDS

5.1.	Performance-Based Cash Awards

(a)	Grant. With respect to a Grantee who is an Employee or Outside Director, Performance-Based Cash Awards may be granted in the discretion of the Committee.

(b)
Settlement. Upon vesting of a Performance-Based Cash Award in accordance with its terms, the Grantee shall be entitled to receive a cash payment subject to certification by the Committee, in writing, of the extent to which the performance goals and any other material terms have been satisfied. If the Grantee’s Employment is terminated for any reason prior to full vesting in any part of a Performance-Based Cash Award, any non-vested portion at the time of such termination shall automatically expire and no further vesting shall occur after the termination date, subject to partial vesting as may be permitted by this Plan or an Incentive Agreement.

5.2.	Other Cash Awards

(a)
Grant. Other Cash Awards may be awarded, in the discretion of the Committee, to a Grantee as a special recognition Incentive Award for exemplary performance, as a supplement to other grants, or for such reasons as the Committee may determine.

(b)
Settlement. Upon vesting of an Other Cash Award in accordance with its terms, the Grantee shall be entitled to receive a cash payment subject to such terms as the Committee may determine, if any. Unless otherwise provided in the Incentive Agreement, if the Grantee’s Employment is terminated for any reason prior to full vesting in any part of an Other Cash Award, any non-vested portion at the time of such termination shall automatically expire and no further vesting shall occur after the termination date, subject to partial vesting as may be permitted by this Plan or an Incentive Agreement.

SECTION 6 - PERFORMANCE-BASED AWARDS AND PERFORMANCE CRITERIA

6.1.	Performance Criteria
As determined by the Committee at the time of grant, Performance-Based Awards which are intended to qualify for the Performance- Based Exception may be granted subject to performance objectives relating to one or more of the following (the “Performance Criteria”):

(a)	profits (including, but not limited to, profit growth, net operating profit or economic profit);

(b)	profit-related return ratios;

(c)	return measures (including, but not limited to, return on assets, capital, equity, investment or sales);

(d)	cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments);

(e)	earnings (including but not limited to, total stockholder return, earnings per share or earnings before or after taxes);

(f)	net sales growth;

(g)	net earnings or income (before or after taxes, interest, depreciation and/or amortization);

(h)	gross, operating or net profit margins;

(i)	productivity ratios;

(j)	share price (including, but not limited to, growth measures and total stockholder return);

(k)	turnover of assets, capital, or inventory;

(l)	expense targets;

(m)	margins;

(n)	measures of health, safety or environment;

(o)	operating efficiency;

(p)	customer service or satisfaction;

(q)	market share;

(r)	credit quality; and

(s)	working capital targets.
Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a Performance Period. The Committee shall establish one or more Performance Criteria for each Incentive Award that is intended to qualify for the Performance-Based Exception on its grant date. Satisfaction of the Performance Criteria during the Performance Period shall be required for the vesting of the applicable Performance Based Award to occur, as specified in the Incentive Agreement. In no event shall the Committee modify any Performance Criteria for outstanding Incentive Awards.

6.2.	Inclusion or Exclusion of Specified Events
In establishing the Performance Criteria for Incentive Awards, the Committee may provide that the effect of specified extraordinary or unusual events will be included or excluded (including, but not limited to, items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of business or related to a change in accounting principle, all as determined in accordance with authoritative financial accounting standards. The terms of the stated Performance Criteria for each applicable Incentive Award, must preclude the Committee’s discretion to increase the amount payable to any Grantee that would otherwise be due upon attainment of the Performance Criteria, but may permit the Committee to reduce the amount otherwise payable to the Grantee in the

Committee’s discretion. The Performance Criteria specified in any Incentive Agreement need not be applicable to all Incentive Awards, and may be particular to an individual Grantee’s function or business unit. The Committee may establish the Performance Criteria as determined and designated by the Committee, in its discretion, in the Incentive Agreement.

6.3.	Grant
Performance-Based Awards will be granted in the discretion of the Committee and will be: (a) sufficiently objective so that an independent person or entity having knowledge of the relevant facts could determine the amount payable to Grantee, if applicable, and whether the pre-determined goals have been achieved with respect to the Incentive Award; (b) established in writing prior to the earlier of (i) 90 days after the commencement of the Performance Period to which they apply and (ii) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain; and (c) based on Performance Criteria as provided in this Section 6.
SECTION 7 - PLAN PARTICIPATION

7.1.	Incentive Agreement
Each Grantee to whom an Incentive Award is granted shall be required to enter into an Incentive Agreement with the Company, in such a form as is provided by the Committee. The Incentive Agreement shall contain specific terms as determined by the Committee, in its discretion, with respect to the Grantee’s particular Incentive Award. Such terms need not be uniform among all Grantees or any similarly situated Grantees. The Incentive Agreement may include, without limitation, vesting, forfeiture and other provisions particular to the particular Grantee’s Incentive Award, as well as, for example, provisions to the effect that the Grantee: (i) shall not disclose any confidential information acquired during Employment with the Company; (ii) shall abide by all the terms and conditions of this Plan and such other terms and conditions as may be imposed by the Committee; (iii) shall not interfere with the employment or other service of any Employee; (iv) shall not compete with the Company or its Subsidiaries or become involved in a conflict of interest with the interests of the Company or its Subsidiaries; (v) shall forfeit an Incentive Award if terminated for Cause; (vi) shall not be permitted to make an election under Code Section 83(b) when applicable; and (vii) shall be subject to any other agreement between the Grantee and the Company regarding Shares that may be acquired under an Incentive Award including, without limitation, an agreement restricting the transferability of shares acquired or providing for the recoupment of shares or the cash equivalent thereof. An Incentive Agreement shall include such terms and conditions as are determined by the Committee, in its discretion, to be appropriate with respect to any individual Grantee.

7.2.	No Right to Employment
Nothing in this Plan or any instrument executed pursuant to this Plan shall create any Employment rights (including without limitation, rights to continued Employment) in any Grantee or affect the right of the Company or any Subsidiary to terminate the Employment of any Grantee at any time.

7.3.	Transferability
Except as provided below, and except as otherwise authorized by the Committee in an Incentive Agreement, no Incentive Award and no Shares subject to Incentive Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and such Incentive Award may be exercised during the life of the Grantee only by the Grantee or the Grantee’s guardian or legal representative. Notwithstanding the foregoing, a Grantee may assign or transfer an Incentive Award (i) for charitable donations, (ii) to the Grantee’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), (iii) to a trust for the benefit of one or more of the Grantee or the persons referred to in clause (ii), or (iv) to any other person with the consent of the Committee (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the

Incentive Agreement relating to the transferred Incentive Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Permitted Assignee shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

7.4.	Rights as a Stockholder

(a)
No Stockholder Rights. Except as otherwise provided in Section 3.1(b) for grants of Restricted Stock, a Grantee of an Incentive Award (or a permitted transferee of such Grantee) shall have no rights as a stockholder with respect to any Shares of Common Stock until the issuance of a stock certificate or other evidence of ownership for such Shares.

(b)
Representation of Ownership. In the case of the exercise of an Incentive Award by a person or estate acquiring the right to exercise such Incentive Award by reason of the death or incapacity of a Grantee, the Committee may require reasonable evidence as to the ownership of such Incentive Award or the authority of such person. The Committee may also require such consents and releases of taxing authorities as it deems advisable.

7.5.	Adjustments

(a)
Effect on Corporate Transactions. The existence of outstanding Incentive Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)
Stock Splits, Dividends. In the event of any subdivision or consolidation of outstanding Shares, declaration of a dividend payable in Shares or other stock split, then (i) the number of Shares available for issuance under this Plan, (ii) the number of Shares available under this Plan for Incentive Stock Options and Stock Awards, (iii) the number of Shares covered by outstanding Incentive Awards in the form of Common Stock or units denominated in Common Stock, (iv) the Option Price or other price in respect of such Incentive Awards, (v) the Stock Based Award Limitations, and (vi) the appropriate Fair Market Value and other price determinations for such Incentive Awards shall each be proportionately adjusted by the Committee to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (1) the number of Shares covered by Incentive Awards in the form of Common Stock or units denominated in Common Stock, (2) the Option Price or other price in respect of such Incentive Awards, (3) the appropriate Fair Market Value and other price determinations for such Incentive Awards, (4) the number of Shares available under this Plan for Incentive Stock Options and Stock Awards, and (5) the Stock Based Award Limitations to give effect to such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Incentive Awards and preserve, without exceeding, the value of such Incentive Awards.

(c)
Mergers, Reorganizations, Liquidations. In connection with a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Incentive Awards or other provisions for the disposition of Incentive Awards as it deems equitable, and shall be authorized, in its discretion, to (i) provide for the substitution of a new Incentive Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Incentive Award or the assumption of the Incentive Award (and for Incentive Awards not granted under this Plan), regardless of whether in a transaction to which Code Section 424(a) applies, (ii) provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Incentive Award and, if the transaction is a cash merger, provide for the termination of any portion of the Incentive Award that remains unexercised at the time of such transaction, (iii) provide for the acceleration of the vesting and exercisability of an Incentive Award and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof, (iv) cancel any Incentive Awards and direct the Company to deliver to the individuals who are the holders of such Incentive Awards cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Incentive Awards as of the date of such event, which, in the case of any Option, shall be the amount equal to the excess of the Fair Market Value of a Share as of such date over the per-Share Option Price for such Option (for the avoidance of doubt, if such Option Price is less than such Fair Market Value, the Option may be canceled for no consideration), or (v) cancel Incentive Awards that are Options and give the individuals who are the holders of such Incentive Awards notice and opportunity to exercise prior to such cancellation.

(d)
Compliance with Code Section 409A. No adjustment authorized by this Section 7.5 shall be made in such manner that would result in this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Code Section 409A, and any such adjustment that may reasonably be expected to result in such failure shall be of no force or effect.

SECTION 8 - GENERAL

8.1.	Conflicts with Plan
In the event of any inconsistency or conflict between the terms of the Plan and an Incentive Agreement, the terms of the Plan shall govern.

8.2.	Unfunded Plan
No provision of this Plan shall require the Company, for the purpose of satisfying any obligations under this Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made, or otherwise to segregate any assets. In addition, the Company shall not be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for purposes of this Plan. Although bookkeeping accounts may be established with respect to Grantees who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto. This Plan shall not be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto. Any liability or obligation of the Company to any Grantee with respect to an Incentive Award shall be based solely upon any contractual obligations that may be created by this Plan and any Incentive Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

8.3.	Withholding Taxes
The Company shall have the right to make all payments or distributions pursuant to the Plan to a Grantee (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (i) the grant of any Incentive Award, (ii) the exercise of an Option or Stock Appreciation Right, (iii) the delivery of Shares or cash, (iv) the lapse of any restrictions in connection with any Incentive Award or (v) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Grantees to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Grantee’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Incentive Award.

8.4.	Deferrals; Dividend Equivalents
The Committee shall be authorized to establish procedures pursuant to which the payment of any Incentive Award may be deferred. Subject to the provisions of the Plan and any Incentive Agreement, the recipient of an Incentive Award (including any deferred Incentive Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Incentive Award, as determined by the Committee, in its sole discretion. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such as amounts and Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Incentive Award. Dividend Equivalents attributable to Performance-Based Awards shall not be paid out before the underlying Performance-Based Award has been earned.

8.5.	No Guarantee of Tax Consequences
Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

8.6.	Securities Requirements
No Shares will be issued or transferred pursuant to an Incentive Award unless and until all then-applicable requirements imposed by applicable securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock market or exchange upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Incentive Award, the Company may require the Grantee to take any reasonable action to meet such requirements. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares pursuant to an Incentive Award to comply with any law or regulation described in the second preceding sentence.

8.7.	Designation of Beneficiary by Grantee
Each Grantee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Company’s Human Resources Department, with a copy to the Committee, during the Grantee’s lifetime, and received and accepted by the Human Resources Department. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the legal representative of the Grantee’s estate.

8.8.	Amendment and Termination
The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend or modify an Incentive Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by applicable law, except that: (i) no amendment or alteration that would adversely affect the rights of any Grantee in any material way under any Incentive Award previously granted to such Grantee shall be made without the consent of such Grantee; and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Common Stock is listed, including any amendment that expands the types of Incentive Awards available under this Plan, materially increases the number of Shares available for Incentive Awards under this Plan, materially expands the classes of persons eligible for Incentive Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Option Price of Options, or deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs. Notwithstanding any provision in this Plan to the contrary, this Plan shall not be amended or terminated in such manner that would cause this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Code Section 409A, and any such amendment or termination that may reasonably be expected to result in such failure shall be of no force or effect.

8.9.	Successors to Company
All obligations of the Company under this Plan with respect to Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

8.10.	Miscellaneous

(a)
No Employee or Outside Director, or other person shall have any claim or right to be granted an Incentive Award under this Plan. Neither this Plan, nor any action taken hereunder, shall be construed as giving any Employee or Outside Director any right to be retained in the Employment or other service of the Company or any Subsidiary.

(b)	The expenses of this Plan shall be borne by the Company.

(c)	By accepting any Incentive Award, each Grantee and each person claiming by or through him shall be deemed to have indicated his acceptance of this Plan.

8.11.	Severability
In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.

8.12.	Gender, Tense and Headings
Whenever the context so requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the interpretation or construction of this Plan.

8.13.	Governing Law
This Plan shall be interpreted, construed and constructed in accordance with the laws of the State of Texas without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

8.14.	Effective Date of Amended and Restated Plan; Expiration of Plan
The amended and restated Plan shall be effective on the date of the approval of the amended and restated Plan by the holders of the Common Stock entitled to vote at a duly constituted meeting of the stockholders of the Company (the “Restatement Date”). The amended and restated Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event the Plan as in effect immediately prior to the Restatement Date will continue to operate in accordance with its terms.

8.15.	Code Section 409A

(a)
Incentive Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Incentive Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Incentive Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Incentive Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Grantee’s rights to an Incentive Award.

(b)
Unless the Committee provides otherwise in an Incentive Agreement, each Incentive Award other than Options, SARs and Restricted Stock (or portion thereof if the Incentive Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Incentive Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee determines that an Incentive Award other than Options, SARs and Restricted Stock is intended to be subject to Code Section 409A, the applicable Incentive Agreement shall include terms that are designed to satisfy the requirements of Code Section 409A.

(c)
If the Grantee is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Grantee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Incentive Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Grantee’s separation from service, (ii) the date of the Grantee’s death, or (iii) such earlier date as complies with the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed in its name and on its behalf by its duly authorized officer, to be effective as of the Restatement Date.

PARKER DRILLING COMPANY

By:
Name:
Title:

PARKER DRILLING

ANNUAL MEETING OF PARKER DRILLING COMPANY

Date: May 10, 2016
Time: 9:00 A.M. (CDT)
Place: DoubleTree by Hilton Hotel Houston – Greenway Plaza, 6 E. Greenway Plaza, Houston, Texas 77046

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote **FOR** proposals 1, 2, 3 and 4.

		For	Withhold		Directors Recommend
1.	Election of Class II Directors				
	01 Jonathan M. Clarkson	☐	☐		For
	02 Peter T. Fontana	☐	☐		For
	03 Gary R. King	☐	☐		For
		FOR	**AGAINST**	**ABSTAIN**	
2.	To consider and act upon a proposal to approve the Parker Drilling Company 2010 Long-Term Incentive Plan (as amended and restated as of May 10, 2016).	☐	☐	☐	For
3.	To approve, by non-binding Vote, executive compensation.	☐	☐	☐	For
4.	Ratify the appointment of KPMG LLP as independent registered public accounting firm for 2016.	☐	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

____________________ ____________________
Please Sign Here Please Date Above

____________________ ____________________
Please Sign Here Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PARKER DRILLING

Annual Meeting of Parker Drilling Company to be held on Tuesday, May 10, 2016 for Holders as of March 14, 2016

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET
Go To
www.proxypush.com/PKD
Cast your vote online
View Meeting Documents

OR

TELEPHONE
Call
855-686-4803
Use touch-tone telephone
Have your Proxy Card/Voting Instruction Form Ready
Follow the simple recorded instructions.

OR

MAIL
Mark, sign and date your Proxy Card/Voting Instruction Form.
Detach your Proxy Card/Voting Instruction Form.
Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Gary G. Rich and Jon-Al Duplantier, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Parker Drilling Company which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4.

If you plan to attend the Annual Meeting of Stockholders, please bring this portion of the card with you to the meeting as it will serve as your admission ticket to the meeting. If you will not attend the Annual Meeting of Stockholders in person —

All votes must be received by 5:00 P.M., Eastern Time, May 9, 2016.

All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, May 6, 2016.

PROXY TABULATOR FOR
PARKER DRILLING COMPANY
P.O. BOX 8016
CARY, NC 27512-9903

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